Exhibit 10.1

EXECUTION COPY

PRIMING SUPERPRIORITY DEBTOR-IN-POSSESSION

CREDIT AGREEMENT

dated as of February 10, 2009

among

ASA OPCO HOLDINGS, LLC,

ASA ALBION, LLC,

ASA BLOOMINGBURG, LLC, and

ASA LINDEN, LLC,

as Borrowers, Debtors and Debtors-in-Possession

under Chapter 11 of the Bankruptcy Code

ASA OPCO HOLDINGS, LLC,

as Borrowers’ Agent,

VERASUN ENERGY CORPORATION,

as Pledgor, Debtor and Debtor-in-Possession

under Chapter 11 of the Bankruptcy Code

THE LENDERS REFERRED TO HEREIN,

WESTLB AG, NEW YORK BRANCH,

as Administrative Agent for the Lenders,

FIRST NATIONAL BANK OF OMAHA,

as Collateral Agent for the Secured Parties,

WESTLB AG, NEW YORK BRANCH,

as Issuing Bank with respect to the Letters of Credit,

and

WESTLB AG, NEW YORK BRANCH,

as Lead Arranger and Sole Lead Bookrunner

i

SCHEDULES

Schedule 1.01(a)	Lenders, Loan Commitments and Offices
Schedule 6.03	Governmental Approvals
Schedule 6.18	No Defaults
Schedule 6.24	Separateness Provisions
Schedule 6.24(b)	Conduct of Business
Schedule 9.01(h)	Insurance
Schedule 9.02(b)	Permitted Liens
Schedule 9.02(b)(xiv)	Security Deposits
Schedule 12.12	Notice Information

EXHIBITS

Exhibit A	Form of Borrowing Notice
Exhibit B	Form of Note
Exhibit C	Form of Interest Period Notice
Exhibit D	Original Budget
Exhibit E	Form of Lender Assignment Agreement
Exhibit F	Form of Issuance Request
Exhibit G	Interim Order
Exhibit H	Lender Statement - Section 881(c)(3)(A) of the Code

v

This PRIMING SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”), dated as of February 10, 2009, is by and among ASA OPCO HOLDINGS, LLC, a Delaware limited liability company (“ASA Holdings”), ASA ALBION, LLC, a Delaware limited liability company (“Albion”), ASA BLOOMINGBURG, LLC, a Delaware limited liability company (“Bloomingburg”), and ASA LINDEN, LLC, a Delaware limited liability company (“Linden” and, together with ASA Holdings, Albion and Bloomingburg, the “Borrowers”), ASA Holdings, as Borrowers’ Agent, VERASUN ENERGY CORPORATION, a corporation organized and existing under the laws of the State of South Dakota (“VeraSun”), each of the lenders from time to time party hereto, WESTLB AG, NEW YORK BRANCH, as administrative agent for the Lenders, FIRST NATIONAL BANK OF OMAHA, as collateral agent for the Secured Parties, WESTLB AG, NEW YORK BRANCH, as issuing bank with respect to the Letters of Credit (the “Issuing Bank”), and WESTLB AG, NEW YORK BRANCH, as lead arranger, and sole lead bookrunner.

RECITALS

WHEREAS, pursuant to that certain Credit Agreement, dated as of February 6, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Prepetition Credit Agreement”), among the Borrowers, the Borrowers’ Agent, the lenders party thereto (the “Prepetition Lenders”), WestLB AG, New York Branch, as administrative agent, First National Bank of Omaha as collateral agent and as the accounts bank, WestLB AG, New York Branch, as co-syndication agent, lead arranger, and sole lead bookrunner, First National Bank of Omaha and Standard Chartered Bank, as co-syndication agents and lead arrangers and CIT Capital USA INC. and ING Capital LLC, as co-documentation agents and lead arrangers, the Prepetition Lenders extended credit to the Borrowers, consisting of construction and term loans in the maximum aggregate principal amount of $275,000,000, to finance the ownership, development, engineering, construction, testing and operation of three (3) one hundred million gallons-per-year fuel grade ethanol production facilities located in or near Albion, Nebraska, Bloomingburg, Ohio and Linden, Indiana, to fund certain reserves and to pay certain associated fees and expenses.

WHEREAS, on October 31, 2008 (the “Petition Date”), the Borrowers and VeraSun filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and commenced cases jointly administered under Case No. 08-12606 (BLS) and have continued in the possession of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrowers and VeraSun continue to operate their business and manage their properties under sections 1107 and 1108 of the Bankruptcy Code.

WHEREAS, the Administrative Agent, the Lenders and the Borrowers negotiated the key terms of revolving credit and letter of credit debtor-in-possession facilities (the “DIP Credit Facilities”) for an aggregate principal amount not to exceed $20,000,000, which terms were memorialized in a term sheet (the “DIP Financing Term Sheet”), a copy of which is attached as Exhibit “A” to the Interim Order (as defined below), pursuant to which, among other things, the Borrowers and VeraSun provided security for the repayment and/or reimbursement of the DIP Credit Facilities and the payment of the other obligations of the Borrowers in respect of the DIP Credit Facilities;

WHEREAS, on December 4, 2008, the Bankruptcy Court entered an order under docket number 296, as amended by a further order entered by the Bankruptcy Court on January 20, 2009, a copy of which is attached as Exhibit G (the “Interim Order”), which, among other things, (a) approved the DIP Financing Term Sheet, (b) approved, on an interim basis, the DIP Credit Facilities and authorized extensions of credit thereunder up to an aggregate amount not to exceed $10,000,000 and (c) set a hearing to consider final approval of the DIP Credit Facilities, including the Financing Documents evidencing the same;

WHEREAS, the Borrowers have requested that the Agents, the Lenders and the Issuing Bank enter into this Agreement and the other Financing Documents to further memorialize the DIP Credit Facilities;

WHEREAS, to provide security for the repayment of the Loans, and the payment of the other Obligations of the Borrowers hereunder and under the other Financing Documents, the Borrowers and VeraSun will provide and grant to the Collateral Agent, for the benefit of the Secured Parties, certain security interests, liens and superpriority administrative expense claims pursuant to Bankruptcy Code sections 364(c) and 364(d), as more fully described herein; and

WHEREAS, to provide security for the repayment of all Non-Obligor Reimbursement Obligations that may arise from the Borrowers’ use of proceeds of the Loans in connection with one or more Non-Obligor Transfers, the Borrowers and each of their estates will receive, for the benefit of the Collateral Agent for the benefit of the Secured Parties, certain security interests, liens and superpriority administrative expense claims pursuant to Bankruptcy Code section 364(c), as more fully described herein;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01 Defined Terms. The following terms when used in this Agreement including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings:

“Accounts” means all “accounts” as that term is defined in Section 9-102 of the UCC, now or hereafter owned by any Borrower.

“Additional Material Project Document” means each contract, agreement, letter agreement or other instrument to which any Borrower becomes a party after the date hereof, other than (a) any document (i) under which any Borrower (or the Borrowers on an aggregate basis) would not reasonably be expected to have obligations or liabilities, or be entitled to receive revenues, in the aggregate in excess of five million Dollars ($5,000,000) in value in any twelve (12) month period and (ii) a termination of which would not reasonably be expected to have a Material Adverse Effect, or (b) any agreement for the sale of all or substantially all assets of the Borrowers (including any “stalking horse” agreement) entered into in connection with the sale process set forth in Section 9.01(w) (Sale of Substantially All Assets); provided that for the purposes of this definition, any series of related transactions (other than transactions, including hedging transactions, relating to the sale of Products or the purchase of corn and natural gas) shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Additional Project Document” means each contract, agreement, letter agreement or other instrument to which any Borrower becomes a party after the date hereof, other than (a) an Additional Material Project Document, (b) any document under which any Borrower (or the Borrowers on an aggregate basis) would not reasonably be expected to have obligations or liabilities, or be entitled to receive revenues, in the aggregate in excess of two million Dollars ($2,000,000) in value in any twelve (12) month period, or (c) any agreement for the sale of all or substantially all assets of the Borrowers (including any “stalking horse” agreement) entered into in connection with the sale process set forth in Section 9.01(w) (Sale of Substantially All Assets); provided that for the purposes of this definition, any series of related transactions (other than transactions, including hedging transactions, relating to the sale of Products or the purchase of corn and natural gas) shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Administrative Agent” means WestLB, in its capacity as administrative agent for the Lenders hereunder, and includes each other Person that may, from time to time, be appointed as successor Administrative Agent pursuant to Section 11.06 (Resignation or Removal of Agent).

“Affiliate” of any Person means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person (a) possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise or (b) owns at least ten percent (10%) of the Equity Interests in such Person.

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Commitment” means twenty million Dollars ($20,000,000), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Agreement” has the meaning set forth in the Preamble.

“Agreements for Water Services” means the Bloomingburg Agreement for Water Services and the Linden Agreement for Water Services.

“Albion” has the meaning set forth in the Preamble.

“Albion Corn Futures Advisory Agreement” means the Futures Advisory Agreement, dated as of February 6, 2006, between Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Direct, and Albion.

“Albion Corn Supply Agreement” means the Corn Supply Agreement, dated as of February 6, 2006, between Cargill and Albion.

“Albion Deed of Trust” means that certain Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits, dated and effective as of February 6, 2006, by Albion as trustor, to First American Title Insurance Company as Trustee, for the benefit of First National Bank of Omaha as collateral agent, as beneficiary, as filed on April 11, 2006, in Book 191 of Mortgages, Page 36, Official Records, Boone County, Nebraska, as amended by that certain Amendment to Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Leases, Rents and Security Deposits, dated as of July 11, 2007, by Albion as trustor, to First American Title Insurance Company as trustee, for the benefit of First National Bank of Omaha as collateral agent, as beneficiary, as filed on July 27, 2007 in Book 197 of Mortgages, Page 110, Official Records, Boone County, Nebraska.

“Albion Design Build Contract” means the Lump-Sum Design Build Agreement, dated as of February 6, 2006, between the Design Builder and Albion for construction of the Albion Plant (excluding the Leased Premises), as clarified pursuant to the Design Basis Letter Agreement.

“Albion Distillers Grains Marketing Agreement” means the Distillers Grains Marketing Agreement, dated as of February 6, 2006, between Cargill and Albion.

“Albion Electric Facilities Agreement” means the Energy Equipment Lease Agreement, dated June 1, 2006, between Albion and Cornhusker Public Power District.

“Albion Electric Services Agreement” means the Application and Agreement for Electric Service, dated June 1, 2006, between Albion and Cornhusker Public Power District of Columbus, Nebraska.

“Albion Ethanol Marketing Agreement” means the Ethanol Marketing Agreement, dated June 1, 2006, between Cargill, acting through its Sweeteners North America business unit, and Albion.

“Albion Gas Risk Management Agreement” means the Gas Risk Management Agreement, dated June 1, 2006, among Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Energy Services, Albion and Cargill.

“Albion Gas Supply Agreement” means the Base Contract for Sale and Purchase of Natural Gas, dated June 1, 2006, between Cargill and Albion, as supplemented by the Cargill, Incorporated Special Provisions NAESB, of the same date between the same parties.

“Albion Gas Transportation Agreement” means the Transportation Service Agreement, dated June 2, 2006, between Kinder Morgan, Inc. and Albion.

“Albion Grain Facility Lease” means the Lease Agreement, dated as of February 6, 2006, between Cargill and Albion.

“Albion ICM License” means the License Agreement, dated as of February 6, 2006, between ICM and Albion.

“Albion LLC Agreement” means the Limited Liability Company Agreement of ASA Albion, LLC, dated as of February 6, 2006, executed by ASA Holdings and the Independent Member of Albion.

“Albion Master Agreement” means the Master Agreement, dated as of February 6 2006, among Cargill, Cargill Commodity Services Inc., a Delaware corporation, ASA Holdings and Albion.

“Albion Plant” means the dry grind ethanol production facility located near Albion, Nebraska, with a nameplate capacity of 100 million gallons-per-year, including the Site on which such facility is located, and all buildings, structures, improvements, easements and other property related thereto.

“Albion Rail Use Agreements” means, collectively, (i) the rail use agreement, dated May 14, 2007, between Albion and Cargill and (ii) the rail use agreement, dated October 22, 2007, between Albion and Union Pacific Railroad Company.

“Albion Railroad Easement Agreement” means the Railroad Easement Agreement, dated as of February 6 2006, between Albion and Cargill.

“Albion Redevelopment Contract” means the First Amended and Restated Redevelopment Contract, dated as of July 17, 2007 between the City of Albion, Nebraska and Albion.

“Albion Series 2007 Note” means the Taxable Tax Increment Revenue Note (ASA Albion, LLC Project), Series 2007, issued by the City of Albion, Nebraska, in the original aggregate principal amount of $5,000,000, and transferred to Albion.

“Albion Tax Proceeds” means, collectively, (i) the proceeds of the TIF Promissory Note of Albion, dated August 17, 2007, held in the TIF Project Fund and the TIF Note Fund (as both such Funds are defined in the Pledge Agreement between ASA Albion and Dougherty Funding, LLC, dated August 17, 2007); (ii) the Albion Series 2007 Note; (iii) the rights and interests of Albion in the Albion Redevelopment Contract; (iv) the TIF Revenues (as defined in the Albion Redevelopment Contract) and the Tax Incremental Revenues (as defined in the ordinance referenced in clause (B) of this paragraph (iv)) derived from (A) the Albion Redevelopment Contract, (B) an ordinance adopted by the Council of the City of Albion, Nebraska on July 17, 2007, and (C) the Albion Series 2007 Note; (v) all payments in lieu of taxes and liquidated damages paid to Albion by the City of Albion, Nebraska pursuant to the Albion Redevelopment Contract or the Albion Series 2007 Note; and (vi) all replacements, substitutions, repairs and proceeds relating to the items set forth in clauses (i) through (v) immediately above, and all documents, ledger sheets, and files of Albion relating to the above.

“Albion Wastewater Discharge Easement” means the easement granted to Albion for wastewater discharge.

“Applicable Margin” means a rate per annum of (a) in the case of Eurodollar Loans, ten percent (10%) and (b) in the case of Base Rate Loans, ten percent (10%).

“Approved Funds” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“ASA Biofuels” means ASAlliances Biofuels, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

“ASA Holdings” has the meaning set forth in the Preamble.

“ASA Holdings LLC Agreement” means the Limited Liability Company Agreement of ASA OpCo Holdings, LLC, dated as of February 6, 2006, between VeraSun (as successor to ASA Biofuels) and the Independent Member of ASA Holdings.

“ASA Holdings-Pledged Equity Interests” has the meaning given in Section 5.01(d) (Granting Clause for Borrower Collateral).

“Assigned Agreements” has the meaning given in Section 5.01(e) (Granting Clause for Borrower Collateral).

“Auditors” means those nationally recognized independent auditors selected by the Borrowers and approved by the Required Lenders; provided, that the approval of the Required Lenders shall not be required if any such auditors are PricewaterhouseCoopers LLP, Deloitte & Touche USA LLP, Ernst & Young LLP or KPMG LLP or McGladrey & Pullen, LLP.

“Authorized Officer” means any chief executive officer, chief accounting officer, senior vice president or chief restructuring officer of such Person, or such other representative of such Person that is approved by the Administrative Agent in writing who, in each such case, has been named as an Authorized Officer on a certificate of incumbency of such Person delivered to the Administrative Agent on or after the date hereof.

“Bank Account” means the Project Accounts and Local Accounts (as each such term is defined in the Prepetition Credit Agreement) and each other “securities account” and “deposit account” (as such terms are defined in the UCC) established by any Borrower to hold proceeds of the Loans or other Cash Flow.

“Bankruptcy Code” means Title 11 of the United States Code.

“Bankruptcy Court” has the meaning given in the recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and local rules of the Bankruptcy Court, each as amended, and applicable to the Cases.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (i) four percent (4%), (ii) the Federal Funds Effective Rate plus one-half of one percent (0.50%) and (iii) the rate of interest in effect for such day as publicly announced from time to time by WestLB as its “prime rate.” The “prime rate” is a rate set by WestLB based upon various factors including WestLB’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by WestLB shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate and the provisions of Article II (Commitments and Borrowing).

“Bloomingburg” has the meaning set forth in the Preamble.

“Bloomingburg Agreement for Water Services” means the agreement for water services, dated March 22, 2007, between Bloomingburg and Fayette County, Ohio.

“Bloomingburg Corn Futures Advisory Agreement” the Futures Advisory Agreement, dated as of February 6, 2006, between Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Direct, and Bloomingburg.

“Bloomingburg Corn Supply Agreement” means the Corn Supply Agreement, dated as of February 6, 2006, between Cargill and Bloomingburg.

“Bloomingburg Design Build Contract” means the Lump-Sum Design Build Agreement between the Design Builder and Bloomingburg, dated as of February 6, 2006, for construction of the Bloomingburg Plant (excluding the Leased Premises), as clarified pursuant to the Design Basis Letter Agreement.

“Bloomingburg Distillers Grains Marketing Agreement” means the Distillers Grains Marketing Agreement, dated as of February 6, 2006, between Cargill and Bloomingburg.

“Bloomingburg Electric Facilities Agreement” means the electric facilities agreement, dated June 14, 2006, between Bloomingburg and The Dayton Power and Light Company.

“Bloomingburg Electric Services Agreement” means the electric services agreement, dated June 14, 2006, between Bloomingburg and The Dayton Power and Light Company.

“Bloomingburg Ethanol Marketing Agreement” means the Ethanol Marketing Agreement, dated as of February 6, 2006, between Cargill, acting through its Sweeteners North America business unit, and Bloomingburg.

“Bloomingburg Gas Risk Management Agreement” means the Gas Risk Management Agreement, dated as of February 6, 2006, among Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Energy Services, Bloomingburg and Cargill.

“Bloomingburg Gas Supply Agreement” means the Base Contract for Sale and Purchase of Natural Gas, dated as of February 6, 2006, between Cargill and Bloomingburg, as supplemented by the Cargill, Incorporated Special Provisions NAESB, of the same date between the same parties.

“Bloomingburg Gas Transportation Agreement” means the Transportation Service Agreement, dated August 31, 2006, between Vectren Energy Delivery of Ohio, Inc and Bloomingburg.

“Bloomingburg Grain Facility Lease” means the Lease Agreement, dated as of February 6, 2006, between Cargill and Bloomingburg.

“Bloomingburg ICM License” means the License Agreement, dated as of February 6, 2006, between ICM and Bloomingburg.

“Bloomingburg LLC Agreement” means the Limited Liability Company Agreement of ASA Bloomingburg, LLC, dated as of February 6, 2006, executed by ASA Holdings and the Independent Member of Bloomingburg.

“Bloomingburg Master Agreement” means the Master Agreement, dated as of February 6, 2006, among Cargill, Cargill Commodity Services Inc., a Delaware corporation, ASA Holdings and Bloomingburg.

“Bloomingburg Mortgage” means that certain Open-End Mortgage, Security Agreement, Financing Statement, Fixture Filing, and Assignment of Leases and Rents, dated and effective as of February 6, 2006, by Bloomingburg as mortgagor, to First National Bank of Omaha as collateral agent, as mortgagee, as recorded on April 10, 2006 as Instrument No. 200600001656 OR in Book 155, Pages 2195-2248, in the office of the County Recorder of Fayette County, Ohio.

“Bloomingburg Plant” means the dry grind ethanol production facility located near Bloomingburg, Ohio, with a nameplate capacity of 100 million gallons-per-year, including the Site on which such facility is located, and all buildings, structures, improvements, easements and other property related thereto.

“Bloomingburg Rail Use Agreements” means, collectively, (i) the rail use agreement, dated March 16, 2007, between Bloomingburg and Cargill and (ii) the joint use agreement dated April 1, 2008 among Bloomingburg, Cargill and Indiana & Ohio Railway Company.

“Bloomingburg Railroad Easement Agreement” means the Railroad Easement Agreement, dated as of February 6, 2006, between Bloomingburg and Cargill.

“Borrower Collateral” has the meaning provided in Section 5.01 (Granting Clause for Borrower Collateral).

“Borrower LLC Agreements” means, collectively, the ASA Holdings LLC Agreement, the Albion LLC Agreement, the Bloomingburg LLC Agreement, and the Linden LLC Agreement.

“Borrowers” has the meaning set forth in the Preamble.

“Borrowers’ Agent” means ASA Holdings, in its capacity as agent for the Borrowers in accordance with Section 12.05 (Borrowers’ Agent).

“Borrowing” means the incurrence of each Loan (other than a Loan resulting from a draw on a Letter of Credit) made by the Lenders on a single date.

“Borrowing Date” means, with respect to each Borrowing, the date on which funds are disbursed by the Administrative Agent, on behalf of the Lenders, to the Borrowers in accordance with Section 2.04 (Borrowing of Loans).

“Borrowing Notice” means each request for Borrowing in the form of Exhibit A delivered in accordance with Section 2.03 (Notice of Borrowings).

“Budget” has the meaning given in Section 9.01(j) (Affirmative Covenants - Budget).

“Business Day” means:

(i)	any day that is neither a Saturday or Sunday nor a day on which commercial banks are authorized or required to be closed in New York, New York; and

(ii)	relative to the making, continuing, prepaying or repaying of any Eurodollar Loans, any day on which dealings in Dollars are carried on in the London interbank market.

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to this Agreement or otherwise obtained with respect to any Borrower, any Plant or the Project relating to business interruption or delayed start-up.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Liabilities” of any Person means all monetary obligations of such Person under any leasing or similar arrangement that, in accordance with GAAP, would be classified as capitalized leases on a balance sheet of such Person or otherwise disclosed as such in a note to such balance sheet and, for purposes of the Financing Documents, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cargill” means Cargill Incorporated, a corporation organized and existing under the laws of the State of Delaware.

“Cargill Goods and Services Agreements” means, collectively, the Master Agreements, the Corn Supply Agreements, the Gas Supply Agreements, the Ethanol Marketing Agreements, the Distillers Grains Marketing Agreements, the Gas Risk Management Agreements, and the Corn Futures Advisory Agreements.

“Carve-Out” means (a) all fees required to be paid to the Clerk of the Bankruptcy Court and to the Office of the U.S. Trustee under section 1930 of title 28 of the United States Code, (b) all accrued but unpaid fees and expenses of the Professionals, allocable to the Borrowers under and to the extent set forth in the Budget and incurred prior to the delivery of notice of an Event of Default, (c) an amount not exceeding $1,000,000 in the aggregate, which amount may be used after the occurrence and during the continuation of an Event of Default to pay the allowed fees and expenses of

Professionals, but in each case only for work allocable to the Borrowers and their Cases, and approved by the Bankruptcy Court; provided, however, that the Borrowers shall be permitted to pay compensation and reimbursement of expenses allowed and payable under sections 330 and 331 of the Bankruptcy Code in accordance with the Budget, and the Carve-Out shall not be reduced by the amount of any compensation and reimbursement of expenses paid or incurred in a Budget period (to the extent ultimately allowed by the Bankruptcy Court) prior to the occurrence of an Event of Default in respect of which the Carve-Out is invoked; and provided, further, that nothing herein or in the other Financing Documents shall be construed to impair the ability of any Person to object to any of the fees, expenses, reimbursement or compensation sought by any of the Professionals.

“Cases” means the bankruptcy cases commenced by VeraSun and its Subsidiaries by the filing of voluntary petitions for relief under chapter 11 of the Bankruptcy Code with the Bankruptcy Court on October 31, 2008.

“Cash Equivalents” means:

(i)	direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 90 days or less from the date of acquisition thereof;

(ii)	time deposits, insured certificates of deposit or banker’s acceptances in each case maturing within 90 days or less from the date of acquisition thereof with or of any commercial bank rated “A” (or the then-equivalent rating) or better by Moody’s and S&P;

(iii)	commercial paper issued by any commercial bank rated at least A-1 (or the then-equivalent rating) by S&P or at least P-1 (or the then-equivalent rating) by Moody’s which, in each case, have a maturity not exceeding ninety (90) days from the date of acquisition thereof;

(iv)	any repurchase agreement with any Lender or other commercial bank rated “A” (or the then-equivalent rating) or better by Moody’s and S&P, which agreement is secured by securities of the type described in any other clause of this definition, which securities shall at all times have a market value (exclusive of accrued interest) of not less than one hundred three percent (103%) of the full amount of the repurchase agreement; provided, that such repurchase obligations shall be transferred to and segregated from other obligations owed by Lenders or any such commercial bank; and

(v)	investments in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to securities of the type described in clauses (i)-(iv) of this definition.

“Cash Flow” means, for any period, the sum (without duplication) of the following: (i) all cash paid to the Borrowers during such period in connection with the Ethanol Marketing Agreements, Distillers Grains Marketing Agreements and any other sales of Products, (ii) all interest and investment earnings paid to the Borrowers or the Project Accounts during such period on amounts on deposit in the Project Accounts, (iii) all cash paid to the Borrowers during such period as Business Interruption Insurance Proceeds and (iv) all other cash paid to the Borrowers during such period.

“Casualty Event” means an event that causes any Plant, or any portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.), as amended, and rules, regulations, standards guidelines and publications issued thereunder.

“Challenge” means the proper filing of any complaint pursuant to Bankruptcy Rule 7001, or the proper assertion of a contested matter, by any party in interest other than VeraSun or any of its Subsidiaries, in each case seeking to invalidate or otherwise challenge (including a determination of the validity, priority, and extent of any Lien) the Obligations and/or Security (each as defined in the Prepetition Credit Agreement).

“Change of Control” means any transaction or series of related transactions (including any merger or consolidation) the result of which is that (i) ASA Holdings fails to maintain, directly, legally or beneficially, one hundred percent (100%) of the Equity Interests of any of Albion, Bloomingburg or Linden (other than the Equity Interest held by the Independent Member) or (ii) VeraSun fails to maintain directly, legally or beneficially, at least one hundred percent (100%) of the Equity Interests of ASA Holdings (other than the Equity Interest held by the Independent Member).

“Closing Date” means the date on which all the conditions set forth in Section 8.01 (Conditions to Closing and First Post Final Order Borrowing) and Section 8.02 (Conditions to All Borrowings and Issuances) have been satisfied or waived.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, the Borrower Collateral and the VeraSun Collateral.

“Collateral Agent” means First National Bank of Omaha, in its capacity as collateral agent for the Secured Parties under the Financing Documents, and includes each other Person that may, from time to time be appointed as successor Collateral Agent pursuant to Section 11.06 (Resignation or Removal of Agent).

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans, as set forth opposite the name of such Lender in Schedule 1.01(a), as the same may be reduced in accordance with Section 2.06 (Termination or Reduction of Commitments).

“Commitment Fee” has the meaning provided in Section 3.12(a) (Fees).

“Commitment Percentage” means, as to any Lender at any time, the percentage that such Lender’s Commitment then constitutes of the Aggregate Commitment.

“Committee” means any statutory committee(s) appointed in the Cases of the Borrowers under section 1102 of the Bankruptcy Code, including the official committee of unsecured creditors appointed on November 14, 2008 in the Cases of the Borrowers by the Office of the U.S. Trustee.

“Commodity Hedging Arrangements” means any arrangement to hedge the price of corn purchases, ethanol sales, Distillers Grains sales or natural gas purchases.

“Condemnation Proceeds” means any Net Cash Proceeds payable in respect of any Event of Taking.

“Consultants” means the Financial Advisor and any other consultants appointed by or on behalf of the Lenders.

“Contest” means, with respect to any matter or claim involving any Person, that such Person is contesting such matter or claim in good faith and by appropriate proceedings timely instituted; provided that the following conditions are satisfied: (a) such Person has posted a bond or other security acceptable to the Administrative Agent; (b) during the period of such contest, the enforcement of any contested item is effectively stayed; (c) none of such Person or any of its officers, directors or employees, or any Secured Party or its respective officers, directors or employees, is or would reasonably be expected to become subject to any criminal liability or sanction in connection with such contested items; and (d) such contest and any resultant failure to pay or discharge the claimed or assessed amount does not, and would not reasonably be expected to (i) result in a Material Adverse Effect or (ii) involve a material risk of the sale, forfeiture or loss of, or the creation, existence or imposition of any Lien on, any of the Collateral.

“Contingent Liabilities” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any contingent liabilities shall (subject to any limitation set forth therein) be deemed for purposes of this Agreement to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby; provided, however, that if the maximum amount of the debt, obligation or other liability guaranteed thereby has not been established, the amount of such contingent liability shall be the maximum reasonably anticipated amount of the debt, obligation or other liability; provided, further, that any agreement to limit the maximum amount of such Person’s obligation under such contingent liability shall not, of and by itself, be deemed to establish the maximum reasonably anticipated amount of such debt, obligation or other liability.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controllable Disbursements” means all expenditures for operation and maintenance expenses, capital expenditures and other costs associated with the Project and costs of the Borrowers associated with the Cases, other than Excluded Expenses.

“Corn Futures Advisory Agreements” means, collectively, the Albion Corn Futures Advisory Agreement, the Bloomingburg Corn Futures Advisory Agreement and the Linden Corn Futures Advisory Agreement.

“Corn Supply Agreements” means, collectively, the Albion Corn Supply Agreement, the Bloomingburg Corn Supply Agreement and the Linden Corn Supply Agreement.

“DDG” means dried distillers grains produced by the Borrowers at the Project.

“Default” means any condition, occurrence or event that, after notice or passage of time or both, would be an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s pro rata share of the aggregate outstanding principal amount of all Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non pro rata application of any voluntary or mandatory prepayments of the Loans pursuant to the terms hereof) and (b) such Defaulting Lender shall have delivered to the Borrowers and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which the Borrowers, the Administrative Agent and Required Lenders waive all Funding Defaults of such Defaulting Lender in writing.

“Defaulted Loan” has the meaning provided in Section 2.07 (Defaulting Lenders).

“Defaulting Lender” has the meaning provided in Section 2.07 (Defaulting Lenders).

“Default Rate” has the meaning set forth in Section 3.04 (Default Interest Rates).

“Design Basis Letter Agreement” means the letter agreement, dated as of December 2, 2005, between R. W. Beck, Inc. and Fagen, regarding “ASA OpCo Holdings Ethanol Project Nominal Design Basis Revision 2”.

“Design Build Contracts” means, collectively, the Albion Design Build Contract, the Bloomingburg Design Build Contract and the Linden Design Build Contract.

“Design Builder” means Fagen.

“DIP Credit Facilities” has the meaning given in the recitals.

“DIP Financing Term Sheet” has the meaning given in the recitals.

“Discharge Date” means the date on which (a) all outstanding Commitments have been terminated, (b) all amounts payable in respect of the Obligations have been irrevocably and indefeasibly paid in full in cash (other than obligations under the Financing Documents that by their terms survive and with respect to which no claim has been made by the Secured Parties) and (c) the aggregate Maximum LC Available Amounts under all issued and outstanding Letters of Credit (i) have been fully cash collateralized or (ii) have been supported by a letter of credit in form and substance satisfactory to the Issuing Bank and the Required Lenders from a bank satisfactory to the Issuing Bank and the Required Lenders.

“Disposition” means, with respect to any Property, any sale, lease (or sub-lease), sale and leaseback, assignment, conveyance, transfer or other disposition thereof (other than a Recovery Event); and the terms “Dispose” and “Disposed of” shall have correlative meanings, excluding any sales or dispositions of Products or cash or Cash Equivalents, in each case, in the ordinary course of business.

“Distillers Grains” means DDG, WDG, and any other form of distillers grain products (including syrup) marketed by any Borrower from time to time.

“Distillers Grains Marketing Agreements” means, collectively, the Albion Distillers Grains Marketing Agreement, the Bloomingburg Distillers Grains Marketing Agreement and the Linden Distillers Grains Marketing Agreement.

“Dollar” and the sign “$” mean lawful money of the United States.

“Domestic Office” means, relative to any Lender, the office of such Lender designated on Schedule 1.01(a) or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender (or any successor or assign of such Lender) within the United States as may be designated from time to time by written notice from such Lender, as the case may be, to the Borrowers’ Agent and the Administrative Agent.

“Electric Facilities Agreements” means, collectively, the Albion Electric Facilities Agreement and the Bloomingburg Electric Facilities Agreement.

“Electric Services Agreements” means, collectively, the Albion Electric Services Agreement and the Bloomingburg Electric Services Agreement.

“Eligible Assignee” means (a) any Lender, (b) an Affiliate of any Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Environmental Affiliate” means any Person, to the extent any Borrower would reasonably be expected to have liability as a result of such Borrower retaining, assuming, accepting or otherwise being subject to liability for Environmental Claims relating to such Person, whether the source of such Borrower’s obligation is by contract or operation of Law.

“Environmental Approvals” means any Governmental Approvals required under applicable Environmental Laws.

“Environmental Claim” means any written notice, claim, demand or similar written communication by any Person alleging potential liability or requiring or demanding remedial or responsive measures (including potential liability for investigatory costs, cleanup, remediation and mitigation costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) in each such case (x) either (i) with respect to environmental contamination-related liabilities and obligations that are, or could reasonably be expected to be, in excess of one hundred thousand Dollars ($100,000) in the aggregate or (ii) that has or would reasonably be expected to result in a Material Adverse Effect, and (y) arising out of, based on or resulting from (i) the presence, release or threatened release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person; (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws or Environmental Approvals; or (iii) exposure to Materials of Environmental Concern.

“Environmental Laws” means all Laws applicable to the Project relating to pollution or protection of human health, safety or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise applicable to the Project relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Environmental Site Assessment Report” means a Phase I environmental site assessment report prepared by an environmental consulting firm acceptable to the Lenders, which report shall comply with ASTM standard 1527-00, and a Phase II environmental site assessment acceptable to the Lenders, addressing any recognized environmental conditions or other areas of concern identified in the relevant Phase I report if in the reasonable determination of the Administrative Agent a Phase II assessment is warranted.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means any Person, trade or business that, together with any Borrower, is or was treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Plan” means any Plan that is not a Multiemployer Plan.

“Ethanol Marketing Agreements” means, collectively, the Albion Ethanol Marketing Agreement, the Bloomingburg Ethanol Marketing Agreement and the Linden Ethanol Marketing Agreement.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate and the provisions of Article II (Commitments and Borrowing) and Article III (Repayments, Prepayments, Interest and Fees).

“Eurodollar Office” means, relative to any Lender, the office of such Lender designated as such on Schedule 1.01(a) or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender as designated from time to time by notice from such Lender to the Borrowers’ Agent and the Administrative Agent pursuant to Section 4.04 (Obligation to Mitigate) that shall be making or maintaining Eurodollar Loans of such Lender hereunder.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Loan, an interest rate per annum equal to the greater of (a) four percent (4%) and (b) a rate per annum obtained by dividing (x) LIBOR for such Interest Period and such Eurodollar Loan, by (y) a percentage equal to (i) 100% minus (ii) the Eurodollar Reserve Percentage for such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the F.R.S. Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Abandonment” means any of the following shall have occurred: (i) the abandonment by any Borrower of the maintenance of any Plant for a period of more than ten (10) consecutive days, (ii) the suspension of all or substantially all of any Borrower’s activities with respect to any Plant, other than as the result of a force majeure or Casualty Event, for a period of more than ten (10) consecutive days, or (iii) any written acknowledgement by any Borrower of a final decision to take any of the foregoing actions; provided, that a Temporary Idle shall not constitute an Event of Abandonment under any of clauses (i), (ii) or (iii) above.

“Event of Default” means any one of the events specified in Section 10.01 (Events of Default).

“Event of Taking” means any taking, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Governmental Authority relating to any part of any Plant, the Project any Equity Interests in any Borrower, or any other assets thereof.

“Event of Total Loss” means the occurrence of a Casualty Event affecting all or substantially all of any Plant, the Project or the assets of any Borrower.

“Excluded Assets” means (i) avoidance actions under chapter 5 of the Bankruptcy Code, except the proceeds thereof pursuant to section 549 thereof; (ii) any lease, license, contract, property rights or agreement to which any Borrower is a party or any other part of the Borrower Collateral (or to any of its rights or interests thereunder) if the grant of the security interest therein pursuant hereto would constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, property rights or agreement (other than, to the extent that any such term would be rendered ineffective under applicable law (including, without limitation, as provided under Sections 9-406, 9-407, 9-408 or 9-409 of the UCC) or any order of the Bankruptcy Court); provided, that such security interest shall automatically attach upon the granting of consent to such security interest by the counterparty to any such lease, license, contract, property rights or agreement; and (iii) until the termination of the TIF Financing, the Albion Tax Proceeds.

“Excluded Expenses” means (i) payments of interest and principal on the Loans and Fees under the Financing Documents, (ii) SG&A/Corporate Overhead Expenses; and (iii) fees and expenses of the Professionals and fees and expenses of the advisors and consultants working on behalf of the Secured Parties.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrowers hereunder, (a) income Taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located; (b) withholding Taxes, except to the extent imposed solely as a result of a change in applicable law occurring after (i) the date that such Person became a party to this Agreement, or (ii) with respect to an assignment, acquisition, designation of a new applicable lending office or the appointment of a successor Administrative Agent or other transfer, the effective date thereof, except (x) to the extent that such Person’s predecessor was entitled to such amounts (or in the case of a designation of a new applicable lending office, to the extent such Person was entitled to such amounts with respect to its prior applicable lending office), or (y) if the assignment, acquisition, designation of a new applicable lending office or the appointment of a successor Administrative Agent occurs as a result of Borrowers’ request pursuant to Section 4.08 (Replacement of Lender); (c) Taxes imposed by reason of the failure of the Administrative Agent or such Person to comply with its obligations under Section 4.07(e) (Forms); and (d) backup withholding taxes imposed under Section 3406 of the Code.

“Farm Products” means all of the Borrowers’ now owned or hereafter existing or acquired farm products of every kind and nature, including crops and products of crops, wherever located, including (a) “farm products” (as such term is defined in any Farm Products Law and/or the UCC) and (b) “perishable agricultural commodities” (as such term is defined in any Farm Products Law).

“Farm Products Law” means (a) the Food Security Act of 1985, 7 U.S.C. Section 1631 et. seq., (b) the Perishable Agricultural Commodities Act of 1930, 7 U.S.C. § 499A et seq., or (c) any other federal, state, or local laws from time to time in effect which regulate any matters pertaining to Farm Products, in each case, as the same now exists or may hereafter from time to time be amended, modified, recodified, or supplemented, together with all rules and regulations thereunder.

“Farm Products Notices” means any written notice to any Borrower pursuant to the applicable provisions of any Farms Products Law from (i) any Farm Products Seller or (ii) any lender to any Farm Products Seller or any other person with a Lien on the assets of any Farm Products Seller or (iii) the Secretary of State (or equivalent official) or other Governmental Authority of any state, commonwealth or political subdivision thereof in which any Farm Products purchased by any Borrowers are produced, in any case advising or notifying such Borrower of the intention of such Farm Products Seller or other person to preserve the benefits of any Lien or trust applicable to any assets of any Borrower established in favor of such Farm Products Seller or other person under the provisions of any law or claiming a Lien on any perishable agricultural commodity or any other Farm Products which may be or have been purchased by any of the Borrowers or any related or other assets of such Borrower(s).

“Farm Products Seller” means, individually and collectively, sellers or suppliers of any Farm Products or related services to any of the Borrowers involved in the transaction.

“F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Facility Fee” has the meaning given in Section 3.12(e) (Fees).

“Fagen” means Fagen, Inc., a corporation organized and existing under the laws of the State of Minnesota.

“Federal Funds Effective Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that Collateral Agent Fee Letter among the Collateral Agent and the Borrowers, dated as of the date hereof, setting forth certain fees that will, from time to time, become due and payable to the Collateral Agent with respect to the DIP Credit Facilities.

“Fees” means, collectively, each of the fees payable by the Borrowers for the account of any Lender, Issuing Bank or Agent pursuant to Section 3.12 (Fees).

“Final Order” means a final order of the Bankruptcy Court entered in the Cases after a final hearing under Bankruptcy Rule 4001(c)(2) approving the terms and conditions of the Financing Documents substantially in the form of and containing, among other things, the provisions present in the Interim Order (including, without limitation, the granting of Liens and the superpriority status) and authorizing the incurrence of permanent Postpetition secured and superpriority Indebtedness in accordance with this Agreement and the Order Provisions, which final order shall be in form and substance satisfactory to the Required Lenders and shall not have been reversed, amended, supplemented, modified, stayed, overturned or vacated except for amendments, supplements, modifications or stays to which the Required Lenders have consented.

“Financial Advisor” means Capstone or a replacement appointed by the Required Lenders.

“Financial Officer” means, with respect to any Person, the chief executive officer, chief accounting officer or chief restructuring officer of such Person.

“Financing Documents” means:

(i)	this Agreement;

(ii)	the Notes;

(iii)	the Orders;

(iv)	the Fee Letter;

(v)	any and all other financing and security agreements, documents and instruments delivered in connection with this Agreement; and

(vi)	each other document designated as a Financing Document by the Borrowers and the Administrative Agent.

“Financing Liens” has the meaning given in Section 5.04(a)(iii) (Security - Priority and Liens).

“First Day Orders” means all orders entered by the Bankruptcy Court granting the relief requested in the motions filed with the Bankruptcy Court on the Petition Date or within five Business Days of the Petition Date or based on motions filed on or about the Petition Date.

“First Liens” has the meaning given in Section 5.04(a)(iii) (Security - Priority and Liens).

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“Funding Default” has the meaning provided in Section 2.07 (Defaulting Lenders).

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Gas Risk Management Agreements” means, collectively, the Albion Gas Risk Management Agreement, the Bloomingburg Gas Risk Management Agreement, and the Linden Gas Risk Management Agreement.

“Gas Supply Agreements” means, collectively, the Albion Gas Supply Agreement, the Bloomingburg Gas Supply Agreement and the Linden Gas Supply Agreement.

“Gas Transportation Agreements” means, collectively, the Albion Gas Transportation Agreement, the Bloomingburg Gas Transportation Agreement and the Linden Gas Transportation Agreement.

“Governmental Approval” means any authorization, consent, approval, license, lease, ruling, permit, certification, exemption, filing for registration by or with any Governmental Authority.

“Governmental Authority” means any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grain Facility Leases” means, collectively, the Albion Grain Facility Lease, the Bloomingburg Grain Facility Lease and the Linden Grain Facility Lease.

“Granting Lender” has the meaning provided in Section 12.03(g) (Assignments).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).

“ICM” means ICM, Inc., a Kansas corporation.

“ICM Licenses” means, collectively, the Albion ICM License, the Bloomingburg ICM License and the Linden ICM License.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for or in respect of moneys borrowed or raised, whether or not for cash by whatever means (including acceptances, deposits, discounting, letters of credit, factoring, and any other form of financing which is recognized in accordance with GAAP in such Person’s financial statements as being in the nature of a borrowing or is treated as “off-balance sheet” financing);

(b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(c) all obligations of such Person for the deferred purchase price of property or services (other than (i) with respect to any Borrower, trade accounts payable by such Borrower under any Cargill Goods and Services Agreement within thirty (30) days of being incurred arising in the ordinary course of such Borrower’s business and not past due for more than thirty (30) days after the date on which such trade payable was created or (ii) any other trade accounts payable, within sixty (60) days of being incurred arising in the ordinary course of such Person’s business and not past due for more than sixty (60) days after the date on which such trade payable was created);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(e) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(f) all Capitalized Lease Liabilities;

(g) net obligations of such Person under any Swap Contract;

(h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(i) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided in Section 12.09 (Indemnification by the Borrowers).

“Independent Member” means a Person, who is not at the time of initial appointment as the Independent Member or at any time while serving as the Independent Member and has not been at any time during the five (5) years preceding such initial appointment:

(i)	a direct or indirect owner of any Equity Interest in, member (with the exception of serving as the Independent Member), officer, employee, partner, director, manager or contractor, bankruptcy trustee, attorney or counsel of any member of any Borrower, any Borrower or any Affiliate of any of them;

(ii)	a creditor, customer, supplier, or other person (including each Project Party) who derives any of its purchases or revenues from its activities with any Borrower, any member of any Borrower or any Affiliate of any of them;

(iii)	a Person controlling or under common control with any Borrower, any member of any Borrower or any Affiliate of any of them or any Person excluded from serving as Independent Member under clause (i) or (ii) of this definition;

(iv)	a member of the immediate family by blood or marriage of any Person excluded from being an Independent Member under clause (i) or (ii) of this definition; or

(v)	a Person who received, or a member or employee of a firm or business that received, fees or other income from any Borrower or any Affiliate thereof in the aggregate in excess of five percent (5%) of the gross income, for any applicable year, of such Person.

“Information” has the meaning provided in Section 12.18 (Treatment of Certain Information; Confidentiality).

“Insolvency Proceeding” means, with respect to any Person, (i) any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, readjustment, composition or other similar proceeding relating to such Person or any of its respective properties, whether under any bankruptcy, reorganization or insolvency law or laws, federal or state, or any law, federal or state, relating to relief of debtors, readjustment of indebtedness, reorganization, composition or extension, (ii) any proceeding for any liquidation, liquidating distribution, dissolution or other winding up of such Person, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment for the benefit of creditors of such Person, (iv) other marshalling of the assets of such Person, (v) such Person applies for, consents or acquiesces to, or permits or suffers to exist the appointment of a trustee, receiver, sequestration or other custodian for such Person or for a substantial part of its property, or (vi) such Person becomes insolvent or generally fails to pay, or admits in writing its inability or unwillingness to pay, debts as they become due.

“Insurance Consultant” means Moore-McNeil, LLC, or any replacement insurance consultant appointed by the Administrative Agent with the prior written consent of the Required Lenders and (so long as no Event of Default has occurred and is continuing) after consultation with the Borrowers’ Agent.

“Insurance Proceeds” means all Net Cash Proceeds of any insurance policies required pursuant to this Agreement or otherwise obtained with respect to any Borrower, any Plant or the Project that are paid or payable to or for the account of any Borrower, or the Collateral Agent as loss payee (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).

“Interest Payment Date” means with respect to (i) any Base Rate Loan, the last Business Day of each calendar month and the final maturity date of such Base Rate Loan; and (ii) any Eurodollar Loan, the last day of each Interest Period applicable to such Eurodollar Loan.

“Interest Period” means, with respect to any Eurodollar Loan, the period beginning on (and including) the date on which such Eurodollar Loan is made pursuant to Section 2.04 (Borrowing of Loans) or converted to a Eurodollar Loan pursuant to Section 3.03 (Interest Rates) or the day after the last day of the immediately preceding Interest Period applicable to such Eurodollar Loan and ending on (and excluding) the day that numerically corresponds to such date one (1) month thereafter, in either case as the Borrowers may select in the relevant Borrowing Notice or Interest Period Notice; provided, however, that (i) if such Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall end on the next following Business Day (unless such next following Business Day is in a different a calendar month, in which case such Interest Period shall end on the next preceding Business Day), (ii) any Interest Period that begins on the last Business Day of a month (or on a day for which there is no numerically corresponding day in the month at the end of such Interest Period) shall end on the last Business Day of the month at the end of such Interest Period, and (iii) no Interest Period may end later than the Maturity Date.

“Interest Period Notice” means a notice in substantially the form attached hereto as Exhibit C, executed by an Authorized Officer of the Borrowers’ Agent.

“Interim Order” has the meaning given in the recitals.

“Issuance Request” has the meaning set forth in Section 2.02(b) (Letters of Credit).

“Issuing Bank” has the meaning set forth in the preamble.

“Key Project Documents” means:

(i)	the ICM Licenses;

(ii)	the Grain Facility Leases;

(iii)	the Railroad Easement Agreements;

(iv)	the Agreements for Water Services;

(v)	the Rail Use Agreements;

(vi)	the Albion Wastewater Discharge Easement; and

(vii)	any replacement agreement for any of such agreements.

“Knowledge” means the actual knowledge, after due inquiry, of the chief executive officer, chief accounting officer, chief restructuring officer or director of operations of such Person.

“Law” means, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, common law, holding, injunction, Governmental Approval or requirement of such Governmental Authority. Unless the context clearly requires otherwise, the term “Law” shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect as of the date of this Agreement.

“LC Cap” means, as of any date of determination, fifty percent (50%) of the Aggregate Commitment.

“Lead Arranger” means WestLB in its capacity as sole lead bookrunner and lead arranger.

“Leased Premises” means, with respect to each Grain Facility Lease, the Premises as defined in such Grain Facility Lease.

“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit E.

“Lenders” means the persons identified as “Lenders” and listed on the signature pages of this Agreement and each other Person that acquires the rights and obligations of a Lender hereunder pursuant to Section 12.03 (Assignments).

“Letter of Credit” means each letter of credit issued by the Issuing Bank pursuant to Section 2.02 (Letters of Credit).

“Letter of Credit Availability Fee” has the meaning provided in Section 3.12(b) (Fees).

“Letter of Credit Fronting Fee” has the meaning provided in Section 3.12(b) (Fees).

“LIBOR” means, for any Interest Period for any Eurodollar Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service is not available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by WestLB to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, bailment, conditional sales or title retention agreement, lien (statutory or otherwise), charge against or interest in property, in each case of any kind, to secure payment of a debt or performance of an obligation.

“Linden” has the meaning set forth in the Preamble.

“Linden Agreement for Water Services” means the agreement for water services dated December 29, 2006 between Linden and the Town of Linden, Indiana.

“Linden Corn Futures Advisory Agreement” the Futures Advisory Agreement, dated as of February 6, 2006, between Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Direct, and Linden.

“Linden Corn Supply Agreement” means the Corn Supply Agreement, dated as of February 6, 2006, between Cargill and Linden.

“Linden Design Build Contract” means the Lump-Sum Design Build Agreement, dated as of February 6, 2006, between the Design Builder and Linden for construction of the Linden Plant (excluding the Leased Premises), as clarified pursuant to the Design Basis Letter Agreement.

“Linden Distillers Grains Marketing Agreement” means the Distillers Grains Marketing Agreement, dated as of February 6, 2006, between Cargill and Linden.

“Linden Electric Facilities and Services Agreement” means the Agreement for Electric Service dated as of May 30, 2006, between Linden and Tipmont REMC.

“Linden Ethanol Marketing Agreement” means the Ethanol Marketing Agreement, dated as of February 6, 2006, between Cargill, acting through its Sweeteners North America business unit, and Linden.

“Linden Gas Risk Management Agreement” means the Gas Risk Management Agreement, dated as of February 6, 2006, among Cargill Commodity Services Inc., a Delaware corporation, doing business as Cargill Energy Services, Linden and Cargill.

“Linden Gas Supply Agreement” means the Base Contract for Sale and Purchase of Natural Gas, dated as of February 6, 2006, between Cargill and Linden, as supplemented by the Cargill, Incorporated Special Provisions NAESB, of the same date between the same parties.

“Linden Gas Transportation Agreement” means the Gas Service Agreement dated as of August 29, 2006, between Vectren Energy of Indiana, Inc., a/k/a Indiana Gas Company, and Linden.

“Linden Grain Facility Lease” means the Lease Agreement, dated as of February 6, 2006, between Cargill and Linden.

“Linden ICM License” means the License Agreement, dated as of February 6, 2006, between ICM, Inc., a Kansas corporation, and Linden.

“Linden LLC Agreement” means the Limited Liability Company Agreement of ASA Linden, LLC, dated as of February 6, 2006, executed by ASA Holdings and the Independent Member of Linden.

“Linden Master Agreement” means the Master Agreement, dated as of February 6, 2006, among Cargill, Cargill Commodity Services Inc., a Delaware corporation, ASA Holdings and Linden.

“Linden Mortgage” means that certain Construction Mortgage, Assignment of Leases and Rents, Security Agreement and UCC Financing Statement (Fixture Filing), dated and effective as of February 6, 2006, from Linden, as mortgagor, to First National Bank of Omaha as collateral agent, as mortgagee, as recorded on June 21, 2006, as Document No. 200603834 in the office of the Recorder, Montgomery County, Indiana, as amended by that certain Amendment to Construction Mortgage, Assignment of Leases and Rents, Security Agreement and UCC Financing Statement (Fixture Filing), dated as of August 14, 2007, from Linden, as mortgagor, to First National Bank of Omaha as collateral agent, as mortgagee, as recorded on September 6, 2007 as Document No. 200705427 and re-recorded on March 17, 2008 as Document No. 200801455, in the office of the Recorder, Montgomery County, Indiana.

“Linden Plant” means the dry grind ethanol production facility located near Linden, Indiana, with a nameplate capacity of 100 million gallons-per-year, including the Site on which such facility is located, and all buildings, structures, improvements, easements and other property related thereto.

“Linden Rail Use Agreements” means, collectively, (i) the rail use agreement dated March 16, 2007 between Linden and Cargill and (ii) the rail use agreement dated March 16, 2007 between Linden and CSX Transportation, Inc.

“Linden Railroad Easement Agreement” means the Railroad Easement Agreement, dated as of February 6, 2006, between Linden and Cargill.

“Line Item” means a line item of cost or expense set forth in any Budget.

“Loan” has the meaning provided in Section 2.01(a) (Loans).

“Loan Parties” means, collectively, each Borrower and VeraSun.

“Local Account” means any local bank account (other than the Project Accounts) in the name of any Borrower.

“Mandatory Prepayment” means a prepayment in accordance with Section 3.08 (Mandatory Prepayment).

“Master Agreements” means, collectively, the Albion Master Agreement, the Bloomingburg Master Agreement and the Linden Master Agreement.

“Material Adverse Effect” means any event, development or circumstance that has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, property, condition (financial or otherwise), prospects or operations of any Borrower, any Plant or the Project (other than resulting from the filing of the Cases and events that typically result from the commencement of a bankruptcy case), (ii) the ability of any Borrower or any other Loan Party to perform its obligations under any Financing Document to which it is a party, (iii) the Liens granted, or purported to be granted, in favor, or for the benefit, of the Collateral Agent pursuant to the Orders or this Agreement or (iv) the rights or remedies of any Secured Party under any Financing Document; provided, that a Temporary Idle and the results thereof shall not constitute a Material Adverse Effect.

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances and hazardous substances, any toxic mold, radon gas or other naturally occurring toxic or hazardous substance or organism and any material that is regulated in any way, or for which liability is imposed, pursuant to an Environmental Law.

“Maturity Date” means the earliest of (i) April 30, 2009, (ii) the closing date of any sale of any Borrower or all or substantially all of the assets of any Borrower pursuant to section 363 of the Bankruptcy Code in the Cases that has been approved by an order of the Bankruptcy Court and (iii) the effective date of a plan of reorganization in the Cases that has been confirmed by an order of the Bankruptcy Court (it being understood that such confirmation order shall not discharge any of the obligations of the Borrowers to the Secured Parties hereunder and under any other Financing Documents until the Discharge Date has occurred).

“Maximum LC Available Amount” means, with respect to any Letter of Credit at any time, the maximum amount the beneficiary of such Letter of Credit may draw thereunder at such time, as such amount may be reduced from time to time pursuant to the terms of such Letter of Credit.

“Maximum Rate” has the meaning provided in Section 12.10 (Interest Rate Limitation).

“Monthly Budget Period” means the period of four (4) consecutive weeks starting on the first day of the period covered by the first Budget in effect as of the date hereof, and each successive period of four (4) consecutive weeks thereafter.

“Moody’s” means Moody’s Investors Service Inc., and any successor thereto that is a nationally recognized rating agency.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Necessary Project Approvals” has the meaning set forth in Section 6.03(a) (Representations and Warranties of the Borrowers - Governmental Approvals).

“Net Cash Proceeds” means with respect to any receipt of Insurance Proceeds, Condemnation Proceeds, or Project Document Termination Payments, or any Disposition of any Property or assets, or the incurrence of any Indebtedness pursuant to section 364(b), 364(c) or 364(d) of the Bankruptcy Code in violation of the terms of the Final Order or this Agreement, as the case may be, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom only:

(a) related expenses, including reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other fees, costs and commissions that, in each case, are actually paid or required to be paid to a Person that is not a Subsidiary or Affiliate of any of the Borrowers or any of their respective Subsidiaries or Affiliates;

(b) the amount of taxes payable in connection with or as a result of such transaction that, in each case, are actually paid at the time of receipt of such cash to the applicable taxation authority or other Governmental Authority or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP, as in effect at the time of receipt of such cash, based upon such Person’s reasonable estimate of such taxes payable to the applicable taxation authority or other Governmental Authority; and

(c) reasonable amounts (without duplication) provided as a reserve, in accordance with GAAP, against (i) any liabilities under any indemnification obligations associated with such transaction or (ii) in the case of any Disposition of any Property or asset, any other liabilities retained by any Borrower associated with the Property or assets sold in such Disposition;

provided that, any and all amounts so deducted by any such Person pursuant to clauses (a) through (c) of this definition shall be properly attributable to such transaction or to the Property or asset that is the subject thereof; provided, further, that if, at the time any of the amounts referred to in clauses (b) or (c) are actually paid or otherwise satisfied, the reserve therefor exceeds the amount paid or otherwise satisfied, then the amount of such excess reserve shall constitute “Net Cash Proceeds” on and as of the date of such payment or other satisfaction for all purposes of this Agreement and, to the extent required under Section 3.08 (Mandatory Prepayment), the Borrowers shall, within five (5) Business Days of such date, prepay the Loans in accordance with the terms of Section 3.08 (Mandatory Prepayment), in an amount equal to the amount of such excess reserve.

“Non-Appealable” means, with respect to any specified time period allowing an appeal of any ruling under any constitutional provision, Law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding or injunction that such specified time period has elapsed without an appeal having been brought.

“Non-Obligor Debtor” means VeraSun or any of its Subsidiaries other than the Borrowers.

“Non-Obligor Reimbursement Obligation” means any obligation of a Non-Obligor Debtor to repay, reimburse or otherwise satisfy a Borrower for any Non-Obligor Transfer.

“Non-Obligor Transfer” means any (i) Disposition of Property by any Borrower to discharge, perform or satisfy (in whole or in part) any Indebtedness or Trade Indebtedness of any Non-Obligor Debtor, (ii) rendering of any service by any Borrower to or for the benefit of any Non-Obligor Debtor or (iii) incurrence of any Indebtedness or Trade Indebtedness, by any Borrower to or for the benefit of any Non-Obligor Debtor.

“Non-Obligor Transfer Collateral” means all now existing or hereafter acquired assets of any kind or nature of any Non-Obligor Debtor to or for whose benefit a Non-Obligor Transfer is made (including, without limitation, all inventory, accounts receivable, general intangibles, contracts, chattel paper, owned real estate, real property leaseholds, securities, fixtures, machinery, equipment, deposit accounts, patents, copyrights, trademarks, trade names, rights under license agreements and other intellectual property and Equity Interests of Subsidiaries (other than the Borrowers) of the Non-Obligor Debtor, all other tangible and intangible property of the Non-Obligor Debtor’s estate, excluding any assets of the type constituting Excluded Assets (or any corresponding term set forth in any VSE DIP Facility or US BioEnergy DIP Facility to which such Non-Obligor Debtor is subject, as applicable) and any avoidance actions under chapter 5 of the Bankruptcy Code and any proceeds thereof (except for actions under section 549 of the Bankruptcy Code and any proceeds thereof).

“Non-Obligor Transfer Liens” has the meaning given in Section 5.04(d)(iii) (Priority and Liens).

“Non-U.S. Lender” has the meaning set forth in Section 4.07(e) (Taxes - Foreign Lenders).

“Non-Voting Lender” means any Lender who (a) is also a Loan Party, a Project Party or any Affiliate or Subsidiary thereof, (b) is a Defaulting Lender or (c) has sold a participation in the Loan held by it to any Person referred to in clause (a) or (b).

“Notes” means the promissory notes of the Borrowers evidencing the Loans, including any promissory notes issued by the Borrowers in connection with assignments of any Loan of a Lender, in each case substantially in the form of Exhibit B, as they may be amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means and includes all loans, advances, debts, liabilities, Indebtedness and obligations, howsoever arising, owed to the Agents, the Lenders or any other Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising pursuant to the terms of this Agreement or any of the other Financing Documents, including all principal, interest, fees, charges, expenses, attorneys’ fees, costs and expenses, accountants’ fees and Consultants’ fees payable by the Borrowers hereunder or thereunder.

“Order Provisions” means (i) a finding by the Bankruptcy Court that pursuant to section 364(e) of the Bankruptcy Code, the Administrative Agent and Lenders are acting in good faith by extending credit as set forth herein; (ii) a finding by the Bankruptcy Court that this Agreement and the other Financing Documents constitute an arm’s-length transaction between the Borrowers, VeraSun and the Lenders and that the benefits of section 364(e) of the Bankruptcy Code shall apply to this Agreement and the other Financing Documents; (iii) an order granting the Collateral Agent, for the benefit of the Secured Parties, a perfected, priming Lien subject to the Carve-Out, upon the Collateral and security interest in the Collateral pursuant to section 364(d) of the Bankruptcy Code, and otherwise approving this Agreement and the other Financing Documents; (iv) an order prohibiting other security interests and liens on the Collateral, except as expressly permitted hereunder or in the Final Order; (v) an order containing a stipulation that the terms of such order may not be modified without notice to the Administrative Agent; and (vi) such other terms as the Required Lenders may deem reasonably necessary or customary.

“Orders” means the Interim Order and the Final Order.

“Organic Documents” means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock and, with respect to any Person that is a limited liability company, its certificate of formation or articles of organization and its limited liability agreement.

“Original Budget” means the cash flow forecast attached as Exhibit D.

“Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Permitted Indebtedness” means Indebtedness identified in Section 9.02(a) (Negative Covenants - Restrictions on Indebtedness of the Borrowers).

“Permitted Investments” means:

(i)	investments in cash or Cash Equivalents;

(ii)	any investments by a Borrower in Non-Obligor Debtors existing on the Petition Date and any other investments in Non-Obligor Debtors made in accordance with any Order and with the consent of the Required DIP Lenders;

(iii)	investments by a Borrower in another Borrower;

(iv)	investments in deposit accounts or securities accounts so long as such deposit accounts or securities accounts are subject to a Lien for the benefit of the Secured Parties in accordance with this Agreement and the Orders;

(v)	customer receivables arising in the ordinary course of business to the extent that such arrangements would constitute an extension of credit;

(vi)	investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and other account debtors of the Borrowers;

(vii)	as permitted by Section 9.02(u) (Negative Covenants - Limitation on Non-Obligor Transfers);

(viii)	customary security deposits and pledges made by any Borrower under leases and other contracts and with utility companies made or otherwise arising in the ordinary course of business in accordance with the past practices of such Borrower, including those in place on the date hereof as identified on Schedule 9.02(b)(xiv), or as otherwise provided for in the Budget; and

(ix)	investments existing on the Petition Date.

“Permitted Liens” means Liens identified in Section 9.02(b) (Negative Covenants - Liens) (or, with respect to VeraSun, Permitted VeraSun Collateral Liens).

“Permitted Prior Liens” means the collective reference to Liens permitted under clauses (iv), (v), (vi), (vii), (xi), (xiii) and (xiv) of Section 9.02(b) (Negative Covenants - Liens), in each case to the extent that such Liens secure Postpetition obligations of the Borrowers.

“Permitted VeraSun Collateral Liens” means

(i)	Liens in favor, or for the benefit, of the Secured Parties;

(ii)	the Prepetition Collateral Agent Liens and Prepetition Collateral Agent Adequate Protection Liens;

(iii)	Liens on the VeraSun Collateral (ranking junior in priority to the Financing Liens in favor of the Secured Parties securing the Obligations and junior in priority to the Prepetition Collateral Agent Liens and the Prepetition Collateral Agent Adequate Protection Liens) to the extent granted in favor of Wells Fargo Bank, N.A., in its capacity as joint collateral agent pursuant to VeraSun’s Prepetition secured financing agreements;

(iv)	Liens on the VeraSun Collateral (ranking junior in priority to the Liens in favor of the Secured Parties securing the Obligations and junior in priority to the Prepetition Collateral Agent Liens and the Prepetition Collateral Agent Adequate Protection Liens) to secure Postpetition advances made in the ordinary course of business to VeraSun from a Non-Obligor Subsidiary (as defined in the VSE DIP Facility); and

(v)	Liens on the VeraSun Collateral (ranking junior in priority to the Liens in favor of the Secured Parties securing the Obligations and junior in priority to the Prepetition Collateral Agent Liens and the Prepetition Collateral Agent Adequate Protection Liens) to the extent granted in favor of a lender or lenders (or their agent) providing a VSE DIP Facility.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

“Petition Date” has the meaning given in the recitals.

“Plan” means an employee pension benefit plan (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA or Section 412 of the Code that is sponsored or maintained by any Borrower or any ERISA Affiliate, or in respect of which any Borrower or any ERISA Affiliate has any obligation to contribution or Liability.

“Plants” means, collectively, the Albion Plant, the Bloomingburg Plant and the Linden Plant.

“Postpetition” means, when used with respect to any agreement or instrument, any claim or proceeding or any other matter, an agreement or instrument that was entered into or became effective, a claim or proceeding that first arose or was first instituted, or another matter that first occurred, after the commencement of the Cases.

“Preexisting Liens” has the meaning given in Section 5.04(b) (Priority and Liens).

“Prepetition” means, when used with respect to any agreement or instrument, any claim or proceeding or any other matter, an agreement or instrument that was entered into or became effective, a claim or proceeding that arose or was instituted, or another matter that occurred, prior to the commencement of the Cases.

“Prepetition Accounts Bank” means First National Bank of Omaha, not in its individual capacity, but solely as depositary bank, bank and securities intermediary under the Prepetition Credit Agreement.

“Prepetition Collateral Agent” means First National Bank of Omaha, not in its individual capacity, but solely as collateral agent under the Prepetition Credit Agreement.

“Prepetition Collateral Agent Adequate Protection Liens” means Liens granted after the commencement of the Cases to provide adequate protection in respect of the Prepetition Collateral Agent Liens.

“Prepetition Collateral Agent Liens” means Liens in favor of the Senior Secured Parties securing the Obligations pursuant to the Financing Documents (each as defined in the Prepetition Credit Agreement).

“Prepetition Credit Agreement” has the meaning given in the recitals.

“Prepetition Financing Documents” means the “Financing Documents” as defined in the Prepetition Credit Agreement.

“Prepetition Lenders” means the lenders party to the Prepetition Credit Agreement.

“Prepetition Liens” means the Liens granted pursuant to the Security Documents (as defined in the Prepetition Credit Agreement).

“Priming Liens” has the meaning given in Section 5.04(a)(ii) (Security - Priority and Liens).

“Products” means ethanol, Distillers Grains, carbon dioxide, and any other co-product or by-product produced in connection with the production of ethanol at the Plants.

“Professional Fees” means fees and expenses of the Professionals and fees and expenses of the advisors and consultants working on behalf of the Secured Parties.

“Professionals” means a Person retained or to be compensated for services rendered or costs incurred on or after the Petition Date by any Borrower or Committee pursuant to sections 327, 328, 329, 330, 331, 363, 503(b), or 1103 of the Bankruptcy Code in the Borrowers’ Cases.

“Project” means, at all times, each Plant and all auxiliary and other facilities constructed or to be constructed by or on behalf of any Borrower pursuant to the Project Documents or otherwise, together with all fixtures and improvements thereto and each Site and all other real property, easements and rights-of-way held by or on behalf of any Borrower and all rights to use easements and rights-of-way of others.

“Project Accounts” has the meaning given in the Prepetition Credit Agreement.

“Project Documents” means:

(i)	the Design Build Contracts;

(ii)	the Cargill Goods and Services Agreements;

(iii)	the Electric Facilities Agreements;

(iv)	the Electric Services Agreements;

(v)	the Linden Electric Facilities and Services Agreement;

(vi)	the Gas Transportation Agreements;

(vii)	the ICM Licenses;

(viii)	the Grain Facility Leases;

(ix)	each Borrower LLC Agreement;

(x)	the Railroad Easement Agreements;

(xi)	the Agreements for Water Services;

(xii)	the Rail Use Agreements;

(xiii)	the Albion Wastewater Discharge Easement;

(xiv)	other project documents to be mutually agreed by Borrowers and Administrative Agent;

(xv)	each Additional Material Project Document; and

(xvi)	any replacement agreement for any of such agreements.

“Project Document Termination Payments” means all Net Cash Proceeds of payments that are required to be paid to or for the account of any Borrower as a result of the termination of any Project Document or any Additional Project Document.

“Project Party” means each Person (other than the Borrowers) who is a party to a Project Document.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Proposed Letter of Credit Issuance Date” means, with respect to a Letter of Credit, the proposed date of issuance of such Letter of Credit set forth in the respective Issuance Request.

“Rail Use Agreements” means the Albion Rail Use Agreements, the Bloomingburg Rail Use Agreements and the Linden Rail Use Agreements.

“Railroad Easement Agreements” means the Albion Railroad Easement Agreement, the Bloomingburg Railroad Easement Agreement and the Linden Railroad Easement Agreement.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations, standards, guidelines, and publications issued thereunder.

“Recovery Event” means (i) any settlement of or payment in respect of any insurance policies required pursuant to this Agreement or otherwise obtained with respect to any Borrower, any Plant or the Project, or (ii) any Event of Taking.

“Register” has the meaning set forth in Section 12.03(c) (Assignments).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Removal,” “Remedial” and “Response” actions shall include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether the activities are those which might be taken by a Governmental Authority or those which a Governmental Authority or any other Person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other Persons under “removal,” “remedial,” or other “response” actions.

“Reportable Event” means a “reportable event” within the meaning of Section 4043(c) of ERISA.

“Required Lenders” means Lenders (excluding all Non-Voting Lenders) holding in excess of fifty percent (50.00%) of the Commitments (excluding the Commitments of all Non-Voting Lenders).

“Required LLC Provisions” has the meaning provided in Section 6.25 (Independent Member).

“Restricted Payments” means any (a) dividend or other distribution (whether in cash, securities or other property), or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interests of any Borrower, or on account of any return of capital to any holder of any such Equity Interest in, or any other Affiliate of, any Borrower, or any option, warrant or other right to acquire any such dividend or other distribution or payment, (b) any payments of amounts under Sections 5.3.2, 6.5.6 and 19.4.1 of the Design Build Contracts, and (c) any payment of any management, consultancy, administrative, services, or other similar fee to any Person who owns, directly or indirectly, any Equity Interest in any Borrower, or any Affiliate of any such Person other than, if consistent with the then effective Budget, pursuant to any Cargill Goods and Services Agreement.

“Revenue Account” has the meaning given in the Prepetition Credit Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Secured Parties” means the Lenders, the Agents and each of their respective successors, transferees and assigns.

“SG&A/Corporate Overhead Expenses” means, for any calculation period, 22.416% of the aggregate general, administrative, and corporate overhead expenses allocable to all manufacturing subsidiaries of VeraSun for such period.

“Site” means, (a) with respect to the Albion Plant, the “Land” and “Leased Premises” (each as defined in the Albion Deed of Trust); (b) with respect to the Bloomingburg Plant, the “Land” and “Leased Premises” (each as defined in the Bloomingburg Mortgage); and (c) with respect to the Linden Plant, the “Land” and “Leased Premises” (each as defined in the Linden Mortgage).

“SPV” has the meaning provided in Section 12.03(g) (Assignments).

“Structuring Fee” has the meaning given in Section 3.12(c) (Fees).

“Subsidiary” of any Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Superpriority” means, with respect to the priority of any claim, in accordance with section 364(c)(1) of the Bankruptcy Code, priority over all administrative expenses or other Postpetition claims of the kind specified in, or otherwise arising under, any section of the Bankruptcy Code (including, without limitation, sections 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) or 726 thereof), whether or not such other claims or expenses may become secured by a Lien, levy or attachment.

“Superpriority Non-Obligor Transfer Claim” has the meaning set forth in Section 5.04(d)(i) (Priority and Liens).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Tax” or “Taxes” means any present or future taxes (including income, gross receipts, license, payroll, employment, excise, severance, stamp, documentary, occupation, premium, windfall profits, environmental, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, ad valorem, alternative or add-on minimum, estimated, or other tax of any kind whatsoever), levies, imposts, duties, fees or charges imposed by any government or any governmental agency or instrumentality or any international or multinational agency or commission, including any interest, penalty, or addition thereto.

“Tax Return” means all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed with respect to, or in respect of, any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Temporary Idle” means the maintenance of the Plants in a state in which the Plant facilities are not producing ethanol with the exception of completing work in process inventory, and including a range of operations from a state wherein (i) Plant systems including fermentation tanks are maintained with an amount of work in process Product, to a state in which the Plant systems have been emptied and cleaned and the required process water and chemicals have been removed from the Plant facilities and (ii) Plant facilities operate with either a full complement of plant headcount, or, subject to prior written notice and consultation with the Administrative Agent (in the case of any reduction in headcount that is not the result of a termination for cause or a voluntary resignation by any person working at any Plant), a reduced plant headcount. “Temporary Idle” does not contemplate a shutdown of any Plant’s utility systems, or any cessation of compliance monitoring with respect to the Necessary Project Approvals.

“Termination Event” means (i) a Reportable Event with respect to any ERISA Plan, (ii) the initiation of any action by any Borrower, any ERISA Affiliate or any ERISA Plan fiduciary to terminate an ERISA Plan (other than a standard termination under Section 4041(b) of ERISA) or the treatment of an amendment to an ERISA Plan as a termination under Section 4041(e) of ERISA, (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan, (iv) the withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan during a plan year in which such Borrower or such ERISA Affiliate was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Multiemployer Plan participants who are employees of any Borrower or any ERISA Affiliate, (v) the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan, or (vi) any Borrower or any ERISA Affiliate is in default (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

“TIF Financing” means a financing by Albion on substantially the terms set forth in the Albion Redevelopment Contract.

“TIF Liens” means the security interest created pursuant to the Pledge and Security Agreement, dated as of August 17, 2007, between Albion as pledgor and Dougherty Funding, LLC as secured party.

“Trade Indebtedness” means all trade liabilities, Indebtedness or obligations with respect to any goods or services, incurred by any Person in the ordinary course of business and payable in accordance with customary practices.

“Transaction Documents” means, collectively, the Financing Documents and the Project Documents.

“Underwriting Fee” has the meaning given in Section 3.12(d) (Fees).

“Unfunded Benefit Liabilities” means, with respect to any ERISA Plan at any time, the amount (if any) by which (i) the present value of all accrued benefits calculated on an accumulated benefit obligation basis and based upon the actuarial assumptions used for accounting purposes (i.e., those determined in accordance with FASB statement No. 35 and used in preparing the ERISA Plan’s financial statements) exceeds (ii) the fair market value of all ERISA Plan assets allocable to such benefits, determined as of the then most recent actuarial valuation report for such ERISA Plan.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions.

“US BioEnergy DIP Facility” a credit facility approved by the Bankruptcy Court under which Postpetition debtor-in-possession financing is provided to the US BioEnergy Corporation, a South Dakota corporation, together with each of its wholly-owned Subsidiaries, which financing is secured by one or more Liens or claims pursuant to section 364(c) and 364(d) of the Bankruptcy Code.

“United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

“United States Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.

“Value” means, with respect to any inventory or other goods, the cost thereof to any Borrower, calculated on a first-in-first-out basis in accordance with GAAP.

“VeraSun” has the meaning given in the preamble.

“VeraSun Collateral” has the meaning provided in Section 5.02 (Granting Clause for VeraSun Collateral).

“VeraSun-Pledged Equity Interests” has the meaning given in Section 5.02(a) (Granting Clause for VeraSun Collateral).

“VeraSun Tax Sharing Agreement” means that tax sharing agreement with VeraSun and certain of its Affiliates, dated as of December 31, 2005, to which the Borrowers became parties on or about August 17, 2007.

“VSE DIP Facility” a credit facility approved by the Bankruptcy Court under which Postpetition debtor-in-possession financing is provided to VeraSun, together with certain of its wholly-owned Subsidiaries, which financing is secured by one or more Liens or claims pursuant to section 364(c) and 364(d) of the Bankruptcy Code.

“WDG” means wet distillers grains produced by the Borrowers at the Plants.

“Weekly Cash Flow Forecast” has the meaning given in Section 9.03(a) (Reporting Requirements).

“WestLB” means WestLB AG, New York Branch.

“WestLB Cash Collateral” has the meaning given in that certain “Consent Order Authorizing Use of West LB of Cash Collateral and Providing Adequate Protection Under 11 U.S.C. §§ 105, 361, and 363” entered by the Bankruptcy Court on November 4, 2008 under docket number 44, and in any Final Order issued with respect thereto.

Section 1.02 Principles of Interpretation. (a) Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have the same meanings when used in each Financing Document, notice and other communication delivered from time to time in connection with any Financing Document.

(b) Unless the context requires otherwise, any reference in this Agreement to any Transaction Document shall mean such Transaction Document and all schedules, exhibits and attachments thereto.

(c) All the agreements, contracts or documents defined or referred to herein shall mean such agreements, contracts or documents as the same may from time to time be supplemented or amended or the terms thereof waived or modified to the extent permitted by, and in accordance with, the terms thereof and this Agreement, and shall disregard any supplement, amendment or waiver made in breach of this Agreement.

(d) Any reference in any Financing Document relating to a Default or an Event of Default that has occurred and is continuing (or words of similar effect) shall be understood to mean that (i) in the case of a Default only, such Default has not been cured or remedied, or has not been waived by the Required Lenders, before becoming an Event of Default and (ii) in the case of an Event of Default, such Event of Default has not been cured and has not been waived by the Required Lenders.

(e) Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

(f) The words “herein,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement and all references to Articles, Sections, Exhibits and Schedules shall be references to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(g) The words “include,” “includes” and “including” are not limiting.

(h) The word “or” is not exclusive.

Section 1.03 UCC Terms. Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.

Section 1.04 Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used in any Financing Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with GAAP (subject, in the case of monthly or quarterly financial statements, to the absence of footnote disclosures and to normal year-end adjustments).

Section 1.05 Joint and Several. The Obligations of each Borrower under this Agreement and each other Financing Document to which any Borrower is a party shall constitute the joint and several obligations of all Borrowers, and references to “any Borrower” or to “the Borrowers” in this Agreement and such other Financing Documents shall mean and include all Borrowers or, where the context permits, any of the Borrowers. All representations, warranties, undertakings, agreements and obligations of each Borrower expressed or implied in this Agreement or any other Financing Document shall, unless the context requires otherwise, be deemed to be made, given or assumed by the Borrowers jointly and severally.

Section 1.06 Effect of Interim Financing. It is hereby understood and agreed that any extension of credit by the Lenders or the Issuing Bank pursuant to the DIP Financing Term Sheet and the Interim Order, which extension of credit was made after the Petition Date but prior to the date hereof, shall, as of the date hereof, constitute Loans and outstanding Obligations hereunder in a like amount.

ARTICLE II

COMMITMENTS AND BORROWING

On the terms, subject to the conditions and relying upon the representations and warranties herein set forth:

Section 2.01 Loans. (a) Each Lender agrees, severally and not jointly, on the terms and conditions of this Agreement, to make loans (each such loan, a “Loan”) to the Borrowers, from time to time but not more frequently than four (4) times each calendar month, until the last Business Day immediately preceding the Maturity Date in an aggregate principal amount from time to time outstanding, together with all participations in Letters of Credit acquired by such Lender pursuant to Section 2.02(c) (Letters of Credit), not in excess of the Commitment of such Lender; provided, however, that the aggregate principal amount of the Loans at any one time outstanding, plus the aggregate Maximum LC Available Amounts of all issued and outstanding Letters of Credit, shall not exceed the Aggregate Commitment.

(b) Each Borrowing of Loans shall be in the minimum amount of one hundred thousand Dollars ($100,000).

(c) Proceeds of each Loan (other than those resulting from a draw on a Letter of Credit) shall be deposited into the Revenue Account (or as otherwise agreed with the Administrative Agent and specified in the relevant Borrowing Notice) and applied solely in accordance with this Agreement and shall be used solely in accordance with the Budget (subject to the variances contemplated in Section 9.02(y) (Negative Covenants - Financial Covenants)).

(d) Neither the proceeds of the Loans nor any portion of the Carve-Out may be used to challenge the amount, validity, perfection, priority or enforceability of, or assert any defense, counterclaim or offset to (i) any of the Obligations or the Financing Liens or (ii) the Obligations or the Security (each as defined in the Prepetition Credit Agreement), or otherwise litigate against any of the Secured Parties or the Senior Secured Parties (as defined in the Prepetition Credit Agreement); provided, that the Committee may spend up to an aggregate amount not to exceed two hundred thousand Dollars ($200,000) to investigate any potential claims against the Prepetition Lenders or their Agents (as defined in the Prepetition Credit Agreement), and any potential defenses to their claims, security, interests and liens.

(e) Within the limits set forth in Section 2.01(a), the Borrowers may pay or prepay and reborrow Loans.

Section 2.02 Letters of Credit. (a) The Issuing Bank agrees at any time on or after the Closing Date, and from time to time on the terms and conditions of this Agreement, upon receipt from the Borrowers of an Issuance Request, to issue a Letter of Credit on behalf of any Borrower on the date and in the amount set forth in such Issuance Request; provided, that (i) Letters of Credit may only be issued with the prior written consent of the Required Lenders, (ii) the aggregate Maximum LC Available Amounts of all issued and outstanding Letters of Credit shall not exceed the LC Cap, (iii) the aggregate Maximum LC Available Amounts of all issued and outstanding Letters of Credit plus the aggregate outstanding principal amount of all Loans shall not exceed the Aggregate Commitment and (iv) no more than ten (10) separate Letters of Credit shall be outstanding at any one time. Subject to the foregoing, in the event a Funding Default exists, the Issuing Bank shall not be required to issue any Letter of Credit unless the Issuing Bank has entered into arrangements reasonably satisfactory to it and the Borrowers to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit of each Defaulting Lender, including by cash collateralizing each such Defaulting Lender’s Commitment Percentage of the Maximum LC Available Amount of such Letter of Credit as of the date of issuance.

(b) The Borrower shall give the Administrative Agent at least five (5) Business Days’ irrevocable prior written notice (or such shorter period agreed by the Issuing Bank) (such notice, in substantially the form of Exhibit F, an “Issuance Request”) (effective upon receipt) specifying the date (which shall be a day that is no later than thirty (30) days preceding the scheduled Maturity Date) a Letter of Credit is requested to be issued, describing in reasonable detail the nature of the transactions or obligations proposed to be supported thereby (which shall be of the nature described in Section 2.02(a)(i)), the Maximum LC Available Amount of such Letter of Credit, which shall be no less than five thousand Dollars ($5,000)). Upon receipt of an Issuance Request, the Administrative Agent shall promptly advise the Issuing Bank of the contents thereof.

(c) Each Lender (other than the Issuing Bank) agrees that, upon the issuance of any Letter of Credit hereunder, it shall automatically acquire a participation in the Issuing Bank’s liability thereunder in an amount equal to such Lender’s Commitment Percentage of such liability, and each Lender (other than the Issuing Bank) thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Issuing Bank to pay and discharge when due, its Commitment Percentage of the Issuing Bank’s liability under each Letter of Credit.

(d) Upon receipt from a beneficiary under a Letter of Credit of a demand for payment thereunder, in proper form to accomplish a draw in accordance with the terms thereof, the Issuing Bank (through the Administrative Agent) shall promptly notify each other Lender and the Borrowers of the amount to be paid by the Issuing Bank as a result of such demand and the date on which payment is to be made by the Issuing Bank to such beneficiary in respect of such demand. Immediately following such demand by a beneficiary of payment under a Letter of Credit, the Administrative Agent shall give each Lender prompt notice of the amount of the actual demand for payment, specifying such Lender’s Commitment Percentage of the amount of such demand.

(e) Upon receipt of the notice described in Section 2.02(d), each Lender (other than the Issuing Bank) shall pay, on the proposed funding date of a draw under the Letter of Credit, the amount of such Lender’s Commitment Percentage of any payment under the Letter of Credit by wire transfer of immediately available funds to the Administrative Agent for the account of the Issuing Bank, not later than 11:00 a.m. New York City time. Each Lender’s obligation to make such payments to the Administrative Agent for the account of the Issuing Bank under this Section 2.02(e), and the Issuing Bank’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (i) the failure of any other Lender to make its payment under this Section 2.02(e), (ii) the financial condition of the Borrowers, (iii) the existence of any Default or Event of Default or (iv) the termination of any Commitments. Each such payment to the Issuing Bank shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) To the extent that any Lender fails to pay any amount required to be paid pursuant to Section 2.02(e) on the date such amounts are due to be paid, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from and including such due date to but excluding the date such payment is made at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus (in either such case) two percent (2%).

(g) Each drawing honored by the Issuing Bank under a Letter of Credit shall reduce the Maximum LC Available Amount under such Letter of Credit by the amount of such drawing.

(h) Notwithstanding anything herein to the contrary (including Section 8.02 (Conditions to All Borrowings and Issuances)), any payments by the Issuing Bank under any Letter of Credit shall automatically be considered to be a Loan to the Borrowers from the Issuing Bank and the other Lenders making payments to the Issuing Bank in accordance with Section 2.02(e) in an amount equal to such Issuing Bank’s and each such other Lenders’ Commitment Percentage of the amount of the drawing on the Letter of Credit. All such Loans shall be repaid or prepaid by the Borrowers in accordance with the provisions of Article III (Repayments, Prepayments, Interest and Fees). Any such Loan shall initially be made as a Base Rate Loan.

(i) The issuance of each Letter of Credit shall be subject to, in addition to the conditions precedent set forth in Section 8.02 (Conditions to All Borrowings and Issuances), the conditions precedent that (i) such Letter of Credit shall be in such form and contain such terms as shall be satisfactory to the Issuing Bank consistent with its then-current practices and procedures with respect to letters of credit of the same type; (ii) such Letter of Credit shall be issued solely for the purposes set forth in Section 2.02(a)(i); (iii) the term of each Letter of Credit shall expire no later than the scheduled Maturity Date, as may be extended in accordance herewith; and (iv) the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as the Issuing Bank shall have reasonably requested consistent with its then-current practices and procedures with letters of credit of the same type. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

Section 2.03 Notice of Borrowings. From time to time, but not more frequently than four (4) times each calendar month, the Borrowers may propose a Borrowing by delivering to the Administrative Agent a properly completed Borrowing Notice not later than 11:00 a.m., New York City time, one (1) Business Day prior to the proposed Borrowing Date (or such shorter period agreed by the Administrative Agent). Each Borrowing Notice delivered pursuant to this Section 2.03 shall be irrevocable and shall refer to this Agreement and specify (w) whether such Borrowing is requested to be of Eurodollar Loans (in which case such Borrowing Request must be delivered not later than 11:00 a.m., New York City time, three (3) Business Days prior to the proposed Borrowing Date (or such shorter period agreed by the Administrative Agent)) and/or Base Rate Loans, (x) the requested Borrowing Date (which shall be a Business Day), (y) the amount of such requested Borrowing and (z) the initial Interest Period for the Loans requested (in the case of Eurodollar Loans). The Administrative Agent shall promptly advise the Lenders of any Borrowing Notice given pursuant to this Section 2.03 and of each Lender’s portion of the requested Borrowing.

Section 2.04 Borrowing of Loans. (a) Subject to Section 2.04(d), each Borrowing shall consist of Loans made by the Lenders ratably in accordance with their respective applicable Commitment Percentages and shall consist of Eurodollar Loans or Base Rate Loans as the Borrower may request, pursuant to Section 2.03 (Notice of Borrowings); provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b) Subject to Section 4.04 (Obligation to Mitigate), each Lender may (without relieving any Borrower of its obligation to repay a Loan in accordance with the terms of this Agreement and the Notes) at its option fulfill its Commitment with respect to any such Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan.

(c) Subject to Section 2.04(d) each Lender shall make a Loan in the amount of its applicable Commitment Percentage of each Borrowing hereunder on the proposed Borrowing Date by wire transfer of immediately available funds to the Administrative Agent, not later than 11:00 a.m., New York City time, and the Administrative Agent shall deposit the amounts so received (other than those resulting from a draw on a Letter of Credit) into the Revenue Account, or as otherwise specified in the relevant Borrowing Notice; provided, that if a Borrowing does not occur on the proposed Borrowing Date because any condition precedent to such requested Borrowing herein specified has not been met, the Administrative Agent shall return the amounts so received to the respective Lenders without interest.

(d) Unless the Administrative Agent shall have been notified by any Lender prior to a proposed Borrowing Date that such Lender will not make available to the Administrative Agent its portion of the Borrowing proposed to be made on such date, the Administrative Agent may assume that such Lender has made such amounts available to the Administrative Agent on such date and the Administrative Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made such amount available to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender and, if such Lender pays such amount (together with the interest noted below), then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. If such Lender does not pay such corresponding amount upon the Administrative Agent’s demand or within two (2) Business Days from the date of such Borrowing, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall repay such corresponding amount to the Administrative Agent within two (2)Business Days of the Administrative Agent’s written request. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at an interest rate per annum equal to (i) in the case of a payment made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment made by the Borrowers, the Base Rate plus the Applicable Margin. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitment hereunder. Notwithstanding anything to the contrary in this Agreement or any other Financing Document, the Administrative Agent may, subject to the rights of the other Secured Parties under the Financing Documents and with prior notice to the Borrowers, apply all funds and proceeds of Collateral available for the payment of any Obligation to repay any amount owing by any Lender to the Administrative Agent as a result of such Lender’s failure to fund its applicable share of any Borrowing. A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amounts owing under this Section 2.04(d) shall be conclusive, absent manifest error.

Section 2.05 Evidence of Indebtedness. (a) Each Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business, including the Register for the recordation of the Loans maintained by the Administrative Agent in accordance with the provisions of Section 12.03(c) (Assignments). The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive evidence, absent manifest error, of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b) The Borrowers agree that in addition to such accounts or records referred to in Section 2.05(a), the Loans made by each Lender may, if requested by the Lenders, be evidenced in each case by a Note or Notes duly executed on behalf of each Borrower, dated the Closing Date (or, if later, the date of any request therefor by a Lender). Each such Note shall be payable to such Lender or its registered assigns in a principal amount equal to such Lender’s Commitment. Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

Section 2.06 Termination or Reduction of Commitments. (a) Any unused Commitments shall be terminated upon the occurrence of an Event of Default if required pursuant to Section 10.02 (Action upon Event of Default) in accordance with the terms thereof.

(b) On the Maturity Date, any Commitments (other than the obligations to participate in the Issuing Bank’s liability under any outstanding Letter of Credit pursuant to Section 2.02(c) (Letters of Credit)) shall be automatically and permanently terminated in full and the Borrower shall be required either (i) to cash collateralize all outstanding Letters of Credit by posting an amount in cash equal to, or (ii) to provide a letter of credit in form and substance satisfactory to the Issuing Bank and the Required Lenders from a bank satisfactory to the Required Lenders with respect to, the aggregate Maximum LC Available Amounts under all issued and outstanding Letters of Credit.

(c) The Aggregate Commitment shall be automatically reduced to the extent of, and in the amount of, any prepayment of the Loans pursuant to Sections 3.08 (Mandatory Prepayment).

Section 2.07 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Loan (in each case, a “Defaulted Loan”), then (i) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be a Non-Voting Lender; and (ii) to the extent permitted by applicable law, during any Default Period and until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans shall be applied to the outstanding Loans of other Lenders as if such Defaulting Lender had no Loans outstanding, (B) any mandatory prepayment of the Loans shall be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding, (C) such Defaulting Lender shall not be entitled to receive any Commitment Fee or Letter of Credit Availability Fee pursuant to Section 3.12 (Fees) with respect to such Defaulting Lender’s Commitment; and (D) availability of Loans pursuant to Section 2.01(a) (Loans) and Letters of Credit pursuant to Section 2.02(a) (Letters of Credit) shall, as at any date of determination, be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.07, performance by the Borrowers of their obligations hereunder and the other Financing Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.07. The rights and remedies against a Defaulting Lender under this Section 2.07 are in addition to other rights and remedies which the Borrowers may have against such Defaulting Lender with respect to any Funding Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

ARTICLE III

REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

Section 3.01 Repayment of Borrowings. The Borrowers unconditionally and irrevocably promise to pay in full to the Administrative Agent for the ratable account of each Lender the aggregate outstanding principal amount of the Loans on the Maturity Date.

Section 3.02 Interest Payment Dates. (a) Interest accrued on each Loan shall be payable, without duplication:

(i)	on the Maturity Date;

(ii)	on each Interest Payment Date for such Loan; and

(iii)	on any date when such Loan is prepaid hereunder to the extent set forth in Section 3.09(b)(Application of Prepayments; General Prepayment Provisions).

(b) Interest accrued on the Loans or other monetary Obligations after the date such amount is due and payable (whether on the Maturity Date, any Interest Payment Date, upon acceleration or otherwise) shall be payable upon demand.

Section 3.03 Interest Rates. (a) Pursuant to each properly delivered Borrowing Notice and Interest Period Notice, (i) each Eurodollar Loan shall accrue interest at a rate per annum during each Interest Period applicable thereto equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin and (ii) each Base Rate Loan shall accrue interest at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin.

(b) On or before 11:00 a.m., New York City time, at least five (5) Business Days prior to the end of each Interest Period for each Eurodollar Loan, and from time to time upon not fewer than five (5) Business Days’ prior notice for any Base Rate Loans, the Borrowers may deliver to the Administrative Agent an Interest Period Notice setting forth the Borrowers’ election (i) to continue any such Eurodollar Loan as (or convert any such Base Rate Loan to) a Eurodollar Loan or (ii) to convert any such Eurodollar Loan to a Base Rate Loan at the end of the then-current Interest Period; provided that if a Default or Event of Default has occurred and is continuing, all Eurodollar Loans shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods. Upon the waiver or cure of such Default or Event of Default, the

Borrowers shall have the option to continue such Loans as Base Rate Loans and/or to convert such Loans to Eurodollar Loans (by delivery of an Interest Period Notice), subject to the notice periods set forth above. Notwithstanding anything to the contrary, any portion of the Loans maturing in less than one month may not be continued as, or converted to, Eurodollar Loans and will automatically convert to Base Rate Loans at the end of the then-current Interest Period.

(c) If the Borrowers fail to deliver an Interest Period Notice in accordance with Section 3.03(b) (i) with respect to any Eurodollar Loan, such Eurodollar Loan shall automatically continue as a Eurodollar Loan or (ii) with respect to any Base Rate Loan, such Base Rate Loan shall automatically continue as a Base Rate Loan.

(d) All Eurodollar Loans shall bear interest from and including the first day of the applicable Interest Period to (and including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Loan.

(e) Notwithstanding anything to the contrary, the Borrowers shall have, in the aggregate, no more than four (4) separate Eurodollar Loans outstanding at any one time. For purposes of the foregoing, (i) Eurodollar Loans having Interest Periods starting on different dates shall be considered separate Eurodollar Loans, and (ii) Eurodollar Loans having Interest Periods starting on the same date shall be considered a single Eurodollar Loan.

(f) All Base Rate Loans shall bear interest from and including the date when borrowed (or the day on which Eurodollar Loans are converted to Base Rate Loans under Section 3.03(b) or under Article IV (Eurodollar Rate and Tax Provisions)) to (and excluding) the date when repaid (or the day on which Base Rate Loans are converted to Eurodollar Loans pursuant to the terms hereof) at the interest rate determined as applicable to such Base Rate Loan.

Section 3.04 Default Interest Rates. (a) If all or a portion of (i) the principal amount of any Loan is not paid when due (whether on the Maturity Date, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto plus 2% or (ii) any Obligation (other than principal on the Loans) is not paid when due (whether on the Maturity Date, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(b) Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default under Section 10.01(o) (Events of Default - Nonpayment), for which provision is made in Section 3.04(a)), the Borrowers shall pay, in addition to the interest then payable on any Loan, additional interest (before as well as after judgment) on the Loans at two percent (2%) per annum (the rate in effect plus such two percent (2%) per annum, the “Default Rate”) until such Event of Default is cured or waived.

Section 3.05 Interest Rate Determination. The Administrative Agent shall determine the interest rate applicable to the Loans and shall give prompt notice to the Borrowers and the Lenders of such determination, and its determination thereof shall be conclusive in the absence of manifest error.

Section 3.06 Computation of Interest and Fees. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by WestLB’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for Eurodollar Loans and for Base Rate Loans when the Base Rate is determined by the Federal Funds Effective Rate shall be made on the basis of a 360-day year and actual days elapsed, as pro-rated for any partial month, as applicable.

(b) Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall bear interest for one (1) day.

(c) Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 3.07 Optional Prepayment. (a) The Borrowers shall have the right at any time, and from time to time, to prepay the Loans and/or cash collateralize the outstanding Letters of Credit, in whole or in part, upon not fewer than five (5) Business Days’ prior written notice to the Administrative Agent, in each case by payments to the Administrative Agents for application in accordance with Section 3.09 (Application of Prepayments; General Prepayment Provisions).

(b) Each notice of prepayment and/or cash collateralization given by the Borrowers under this Section 3.07 shall specify the date of prepayment and/or cash collateralization and the portion of the principal amount of the Loans to be prepaid and/or the portion of the Maximum LC Available Amounts of outstanding Letters of Credit to be cash collateralized.

Section 3.08 Mandatory Prepayment. The Borrowers shall be required to prepay the Loans and/or cash collateralize the Letters of Credit as follows, in each case by payments to the Administrative Agents for application in accordance with Section 3.09 (Application of Prepayments; General Prepayment Provisions):

(a) within five (5) Business Days of receipt by the Borrowers of Insurance Proceeds in an aggregate amount greater than five hundred thousand Dollars ($500,000) arising from any one claim or any series of claims relating to the same occurrence with respect to any Plant, in the entire amount of such Insurance Proceeds;

(b) within five (5) Business Days of receipt by any Borrower of any Condemnation Proceeds, in the entire amount of such Condemnation Proceeds;

(c) within five (5) Business Days of receipt by any Borrower of Project Document Termination Payments, in the entire amount of such Project Document Termination Payments;

(d) within five (5) Business Days of receipt by any Borrower of Net Cash Proceeds (not constituting Insurance Proceeds or Condemnation Proceeds) of any Disposition(s) (including a sale of all or substantially all of the assets of the Borrowers) that are not used for replacement in accordance with Section 9.02(f)(i) (Negative Covenants - Asset Dispositions) and are in an aggregate amount greater than one hundred thousand Dollars ($100,000) arising from any one or multiple Disposition, in the entire amount of such Net Cash Proceeds; and

(e) within one (1) Business Day of receipt of the Net Cash Proceeds derived from the following incurrence, if at any time prior to the repayment in full of all Obligations, including subsequent to the confirmation of any reorganization plan, any of the Borrowers, any trustee, any examiner with enlarged powers or any responsible officer subsequently appointed, shall incur Indebtedness pursuant to section 364(b), 364(c) or 364(d) of the Bankruptcy Code in violation of the terms of the Final Order or this Agreement.

Section 3.09 Application of Prepayments; General Prepayment Provisions. (a) Amounts prepaid and/or cash collateralized under Section 3.07 (Optional Prepayment) or Section 3.08 (Mandatory Prepayment) shall be applied:

(i)	first, to the payment of all costs, fees, expenses and indemnities then due and payable to the Agents and the Lenders, including fees and expenses of attorneys, accountants, consultants, financial advisers and other advisers (including the Consultants) reimbursable hereunder;

(ii)	second, to the payment of all accrued and unpaid interest then due and payable on the Loans, pro rata among the Lenders in proportion to their respective principal amounts of outstanding Loans;

(iii)	third, to the payment of the principal amount of the Loans, pro rata among the Lenders in proportion to their respective principal amounts of outstanding Loans (except as otherwise provided in Section 2.07 (Defaulting Lenders) with respect to any Defaulting Lender, in the event that amounts available are insufficient to repay all Lenders in full);

(iv)	fourth, to cash collateralize the Maximum LC Available Amounts under all Letters of Credit then outstanding by deposit into an account designated by the Issuing Bank of such cash collateral to secure the repayment of any Loans that may result from a draw on any such Letter of Credit;

(v)	fifth, if all outstanding Loans have been paid in full and all Letters of Credit have been cash collateralized in full, to pay any other Obligations until paid in full; and

(vi)	sixth, to the Borrowers (or to such other Persons as are entitled thereto under applicable Law).

(b) All prepayments under Section 3.07 (Optional Prepayment) and Section 3.08 (Mandatory Prepayment) shall be made by the Borrowers to the Administrative Agent for the account of the Lenders and shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment and by any additional amounts required to be paid under Section 4.05 (Funding Losses).

(c) Amounts prepaid pursuant to Section 3.08 (Mandatory Prepayment) may not be reborrowed.

(d) Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 4.05 (Funding Losses).

(e) The Administrative Agent shall not be liable for any application of amounts made by it in good faith (absent gross negligence or willful misconduct of the Administrative Agent) and, if any such good faith application is subsequently determined to have been made in error (absent gross negligence or willful misconduct of the Administrative Agent), the sole recourse of any Lender or other Person to whom such amount should have been paid shall be to recover the amount from the Person that actually received it (and, if such amount was received by any other Lender, such Lender hereby agrees to return it).

Section 3.10 Time and Place of Payments. (a) The Borrowers shall make each payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder and under any other Financing Document without setoff, deduction or counterclaim not later than 11:00 a.m. New York City time on the date when due in Dollars in immediately available funds to the Administrative Agent at the following account: JPMorgan Chase Bank - NY, Acct. #920-1-060663, for the Account of WestLB AG-NY Branch, ABA #021-000-021, Ref: ASA OpCO, Attention: Andrea Bailey, or at such other office or account as may from time to time be specified by the Administrative Agent to the Borrowers. Funds received after 11:00 a.m. New York City time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day.

(b) The Administrative Agent shall promptly remit in immediately available funds to each Secured Party its share, if any, of any payments received by the Administrative Agent for the account of such Secured Party.

(c) Whenever any payment (including any payment of principal of or interest on any Loan or any Fees or other Obligations) hereunder or under any other Financing Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall (except as otherwise required by the proviso to the definition of “Interest Period” with respect to Eurodollar Loans) be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable.

Section 3.11 Borrowings and Payments Generally. (a) Unless the Administrative Agent has received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Lenders the amount due. If the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender with respect to any amount owing under this Section 3.11(a) shall be conclusive, absent manifest error.

(b) Nothing herein shall be deemed to obligate any Lender to obtain funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain funds for any Loan in any particular place or manner.

(c) The Borrowers hereby authorize each Lender, if and to the extent payment owed to such Lender is not made when due under this Agreement or under the Notes held by such Lender, to charge from time to time against any or all of any Borrower’s accounts with such Lender any amount so due.

Section 3.12 Fees. (a) From and including the date hereof until the Maturity Date, the Borrowers agree to pay to the Administrative Agent, for the account of the Lenders, on the last Business Day of each month, a commitment fee (a “Commitment Fee”) equal to two percent (2%) per annum on the average daily amount by which the Aggregate Commitment exceeds the sum of (x) the outstanding amount of Loans plus (y) the aggregate Maximum LC Available Amount of all outstanding Letters of Credit, in each case, during the calendar month or portion thereof then ended. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days.

(b) Upon the issuance of each Letter of Credit pursuant to Section 2.02 (Letters of Credit) and until the termination, cancellation or expiration of such Letter of Credit, the Borrowers agree to pay to the Administrative Agent, on the last Business Day of each month and on the date on which such Letter of Credit expires, is cancelled or terminates, (i) for the account of the Issuing Bank, a fronting fee (the “Letter of Credit Fronting Fee”) equal to an amount calculated at a rate per annum equal to one percent (1%) of the average daily Maximum LC Available Amount under such Letter of Credit during the calendar month or portion thereof then ended, and (ii) for the account of the Lenders, an availability fee (the “Letter of Credit Availability Fee”) equal to an amount calculated at a rate per annum on the average daily Maximum LC Available Amount under such Letter of Credit during the calendar month or portion thereof then ended equal to four percent (4%). All Letter of Credit Availability Fees and Letter of Credit Fronting Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days, as pro-rated for any partial month, as applicable.

(c) On or before the Closing Date, the Borrowers shall pay to WestLB for its own account a structuring fee (the “Structuring Fee”) in an amount equal to one half of one percent (0.5%) of the Aggregate Commitment.

(d) On or before the Closing Date, the Borrowers shall pay to the Administrative Agent, for the account of Lenders with commitments as of the date of the Interim Order, an underwriting fee (the “Underwriting Fee”) of one half of one percent (0.5%) of the Aggregate Commitment.

(e) On or before the Closing Date, the Borrowers shall pay to the Administrative Agent, for the account of Lenders, a facility fee (the “Facility Fee”) in an amount equal to two percent (2%) of the Aggregate Commitment.

(f) Each Borrower agrees to pay to the Administrative Agent for the account of WestLB, the Lenders and the Agents, additional fees in the amounts and at the times from time and time agreed to by the Borrowers and the Agents, including pursuant to the Fee Letter.

(g) All Fees shall be paid on the dates due, in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.

Section 3.13 Pro Rata Treatment. (a) Except as otherwise expressly provided herein (including Section 4.01 (Eurodollar Rate Lending Unlawful) and, with respect to reduction of Commitments, Section 2.07 (Defaulting Lender) with respect to any Defaulting Lender), each Funding of Loans and each reduction of Commitments shall be allocated by the Administrative Agent pro rata among the Lenders in accordance with their respective Commitment Percentages.

(b) Except as required under Article IV (Eurodollar Rate and Tax Provisions), and, with respect to any Defaulting Lender, Section 2.07 (Defaulting Lenders), (i) each payment or prepayment of principal of the Loans shall be allocated by the Administrative Agent pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans, (ii) each payment of interest on the Loans shall be allocated by the Administrative Agent pro rata among the Lenders in accordance with the respective interest amounts outstanding on their outstanding Loans, and (iii) each payment of fees on the Commitments and/or the Letters of Credit (other than the Letter of Credit Fronting Fee) shall be allocated by the Administrative Agent pro rata among the Lenders in accordance with their respective Commitment Percentages.

(c) Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount.

Section 3.14 Sharing of Payments. (a) If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Article IV (Eurodollar Rate and Tax Provisions)) in excess of its pro rata share of payments then or therewith obtained by all Lenders holding Loans of such type, such Lender shall purchase from the other Lenders such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender that has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (x) the amount of such selling Lender’s required repayment to the purchasing Lender to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 12.15 (Rights of Setoff)) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

(b) If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section 3.14 to share in the benefits of any recovery on such secured claim.

ARTICLE IV

EURODOLLAR RATE AND TAX PROVISIONS

Section 4.01 Eurodollar Rate Lending Unlawful. (a) If any Lender reasonably determines (which determination shall, upon notice thereof to the Borrowers and the Administrative Agent, be conclusive and binding on the Borrowers absent manifest error) that the introduction of or any change in or in the interpretation of any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Lender to make, maintain or fund any Loan as a Eurodollar Loan, the obligations of such Lender to make, maintain or fund any Loan as a Eurodollar Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the

Administrative Agent that the circumstances causing such suspension no longer exist, and all Eurodollar Loans of such Lender shall automatically convert into Base Rate Loans at the end of the then-current Interest Periods with respect thereto or sooner, if required by such Law or assertion. Upon any such conversion the Borrowers shall pay any accrued interest on the amount so converted and, if such conversion occurs on a day other than the last day of the then-current Interest Period for such affected Eurodollar Loans, such Lender shall be entitled to make a request for, and the Borrowers shall pay, compensation for breakage costs under Section 4.05 (Funding Losses).

(b) If such Lender notifies the Borrowers that the circumstances giving rise to the suspension described in Section 4.01(a) no longer apply, the Borrowers may elect (by delivering an Interest Period Notice) to convert the principal amount of any such Base Rate Loan to a Eurodollar Loan in accordance with this Agreement.

(c) Each Lender shall be entitled to fund and maintain all or any part of a Loan in any manner it deems fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained amounts bearing interest at a Eurodollar Rate through the purchase of deposits having a maturity corresponding to the applicable Interest Periods and bearing an interest rate equal to the appropriate Eurodollar Rate for such Interest Periods.

Section 4.02 Inability to Determine Eurodollar Rates. (a) In the event, and on each occasion, that on or before the day that is three (3) Business Days prior to the commencement of any Interest Period for any Eurodollar Loan, the Administrative Agent shall have determined in good faith that (i) Dollar deposits in the amount of such Loan and with an Interest Period similar to such Interest Period are not generally available in the London interbank market, or (ii) the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making, maintaining or funding the principal amount of such Loan during such Interest Period, or (iii) adequate and reasonable means do not exist for ascertaining LIBOR, the Administrative Agent shall forthwith notify the Borrowers and the Lenders of such determination, whereupon each such Eurodollar Loan will automatically, on the last day of the then-existing Interest Period for such Eurodollar Loan, convert into a Base Rate Loan. In the event of any such determination pursuant to Section 4.02(a)(i) or (iii), any Borrowing Notice delivered by the Borrowers shall be deemed to be a request for a Base Rate Loan until the Administrative Agent determines that the circumstances giving rise to such notice no longer exist. In the event of any determination pursuant to Section 4.02(a)(ii), each affected Lender may, and is hereby authorized by the Borrowers to, fund its portion of the Loans as a Base Rate Loan. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

(b) Upon the Administrative Agent’s determination that the condition that was the subject of a notice under Section 4.02(a) has ceased, Administrative Agent shall forthwith notify the Borrower and the Lenders of such determination, whereupon the Borrowers may elect (by delivering an Interest Period Notice) to convert any such Base Rate Loan to a Eurodollar Loan in accordance with this Agreement.

Section 4.03 Increased Eurodollar Loan Costs. If after the date hereof, the adoption of any applicable Law or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or its Eurodollar Office) with any request or directive (whether or not having the force of law) of any Governmental Authority would increase the cost to such Lender of, or result in any reduction in the amount of any sum receivable by such Lender (whether of principal, interest or any other amount) in respect of, making, maintaining or funding (or of its obligation to make, maintain or fund) the Loans as Eurodollar Loans, then the Borrowers agree to pay to the Administrative Agent for the account of such Lender the amount of any such increase or reduction. Such Lender shall promptly notify the Administrative Agent and the Borrowers in writing of the occurrence of any such event, such notice to state in reasonable detail the reasons (including the basis for determination) therefor and the additional amount required to compensate fully such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers directly to such Lender within five (5) Business Days of delivery of such notice, and such notice shall be binding on the Borrowers absent manifest error.

Section 4.04 Obligation to Mitigate. (a) Each Lender agrees after it becomes aware of the occurrence of an event that would entitle it to give notice pursuant to Section 4.01 (Eurodollar Rate Lending Unlawful), 4.03 (Increased Eurodollar Loan Costs), or 4.06 (Increased Capital Costs) or to receive additional amounts pursuant to Section 4.07 (Taxes), such Lender shall use reasonable efforts to make, fund or maintain its affected Loan through another lending office (i) if as a result thereof the increased costs would be avoided or materially reduced or the illegality would thereby cease to exist and (ii) if, in the opinion of such Lender, the making, funding or maintaining of such Loan through such other lending office would not be disadvantageous to such Lender, contrary to such Lender’s normal banking practices or violate any applicable Law.

(b) No change by a Lender in its Domestic Office or Eurodollar Office made for such Lender’s convenience shall result in any increased cost to the Borrowers.

(c) If any Lender demands compensation pursuant to Section 4.03 (Increased Eurodollar Loan Costs) or 4.06 (Increased Capital Costs) with respect to any Eurodollar Loan, the Borrowers may, at any time upon at least five (5) Business Day’s prior notice to such Lender through the Administrative Agent, elect to convert such Loan into a Base Rate Loan. Thereafter, unless and until such Lender notifies the Borrowers that the circumstances giving rise to such notice no longer apply, all such Eurodollar Loans by such Lender shall bear interest as Base Rate Loans. If such Lender notifies the Borrowers that the circumstances giving rise to such notice no longer apply, the Borrowers may elect (by delivering an Interest Period Notice) to convert the principal amount of each such Base Rate Loan to a Eurodollar Loan in accordance with this Agreement.

Section 4.05 Funding Losses. In the event that any Lender incurs any loss or expense (including any loss or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as a Eurodollar Loan, and any customary administrative fees charged by such Lender in connection with the foregoing) as a result of (a) any conversion or repayment or prepayment of the principal amount of any Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.07 (Optional Prepayment), 3.08 (Mandatory Prepayment), 4.01(a) Eurodollar Rate Lending Unlawful) or otherwise, or (b) the Borrowers failing to make a Borrowing in accordance with any Borrowing Notice; then, upon the written notice (including the basis for determination) of such Lender to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall, within five (5) Business Days of receipt thereof, pay to the Administrative Agent for the account of such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall be binding on the Borrowers absent manifest error.

Section 4.06 Increased Capital Costs. If after the date hereof any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any applicable Law or guideline, or request (whether or not having the force of law) of any Governmental Authority affects the amount of capital required to be maintained by any Lender, and such Lender reasonably determines that the rate of return on its capital as a consequence of its Loan is reduced to a level below that which such Lender could have achieved but for the occurrence of any such circumstance then, in any such case upon notice from time to time by such Lender to the Borrowers, the Borrowers shall pay within five (5) Business Days after such demand directly to such Lender additional amounts sufficient to compensate such Lender for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts (including the basis for determination) shall be binding on the Borrowers absent manifest error.

Section 4.07 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Obligations shall be made free and clear of, and without deduction for, any Indemnified Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes from any such payment, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.07) the Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrowers. In addition, the Borrowers shall timely pay any Indemnified Taxes arising from any payment made under any Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Financing Document and not collected by withholding at the source as contemplated by Section 4.07(a) to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrowers. The Borrowers shall indemnify each Agent and each Lender, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.07) paid by such Agent or Lender, as the case may be, and any penalties, interest, additions to tax and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (including the basis of determination) delivered to the Borrowers by a Lender or Agent, as the case may be, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Forms. The Administrative Agent and each Lender (including any Person to which any Lender transfers its interests in this Agreement as provided under Section 12.03 (Assignments)) that is not a United States Person (a “Non-U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent, as applicable, two (2) copies of U.S. Internal Revenue Service Form W-8ECI, Form W-8BEN and/or Form W 8IMY (with any required supporting documentation and any other certificate or statements required for exemption from, or reduction of, U.S. federal withholding tax), or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments of interest by the Borrowers under the Financing Documents if such Lender is legally entitled to so claim, together with, in the case of a Non-U.S. Lender that is relying on an exemption pursuant to Section 871(h) or 881(c) of the Code, a certificate substantially in the form of Exhibit H certifying that such Lender is not a bank described in Section 881(c)(3)(A) of the Code. The Administrative Agent and each Lender (including any Person to which any Lender transfers its interests in this Agreement as provided under Section 12.03 (Assignments)) that is a United States Person shall deliver, to the extent required by the Treasury Regulations promulgated under section 1441 of the Code, to the Borrowers and the Administrative Agent two (2) copies of U.S. Internal revenue Service Form W-9 or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender. Such forms shall be delivered by the Administrative Agent and each Lender on or before the date it becomes a party to this Agreement. In addition, the Administrative Agent and each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender and upon the respective Lender or Administrative Agent becoming aware (or being notified by the Borrowers) of a change in circumstances requiring a new or updated form. Each Lender shall promptly notify the Borrowers and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by U.S. taxing authorities for such purpose). The Borrowers shall not be obligated to pay any additional amounts in respect of U.S. federal income taxes pursuant to this Section 4.07 (or make an indemnification payment pursuant to this Section 4.07) to any Lender or the Administrative Agent (or any other Person to which any Lender transfers its interests in this Agreement as provided under Section 12.03 (Assignments)) if the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure by such Lender to comply with this Section 4.07(e).

Section 4.08 Replacement of Lender. The Borrowers shall be permitted to replace (with one or more replacement Lenders) any Lender that requests reimbursement for, or is otherwise entitled to, amounts owing pursuant to Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(a) (Taxes - Payments Free of Taxes); provided, that (i) such replacement does not conflict with any Law or any determination of an arbitrator or a court or other Governmental Authority, in each case applicable to any Borrower or such Lender or to which any Borrower or such Lender or any of their respective property is subject, (ii) no

Default or Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, the Lender to be replaced shall have taken no action under Section 4.04 (Obligation To Mitigate) so as to eliminate the need for payment of amounts owing pursuant to Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(a) (Taxes - Payments Free of Taxes), (iv) the replacement Lender shall purchase, at par, the Loans and all other amounts owing to such replaced Lender prior to the date of replacement, (v) the Borrowers shall be liable to such replaced Lender under Section 4.05 (Funding Losses) if any Eurodollar Loan owing to such replaced Lender is be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (vi) the replacement Lender is an Eligible Assignee, (vii) such replacement is made in accordance with the provisions of Section 12.03(b) (Assignments) (provided, that the Borrowers shall be obligated to pay the registration and processing fee), (viii) until such time as such replacement is consummated, the Borrowers shall pay all additional amounts (if any) required pursuant to Section 4.03 (Increased Eurodollar Loan Costs), Section 4.06 (Increased Capital Costs) or Section 4.07(a) (Taxes - Payments Free of Taxes), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, any Agent or any other Lender may have against the replaced Lender.

ARTICLE V

SECURITY

Section 5.01 Granting Clause for Borrower Collateral. In order to supplement the Orders without in any way diminishing or limiting the effect of the Orders or the security interest, pledge and lien granted thereunder, to secure the timely payment in full when due (whether at stated maturity, upon acceleration or optional or mandatory prepayment) in cash and performance in full of the Obligations, each Borrower does hereby collaterally assign, grant and pledge to the Collateral Agent, for the benefit of Collateral Agent and each other Secured Party, all the estate, right, title and interest of such Borrower in, to and under all assets of such Borrower, whether now owned or hereafter existing or acquired, and howsoever its interest therein may arise or appear (whether by ownership, security interest, Lien, claim or otherwise), including all the estate, right, title and interest of such Borrower in, to and under the following (collectively, the “Borrower Collateral”):

(a) all Albion Deed of Trust Property (as defined in Albion Deed of Trust);

(b) all Bloomingburg Mortgaged Property (as defined in the Bloomingburg Mortgage);

(c) all Linden Mortgaged Property (as defined in the Linden Mortgage);

(d) any and all of ASA Holdings’s right(s), title(s) and interest(s), whether now owned or hereafter existing or acquired, in each Borrower, and all of the Equity Interests of each Borrower related thereto, whether or not evidenced or represented by any certificated security or other instrument, (the “ASA Holdings-Pledged Equity Interests”), including (x) 100% of the membership interests of ASA ALBION, LLC, represented by Certificate No. 1, (y) 100% of the membership interests of ASA BLOOMINGBURG, LLC, represented by Certificate No. 1 and (z) 100% of the membership interests of ASA LINDEN, LLC, represented by Certificate No. 1, and ASA Holdings’s share of:

(i)	all rights to receive income, gain, profit, dividends and other distributions allocated or distributed to ASA Holdings in respect of or in exchange for all or any portion of the ASA Holdings-Pledged Equity Interests;

(ii)	all of ASA Holdings’s capital or ownership interest or other Equity Interest, including capital accounts, in each Borrower;

(iii)	all of ASA Holdings’s voting rights in or rights to control or direct the affairs of each Borrower;

(iv)	all other rights, title and interest in or to each Borrower derived from the ASA Holdings-Pledged Equity Interests;

(v)	all indebtedness or other obligations of each Borrower owed to ASA Holdings;

(vi)	all claims of ASA Holdings for damages arising out of, or for any breach or default relating to, the ASA Holdings-Pledged Equity Interests;

(vii)	all securities, notes, certificates and other instruments representing or evidencing any of the foregoing rights and interests or the ownership thereof and any interest of ASA Holdings reflected in the books of any financial intermediary pertaining to such rights and interests;

(viii)	all distributions, non-cash dividends, cash, options, warrants, stock splits, reclassifications, rights, instruments or other investment property and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such rights and interests; and

(ix)	all security entitlements of ASA Holdings in any and all of the foregoing; and

(e) all contracts, agreements and documents (individually, an “Assigned Agreement” and collectively, the “Assigned Agreements”), including the following contracts, agreements and documents, as amended, amended and restated, supplemented or otherwise modified from time to time, and all of such Borrower’s rights thereunder:

(i)	all Project Documents;

(ii)	all other agreements, including vendor warranties and guaranties, running to such Borrower or assigned to such Borrower, relating to the leasing, use, maintenance, improvement, operation or acquisition of any Plant, the Project or any part thereof, or transport of material, equipment and other parts of the Project or any part thereof;

(iii)	any lease or sublease agreements or easement agreements relating any Plant, the Project or any part thereof or any ancillary facilities, to which such Borrower may be or become a party;

(iv)	each Additional Material Project Document, Additional Project Document, other Project Document and any other agreements to which such Borrower may be or become a party relating to the leasing, use, maintenance, improvement or operation of any Plant, the Project or any part thereof to which such Borrower is or may become a party; and

(v)	any replacement agreement for any of such agreements;

(f) to the extent permitted by Law and the terms of such Governmental Approvals, all of such Borrower’s Governmental Approvals;

(g) the insurance policies maintained by such Borrower, including any such policies insuring against loss of revenues by reason of interruption of the operation of the Project and all proceeds and other amounts payable to such Borrower thereunder, and all eminent domain proceeds;

(h) all rents, profits, income, royalties and revenues derived in any other manner by such Borrower as a result of its leasing or ownership of any Plant, the Project or any part thereof and the use or operation of any Plant, the Project or any part thereof, including all Cash Flow;

(i) all other personal property and fixtures, wherever located and whenever acquired, whether or not of a type that may be subject to a security interest under the UCC, including all machinery, tools, engines, appliances, mechanical and electrical systems, wells, elevators, lighting, alarm systems, fire control systems, furnishings, furniture, service equipment, motor vehicles, building or maintenance equipment, building or maintenance materials, supplies, goods and property covered by any warehouse receipts or bills of lading or other such documents, spare parts, maps, plans, specifications, architectural, engineering, construction or shop drawings, manuals or similar documents, copyrights, patents, trademarks, trade names and other intellectual property of any kind, and all good will associated with the foregoing, and any replacements, renewals or substitutions for any of the foregoing or additional tangible or intangible personal property hereafter acquired by such Borrower;

(j) all goods (including inventory, equipment and any accessions thereto), money, instruments (including promissory notes), securities and all other investment property, security entitlements, financial assets, accounts (including health-care-insurance receivables), contract rights, documents, deposit accounts, chattel paper (whether tangible or electronic), letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims and supporting obligations;

(k) all general intangibles, including, to the extent assignable, all construction, service, engineering, consulting, architectural and other similar contracts concerning the design, construction, operation, occupancy, maintenance and/or use of any Plant or the Project, all architectural drawings, plans, specifications, soil tests, appraisals, route surveys, engineering reports and similar materials relating to all or any portion of any Plant or the Project and all payment and performance bonds or warranties or guarantees relating to any Plant or the Project, all rights under and in patents, patent licenses, rights in intellectual property, trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade secrets, service marks, logos, other source and business identifiers, trademark registrations and applications for registration used exclusively at or relating exclusively to any part of such Borrower’s business, all good will associated with the foregoing, all renewals, extensions and continuations-in-part of the items referred to above, any written agreements granting to such Borrower any right to use any trademark or trademark registration at or in connection with such Borrower’s business, and the right of such Borrower to sue for past, present and future infringements of the foregoing, and the right in the name and on behalf of such Borrower to appear in and defend any action or proceeding brought with respect to any part of such Borrower’s real or personal property and to commence any action or proceeding to protect the interest of such Borrower in such Borrower Collateral;

(l) all books, records, writings, design documents, computer programs, printouts and other computer materials and records, data bases, software, information and other property relating to, used or useful in connection with, such Borrower’s business;

(m) all Project Accounts, including any sub-accounts within such Project Accounts and including investments at any time held in, required to be held in or credited to any of the Project Accounts or any sub-accounts within such Project Accounts, and all interest, dividends and other income derived from any such investments; and

(n) any funds, instruments, securities, financial assets or other assets from time to time held in any of the Project Accounts or credited thereto or otherwise in possession or control of the Accounts Bank (as defined in the Prepetition Credit Agreement) pursuant to the Prepetition Credit Agreement;

(o) all statements, certificates, instruments and investment property representing or evidencing any Project Account and all investments and other property from time to time received, receivable or otherwise distributed in respect of such investments and held in or credited to any Project Account;

(p) all Local Accounts, and all interest and other income derived from any such Local Accounts;

(q) all statements, certificates, instruments and investment property representing or evidencing any Local Account; and

(r) the proceeds (including proceeds of proceeds) of all of the foregoing Borrower Collateral, whether cash or non-cash, including (i) all rights of such Borrower to receive moneys due and to become due under or pursuant to the Borrower Collateral, (ii) all rights of such Borrower to receive return of any premiums for or proceeds of any insurance, indemnity, warranty or guaranty with respect to the Borrower Collateral or to receive condemnation proceeds, (iii) all claims of such Borrower for damages arising out of or for breach of or default under the Assigned Agreements or any other Borrower Collateral, (iv) all rights of such Borrower to terminate, amend, supplement, modify or waive performance under the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, (v) all rights of such Borrower under each such contract or agreement to make determinations, to exercise any election (including the election of remedies) or option or to give or receive any notice, consent, waiver, or approval, together with full power and authority with respect to any contract or agreement to demand, receive, enforce, collect or provide receipt for any of the foregoing rights or any property the subject of any of the contracts or agreements, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action that may be necessary or advisable in connection with any of the foregoing, (vi) all rights of such Borrower to payment for Products or other goods or other property sold or leased or services performed by such Borrower, (vii) to the extent not included in the foregoing, all proceeds receivable or received when any and all of the foregoing Borrower Collateral is sold, collected, exchanged or otherwise disposed of, whether voluntarily or involuntarily, and (viii) any and all additions and accessions to the Borrower Collateral, and all proceeds thereof, including proceeds of the conversion, voluntary or involuntary, of any of the foregoing into cash or liquidated claims, including all awards, all insurance proceeds, including any unearned premiums or refunds of premiums on any insurance policies covering all or any part of the Borrower Collateral and the right to receive and apply the proceeds of any insurance, or of any judgments or settlements made in lieu thereof for damage to or diminution of the Borrower Collateral;

provided, however, that “Borrower Collateral” shall not include any Excluded Assets.

Section 5.02 Granting Clause for VeraSun Collateral. In order to supplement the Orders without in any way diminishing or limiting the effect of the Orders or the security interest, pledge and lien granted thereunder, to secure the timely payment in full when due (whether at stated maturity, upon acceleration or optional or mandatory prepayment) in cash and performance in full of the Obligations, VeraSun does hereby collaterally assign, grant and pledge to the Collateral Agent, for the benefit of Collateral Agent and each other Secured Party, all the estate, right, title and interest of VeraSun in, to and under the following, whether now owned or hereafter existing or acquired, and howsoever its interest therein may arise or appear (whether by ownership, security interest, Lien, claim or otherwise) (collectively, the “VeraSun Collateral”):

(a) Any and all of VeraSun’s right(s), title(s) and interest(s), whether now owned or hereafter existing or acquired, in ASA Holdings, and all of the Equity Interests of ASA Holdings related thereto, whether or not evidenced or represented by any certificated security or other instrument, (the “VeraSun-Pledged Equity Interests”), including 100% of the membership interests of ASA OPCO HOLDINGS, LLC, represented by Certificate No. 2 and VeraSun’s share of:

(i)	all rights to receive income, gain, profit, dividends and other distributions allocated or distributed to VeraSun in respect of or in exchange for all or any portion of the VeraSun-Pledged Equity Interests;

(ii)	all of VeraSun’s capital or ownership interest or other Equity Interest, including capital accounts, in ASA Holdings;

(iii)	all of VeraSun’s voting rights in or rights to control or direct the affairs of ASA Holdings;

(iv)	all other rights, title and interest in or to ASA Holdings derived from the VeraSun-Pledged Equity Interests;

(v)	all claims of VeraSun for damages arising out of, or for any breach or default relating to, the VeraSun-Pledged Equity Interests;

(vi)	all securities, notes, certificates and other instruments representing or evidencing any of the foregoing rights and interests or the ownership thereof and any interest of VeraSun reflected in the books of any financial intermediary pertaining to such rights and interests;

(vii)	all distributions, non-cash dividends, cash, options, warrants, stock splits, reclassifications, rights, instruments or other investment property and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such rights and interests; and

(viii)	all security entitlements of VeraSun in any and all of the foregoing; and

(b) all proceeds (including proceeds of proceeds) of the foregoing VeraSun Collateral, whether cash or non-cash;

provided, however, that “VeraSun Collateral” shall not include any cash or other property distributed to VeraSun following a distribution made in accordance with Section 9.02(q) (Negative Covenants – Restricted Payments) of the Credit Agreement.

Section 5.03 Granting Clause for Non-Obligor Transfer Collateral. Pursuant to and as provided in the Orders, (i) each Non-Obligor Transfer entered into or effected by a Borrower shall automatically create a Non-Obligor Reimbursement Obligation that is absolutely owed to such Borrower by each Non-Obligor Debtor to or for whose benefit such Non-Obligor Transfer was entered into or effected, and (ii) as security for the full and timely payment and performance of such Non-Obligor Reimbursement Obligations as and when due, each Non-Obligor Debtor to or for whose benefit such Non-Obligor Transfer was entered into or effected shall grant, assign, convey, mortgage, pledge, hypothecate and transfer to such Borrower a Lien on the Non-Obligor Transfer Collateral, which Lien shall be collaterally assigned to the Collateral Agent for the benefit of the Secured Parties, subject to the Carve-Out.

Section 5.04 Priority and Liens. (a) All Obligations shall at all times, subject to the Carve-Out:

(i)	pursuant to section 364(c)(1) of the Bankruptcy Code, constitute allowed Superpriority claims in the Borrowers’ respective Cases; provided that any such Superpriority claims may not be paid out of the proceeds of any avoidance actions arising under chapter 5 of the Bankruptcy Code, except for Bankruptcy Code section 549 causes of action;

(ii)	pursuant to section 364(d)(1) of the Bankruptcy Code, be secured by fully perfected first priority, valid, binding, enforceable, non-avoidable and automatically perfected priming security interests in and Liens upon (the “Priming Liens”) the Collateral that constitutes Collateral (as defined in the Prepetition Credit Agreement), it being understood that the “Collateral” (as defined in the Prepetition Credit Agreement) excludes the Albion Tax Proceeds until the termination of the TIF Financing; and

(iii)	pursuant to section 364(c)(2) of the Bankruptcy Code, be secured by fully perfected first priority, valid, binding, enforceable, non-avoidable and automatically perfected, security interests in and liens upon (the “First Liens” and, together with the Priming Liens, the “Financing Liens”) the Collateral that does not constitute Collateral (as defined in the Prepetition Credit Agreement), whether created, existing, or acquired prior or subsequent to the commencement of the Cases, excluding all causes of action arising under chapter 5 of the Bankruptcy Code (except for causes of action under section 549 of the Bankruptcy Code).

(b) The Financing Liens shall be subject only to (i) non-avoidable, valid, enforceable and perfected Permitted Liens (as defined in the Prepetition Credit Agreement) and the TIF Liens, in each case in existence on the Petition Date, (ii) non-avoidable, valid and enforceable Permitted Liens consisting of Capital Leases, purchase money Liens or mechanics’ Liens, in each case, in existence on the Petition Date and that are perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, (iii) rights of setoff permitted under Section 6 of each Master Agreement (each of items (i) through (iii) above collectively, the “Preexisting Liens”), and (iv) any Permitted Prior Liens; provided, however, that notwithstanding the Financing Liens, the Professionals may use and apply any retainer held by them to allowed fees.

(c) Except for the Carve-Out, the Superpriority claims of the Secured Parties hereunder shall at all times be senior to the rights of the Borrowers, any trustee under chapter 11 or chapter 7 of the Bankruptcy Code, or any creditor (including, without limitation, post-petition counterparties and other post-petition creditors) in the Cases or any subsequent proceedings under the Bankruptcy Code, including any case under chapter 7 of the Bankruptcy Code if any of the Cases are converted to cases under chapter 7 of the Bankruptcy Code.

(d) All Non-Obligor Reimbursement Obligations shall at all times, subject to the Carve-Out:

(i)

pursuant to section 364(c)(1) of the Bankruptcy Code, be entitled to a claim against any Non-Obligor Debtor in any of the Cases that is a Superpriority administrative expense claim having priority over any and all other claims (other than (x) other Superpriority Non-Obligor Transfer Claims, (y) claims (if any) granted in favor of one or more lenders (or their agent) providing a VSE DIP Facility or US BioEnergy DIP Facility, and (z) Superpriority claims granted in connection with adequate protection Liens with respect to Prepetition Liens that are primed or cash collateral that is utilized and any Liens permitted under the financing documents relating thereto that are permitted to be senior to any VSE DIP Facility or US BioEnergy DIP Facility) against the Non-Obligor Debtor, now existing or hereafter arising, of any kind whatsoever, and shall at all times be senior to the rights of the Non-Obligor Debtor, the

Non-Obligor Debtor’s estate and any successor trustee, estate representative or any creditor, in the Cases or any subsequent cases or proceedings under the Bankruptcy Code (each such Superpriority administrative expense claim, a “Superpriority Non-Obligor Transfer Claim”);

(ii)	pursuant to section 364(c)(2) of the Bankruptcy Code, be secured by a perfected first priority Lien on all Prepetition and Postpetition Non-Obligor Transfer Collateral, that is not subject to any valid Lien in existence on the Petition Date, that (A) was perfected and non-avoidable on the Petition Date or (B) is subsequently perfected pursuant to section 546(b) of the Bankruptcy Code, which Lien shall be junior in priority only to Liens (if any) granted pursuant to sections 364(c)(2), 364(c)(3) or 364(d)(1) of the Bankruptcy Code in favor of one or more lenders (or their agent) providing a VSE DIP Facility or US BioEnergy DIP Facility and any adequate protection Liens with respect to Prepetition Liens that are primed or cash collateral that is utilized and any Liens permitted under the financing documents relating thereto that are permitted to be senior to any VSE DIP Facility or US BioEnergy DIP Facility;

(iii)	pursuant to section 364(c)(3) of the Bankruptcy Code, be secured by a perfected silent junior Lien (together with the Lien granted pursuant to clause (ii) above, the “Non-Obligor Transfer Liens”) on all Prepetition and Postpetition Non-Obligor Transfer Collateral that is subject and subordinate to any valid Lien in existence on the Petition Date, that (A) was perfected and non-avoidable on the Petition Date or (B) is subsequently perfected pursuant to section 546(b) of the Bankruptcy Code, which Lien shall be subject and subordinate to Liens (if any) granted pursuant to sections 364(c)(2), 364(c)(3) or 364(d)(1) of the Bankruptcy Code in favor of lenders providing a VSE DIP Facility or US BioEnergy DIP Facility and any adequate protection Liens with respect to Prepetition Liens that are primed or cash collateral that is utilized and any Liens permitted under the financing documents relating thereto that are permitted to be senior to a VSE DIP Facility or US BioEnergy DIP Facility; and

(iv)	be subject to the absolute right of any Borrower that makes a Non-Obligor Transfer to set off the amount of any Indebtedness, Trade Indebtedness or other obligation owed to the Non-Obligor Debtor against the amount of all Non-Obligor Reimbursement Obligations owed to such Borrower by such Non-Obligor Debtor.

Section 5.05 No Filings Required. The Orders are sufficient and conclusive evidence of the creation, validity, perfection, and priority of the Financing Liens without the necessity of filing, recording or delivering any financing statement or other instrument or document which may otherwise be required under the law of any jurisdiction or the taking of any action (including, for the avoidance of doubt, entering into any deposit account control agreement or delivering original certificates representing pledged Equity Interests that constitute “Certificated Securities” under the UCC) to validate or perfect the Financing Liens or to entitle the Collateral Agent to the priorities granted by or pursuant to this Agreement, any Financing Document or any of the Orders. Notwithstanding the foregoing, the Collateral Agent may take any and all actions without further order of the Bankruptcy Court, and shall be granted relief from the automatic stay, to evidence, confirm, validate or perfect, or to insure the contemplated priority of, the Financing Liens granted to the Collateral Agent for the benefit of the Secured Parties, and the Borrowers and VeraSun shall execute and deliver to the Collateral Agent all such financing statements, mortgages, notices and other documents and instruments as the Collateral Agent may reasonably request in connection therewith.

Section 5.06 Modifications. (a) Except as specifically contemplated in the Final Order, the Liens, lien priority, administrative priorities and other rights and remedies granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the Orders (specifically, including, but not limited to, the existence, perfection and priority of the Liens provided herein and therein and the administrative priority herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any of the Borrowers (pursuant to section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of the Cases, or by any other act or omission whatsoever (other than in connection with any asset disposition permitted hereunder). Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(i)	except for the Carve-Out having priority over the Obligations, no costs or expenses of administration which have been or may be incurred in any of the Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on a parity with any claim of the Secured Parties against the Borrowers in respect of any Obligation; and

(ii)	the Liens and security interests granted hereunder shall continue to be valid and perfected and with the specified priority without the necessity that financing statements be filed or that any other action be taken, or document or instrument registered or delivered, under applicable non-bankruptcy law.

(b) Notwithstanding any failure on the part of any Borrower, VeraSun or the Collateral Agent to perfect, maintain, protect or enforce the Liens and security interests in the Collateral granted hereunder, the Orders shall automatically, and without further action by any Person, perfect such Liens and security interests against the Collateral.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

In order to induce each Agent, each Lender and each other party hereto (other than VeraSun, the Borrowers and the Borrowers’ Agent) to enter into this Agreement and to induce each Lender to make the Loans hereunder and the Issuing Bank to issue Letters of Credit hereunder, each Borrower represents and warrants to each Secured Party as set forth in this Article VI on the date hereof, on the Closing Date, on the date of each Borrowing Notice, on each Borrowing Date, on the date of each Issuance Request and on the date of issuance of each Letter of Credit.

Section 6.01 Organization; Power; Compliance with Law and Contractual Obligations. Each of the Borrowers (a) is a limited liability company validly organized and existing and in good standing under the laws of the State of Delaware, (b) is duly qualified to do business as is now being conducted and as is proposed to be conducted and is in good standing as a foreign limited liability company in each jurisdiction where the nature of its business requires such qualification, except to the extent the absence of such qualification could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) subject to the entry and the terms of the Final Order, has all requisite limited liability company power and authority and holds all Governmental Approvals required as of the date of this representation to enter into and perform its obligations under each Financing Document to which it is a party and to conduct its business as currently conducted by it, (d) is in compliance in all material respects with all Laws applicable to it other than non-compliance due to the commencement of the Cases and (e) to the Knowledge of each Borrower, is in compliance with all of its obligations under each Key Project Document to which it is a party other than non-compliance due to the commencement of the Cases or a Temporary Idle or that has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 6.02 Due Authorization; Non-Contravention. Subject to the entry and terms of the Final Order, the execution, delivery and performance by such Borrower of each Financing Document to which it is a party are within its limited liability company or corporate powers, as applicable, have been duly authorized by all necessary limited liability company or corporate action, as applicable, and do not:

(a) contravene its Organic Documents (including its Borrower LLC Agreement);

(b) contravene any Law binding on or affecting it;

(c) result in, or require the creation or imposition of, any Lien on any of its properties other than Permitted Liens; or

(d) contravene any of its obligations under any Key Project Document to which it is a party.

Section 6.03 Governmental Approvals. (a) Subject to the entry and terms of the Final Order, to the Knowledge of each of the Borrowers, no Governmental Approvals are required to be obtained by any Borrower or VeraSun in connection with (i) the due execution, delivery and performance by such Person of the Financing Documents to which it is a party, (ii) the operation at full nameplate capacity (or the Temporary Idle of) the Project and (iii) the grant by the Borrowers and VeraSun of the Liens granted hereunder and under the Orders, the validity, perfection and enforceability thereof and for the exercise by the Administrative Agent or the Collateral Agent of its respective rights and remedies hereunder and thereunder, other than those that (x) have been obtained and are final and Non-Appealable and (y) are on Schedule 6.03(a) (all of the foregoing, the “Necessary Project Approvals”).

(b) There is no action, suit, investigation or proceeding pending or, to the Knowledge of any Borrower, threatened that would reasonably be expected to result in the modification, rescission, termination, or suspension of any Necessary Project Approval.

Section 6.04 Investment Company Act. None of the Borrowers or VeraSun is, and after giving effect to the Loans and the application of the proceeds of the Loans as described herein will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 6.05 Validity. Subject to the entry and terms of the Final Order, each Financing Document to which any Borrower or VeraSun is a party constitutes the legal, valid and binding obligations of each such Person enforceable in accordance with its respective terms, except as the enforceability hereof or thereof may be limited by general equitable principles (whether considered in a proceeding in equity or at law).

Section 6.06 Financial Information. Each of the financial statements and balance sheets of the Borrowers and VeraSun delivered pursuant to Section 8.01(f) (Conditions to Closing and First Post Final Order Borrowing - Financial Statements) and Sections 9.03(c) (Reporting Requirements) has been prepared in accordance with GAAP (subject, in the case of monthly or quarterly financial statements, to the absence of footnote disclosures and to normal year-end adjustments), and presents fairly in all material respects the consolidated financial condition of the Borrowers or VeraSun, as applicable, as at the dates thereof and the results of their operations for the period then ended. None of the Borrowers or VeraSun had, at the date of the most recent financial statements or balance sheet referred to above, any material Guarantee, contingent liability or liability for taxes, or any long term lease or unusual forward or long term commitment, including, without limitation, any interest rate swap or exchange transaction or other financial derivative, which is not reflected in the foregoing statements or on the schedules to this Agreement or as otherwise permitted hereunder. During the period from the date of the financial statements delivered pursuant to Section 8.01(f) (Conditions to Closing and First Post Final Order Borrowing - Financial Statements) to and including the date hereof there has been no Disposition by any Borrower or VeraSun of any material part of its business or Property and no purchase or other acquisition of any business or Property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrowers or VeraSun as at such date.

Section 6.07 No Material Adverse Effect. Since December 4, 2008, there has not occurred any event, occurrence or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 6.08 Project Compliance. The Project is and will continue to be owned and maintained in compliance (a) in all material respects with (i) all applicable Laws and (ii) except as set forth in Schedule 6.03(a), all Necessary Project Approvals and, (b) except for any such noncompliance that results from the commencement of the Cases or a Temporary Idle or that has not had and would not reasonably be expected to have a Material Adverse Effect, the Key Project Documents. Except as set forth on Schedule 6.03(a), the Project conforms in all material respects to and complies in all material respects with all federal, state and local zoning, environmental, land use and other Laws and the requirements of all Necessary Project Approvals.

Section 6.09 Litigation. Other than the Cases, there is no pending or, to the Knowledge of any Borrower or VeraSun, threatened material litigation, action, proceeding, or labor controversy against or, to the Knowledge of any Borrower or VeraSun, affecting any Borrower, any Plant or the Project. Other than the Cases, there is no pending or, to the Knowledge of any Borrower or VeraSun, threatened litigation, action, proceeding, or labor controversy against or, to the Knowledge of any Borrower or VeraSun, affecting VeraSun, in each case that has or would reasonably be expected to have a material adverse effect on (i) the ability of VeraSun to perform its obligations under any Financing Document to which it is a party, (ii) the Liens on the VeraSun Collateral granted, or purported to be granted, in favor, or for the benefit, of the Collateral Agent pursuant to the Orders or this Agreement or (iii) the rights or remedies of any Secured Party under any Financing Document with respect to VeraSun or the VeraSun Collateral.

Section 6.10 Sole Purpose Nature; Business. None of the Borrowers has conducted nor is conducting any business or activities other than businesses and activities relating to the ownership, development, testing, financing, construction, operation and maintenance of the Project as contemplated by the Transaction Documents (subject to the effects of the commencement of the Cases and a Temporary Idle).

Section 6.11 Transaction Documents and Other Documents; Representations and Warranties in Transaction Documents. (a) As of the date hereof, to the Knowledge of each Borrower, there are no Project Documents or other material contracts, agreements, instruments, or documents between any Borrower and any other Person relating to any Borrower, any Plant or the Project other than (x) the Transaction Documents, (y) the other agreements listed on Schedule 5.11 of the Prepetition Credit Agreement and (z) as have been delivered to the Administrative Agent, and copies of each such contract, agreement, instrument and document have been delivered to the Administrative Agent (or were previously delivered pursuant to the Prepetition Credit Agreement).

(b) As of any subsequent date on which this representation is made, to the Knowledge of each Borrower, there are no material contracts, agreements, instruments, or documents between any Borrower and any other Person relating to any Borrower or the Project other than (i) the Transaction Documents, (ii) the other agreements listed in Schedule 5.11 of the Prepetition Credit Agreement, (iii) as have been delivered to the Administrative Agent and (iv) to the extent they have been executed, any other agreements permitted by this Agreement, and copies of each such contract, agreement, instrument and document have been delivered to the Administrative Agent (or were previously delivered).

Section 6.12 Collateral. Following entry of the Orders, the Obligations and Non-Obligor Reimbursement Obligations shall be secured by valid and perfected Liens on the Collateral and Non-Obligor Transfer Collateral, respectively, and such Liens have the priority set forth in the Orders.

Section 6.13 Ownership of Properties. (a) Albion has a good and valid fee ownership interest in the Site for the Albion Plant, Bloomingburg has a good and valid fee ownership interest in the Site for the Bloomingburg Plant and Linden has a good and valid fee ownership interest in the Site for the Linden Plant, in each case other than the Leased Premises, subject to Permitted Liens. Subject to Permitted Liens, Albion has a good and valid leasehold interest in the Leased Premises under the Albion Grain Facility Lease, Bloomingburg has a good and valid leasehold interest in the Leased Premises under the Bloomingburg Grain Facility Lease, Linden has a good and valid leasehold interest in the Leased Premises under the Linden Grain Facility Lease. The Borrowers have a good and valid ownership interest in all other property and assets (tangible and intangible) included in the Collateral (other than the VeraSun Collateral). Such ownership interests are sufficient to permit operation of the Project by the Borrowers. Subject to the entry and terms of the Final Order, none of said properties or assets are subject to any Liens or, to the Knowledge of each Borrower, any other claims of any Person, other than the Permitted Liens.

(b) All Equity Interests in each of Albion, Bloomingburg and Linden are owned by ASA Holdings.

(c) All Equity Interests in ASA Holdings are owned by VeraSun.

(d) The properties and assets of each of the Borrowers are separately identifiable and are not commingled with the properties and assets of any other entity and are readily distinguishable from one another.

(e) There are no easements, rights of way or similar agreements affecting the use or occupancy of the Project, any Plant or any Site other than Permitted Liens.

(f) None of the Borrowers has any leasehold interest in, and none of the Borrowers is lessee of, any real property other than the Leased Premises.

Section 6.14 Taxes. (a) Each Borrower has filed all material Tax Returns required by law to have been filed by it (except, if non-filing is permitted by the Bankruptcy Code, for the period during which such non-filing is permitted by the Bankruptcy Code) and has paid all Taxes thereby shown to be owing, other than Taxes that are subject to a Contest (except, if non-payment is permitted by the Bankruptcy Code, for the period during which such non-payment is permitted by the Bankruptcy Code).

(b) None of the Borrowers is or will be taxable as a corporation for federal, state or local tax purposes.

(c) No Borrower is a party to any tax sharing agreement with any Person (including with VeraSun or any other Affiliate of any Borrower), other than the VeraSun Tax Sharing Agreement.

Section 6.15 Patents, Trademarks, Etc. Each Borrower has obtained and holds in full force and effect all patents, trademarks, copyrights and other such rights or adequate licenses therein, free from Liens other than Permitted Liens, that are necessary for the ownership, operation and maintenance of the Project, and all such items are described on Schedule 5.15 of the Prepetition Credit Agreement.

Section 6.16 ERISA Plans. None of the Borrowers nor any ERISA Affiliate has (or within the five year period immediately preceding the date hereof had) any liability in respect of any Plan or Multiemployer Plan. None of the Borrowers has any contingent liability with respect to any post-retirement benefit under any “welfare plan” (as defined in Section 3(1) of ERISA), other than liability for continuation coverage under Part 6 of Title I of ERISA.

Section 6.17 Property Rights, Utilities, Etc. All material property interests, utility services, means of transportation, facilities and other materials necessary for the maintenance and Temporary Idle of the Project (including, as necessary, gas, roads, rail transport, electrical, water and sewage services and facilities) are, or will be when needed, available to the Project.

Section 6.18 No Defaults. No Default or Event of Default has occurred and is continuing. None of the Borrowers is in any breach of, or in any default under, any Key Project Document other than a breach or default resulting from the Cases or a Temporary Idle, or that has not had, and would not reasonably be expected to have, a Material Adverse Effect. To the Knowledge of each Borrower, except as set forth on Schedule 6.18, no Project Party is in material breach of, or in material default under, any Project Document to which it is a party other than a breach or default that has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 6.19 Environmental Warranties. (a) Except as set forth on Schedule 6.03(a), (i) each Borrower and its Environmental Affiliates are in compliance in all material respects with all applicable Environmental Laws, (ii) each Borrower and its Environmental Affiliates have all Environmental Approvals required to operate their businesses as presently conducted or as reasonably anticipated to be conducted and are in compliance in all material respects with the terms and conditions thereof, (iii) no Borrower nor any of its Environmental Affiliates has received any written communication, whether from a Governmental Authority, employee or otherwise, that alleges that any Borrower or any Environmental Affiliate is not in compliance in all material respects with all Environmental Laws and Environmental Approvals, and (iv) there are no circumstances that may prevent or interfere in the future with the Borrowers’ compliance in all material respects with all applicable Environmental Laws and Environmental Approvals.

(b) There is no Environmental Claim pending or, to the Knowledge of each Borrower, threatened against any Borrower or, to the Knowledge of each Borrower, pending or threatened against any Environmental Affiliate.

(c) There are no present or past actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any Environmental Claim against any Borrower or any Environmental Affiliate.

(d) Without in any way limiting the generality of the foregoing, (i) there are no on-site or off-site locations in which any Borrower or, to the Knowledge of each Borrower, any Environmental Affiliate has stored, disposed or arranged for the disposal of Materials of Environmental Concern that would reasonably be expected to form the basis of an Environmental Claim, (ii) none of the Borrowers knows of any underground storage tanks located or to be located on property owned or leased by any Borrower, (iii) there is no asbestos or lead paint contained in or forming part of any building, building component, structure or office space owned by any Borrower, and (iv) no polychlorinated biphenyls (PCBs) are or will be used or stored at any property owned by any Borrower, other than as may already be present as of the date hereof in electrical equipment owned by utilities, provided that the presence of such PCBs complies, and such equipment is operated, maintained, and inspected in compliance with, Environmental Laws.

(e) None of the Borrowers has received any letter or request for information under Section 104 of the CERCLA, or comparable state laws, and to the Knowledge of the Borrowers, none of the operations of the Borrowers is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to a release or threatened release of any Material of Environmental Concern at any Plant or Site or at any other location, including any location to which any Borrower has transported, or arranged for the transportation of, any Material of Environmental Concern with respect to any Plant or the Project.

Section 6.20 Regulations T, U and X. None of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loan will be used for any purpose that violates, or would be inconsistent with, F.R.S. Board Regulation T, U or X. Terms for which meanings are provided in F.R.S. Board Regulation T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section 6.20 with such meanings.

Section 6.21 Accuracy of Information. (a) All factual information heretofore or contemporaneously furnished by or on behalf of any Borrower in this Agreement, in any other Financing Document or otherwise in writing to any Secured Party, any Consultant, or counsel for purposes of or in connection with this Agreement and the other Financing Documents or any transaction contemplated hereby or thereby (other than projections and other “forward-looking” information that have been prepared on a reasonable basis and in good faith by the Borrowers) is, and all other such written factual information hereafter furnished by any Borrower in writing to any Secured Party, any Consultant, or counsel will be, taken as a whole, as of the time when furnished or dated, true and accurate in every material respect and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading in any material respect, as of the time when such information was furnished or dated.

(b) The assumptions constituting the basis on which the Borrowers prepared each Budget and developed the numbers set forth therein were developed and consistently utilized in good faith and were reasonable at the time prepared and represented the Borrowers’ best judgment as to the matters contained in such Budget at the time prepared, based on all information known to the Borrowers at such time.

(c) The use, ownership and maintenance of the Project are in accordance with the Financing Documents and in compliance in all material respects with applicable Governmental Approvals and applicable Law.

Section 6.22 Indebtedness. The Obligations are, after giving effect to the Financing Documents and the transactions contemplated thereby, the only outstanding Indebtedness of the Borrowers other than Permitted Indebtedness. The Obligations have the ranking given to them in Section 5.04 (Priority and Liens) with respect to all other Indebtedness of any Borrower.

Section 6.23 The Collateral. Except for the Excluded Assets (or as otherwise set forth in Section 5.01 (Granting Clause for Borrower Collateral)), the Collateral includes all of the tangible and intangible assets of, and all Equity Interests in, each Borrower.

Section 6.24 Separateness. (a) Each Borrower maintains separate bank accounts and separate books of account from each other and from VeraSun (other than the Project Accounts established pursuant to the Prepetition Credit Agreement). The separate liabilities of each Borrower are readily distinguishable from the liabilities of each other Borrower and VeraSun.

(b) Except as set forth on Schedule 6.24(b), each Borrower conducts its business solely in its own name in a manner not misleading to other Persons as to its identity in any material respect. Without limiting the generality of the foregoing, except as set forth on Schedule 6.24(b), all oral and written communications (if any), including letters, invoices, purchase orders, contracts, statements, and applications are made solely in the name of each Borrower if related to such Borrower (except as permitted with respect to joint purchasing arrangements under Section 9.02(i) (Negative Covenants - Subsidiaries)).

(c) Except as set forth on Schedule 6.24(b), each Borrower is in compliance with the provisions set forth on Schedule 6.24.

Section 6.25 Independent Member. Each Borrower LLC Agreement includes each of the following terms (collectively, the “Required LLC Provisions”):

(a) requires that such Borrower have, at all times, one Independent Member;

(b) requires a one hundred percent (100%) affirmative vote or written consent of one hundred percent (100%) of all members, including the Independent Member in connection with any of the following matters: in order to authorize (i) the filing of any insolvency or reorganization case or proceeding, instituting proceedings to have such Borrower adjudicated bankrupt or insolvent, instituting proceedings under any applicable insolvency Law, seeking any relief under any Law relating to relief from debts or the protection of debtors, consenting to the filing or institution of bankruptcy or insolvency proceedings against such Borrower, filing a petition seeking or consenting to reorganization, liquidation or relief with respect to such Borrower under any applicable federal or state law relating to bankruptcy, reorganization or insolvency, seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official for such Borrower or a substantial part of its property, making any assignment for the benefit of creditors, admitting in writing such Borrower’s inability to pay its debts as they become due, or taking action in furtherance of any of the foregoing, or (ii) merging, consolidating or combining such Borrower or any subsidiary of such Borrower with any other entity, dissolving or winding-up such Borrower, selling, transferring or otherwise disposing of all or substantially all of such Borrower’s assets or approving any plan or agreement to engage in any of the foregoing actions;

(c) includes a statement that the only Indebtedness such Borrower is allowed to incur is Permitted Indebtedness (as defined in the Prepetition Credit Agreement);

(d) includes a statement that all interests in such Borrower shall be securities governed by Article 8 of the Uniform Commercial Code and shall be evidenced by certificates. The certificated interests shall be in registered form within the meaning of Article 8 of the Uniform Commercial Code; and

(e) includes each of the provisions set forth in Schedule 5.25 of the Prepetition Credit Agreement.

Section 6.26 Subsidiaries. Albion, Bloomingburg and Linden have no Subsidiaries. ASA Holdings has no Subsidiaries other than Albion, Bloomingburg and Linden.

Section 6.27 Foreign Assets Control Regulations, Etc. (a) The use of the proceeds of the Loan by the Borrowers will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) None of the Borrowers:

(i)	is or will become a Person or entity described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and none of the Borrowers engages in dealings or transactions with any such Persons or entities; or

(ii)	is in violation of the Patriot Act.

Section 6.28 Employment Matters. None of the Borrowers has any employees. To the Knowledge of each Borrower, no former employees of any of the Borrowers was covered under a collective bargaining agreement and none of the Borrowers was a party to any collective bargaining agreement or other labor agreement. To the Knowledge of each Borrower, the Borrowers have been in compliance in all material respects with all applicable employment laws related to any former employees.

Section 6.29 Legal Name and Place of Business. The exact legal name and jurisdiction of formation of each Borrower is as set forth below:

(a) ASA Holdings: ASA OpCo Holdings, LLC, a limited liability company organized and existing under the laws of the State of Delaware;

(b) Albion: ASA Albion, LLC, a limited liability company organized and existing under the laws of the State of Delaware;

(c) Bloomingburg: ASA Bloomingburg, LLC, a limited liability company organized and existing under the laws of the State of Delaware; and

(d) Linden: ASA Linden, LLC, a limited liability company organized and existing under the laws of the State of Delaware.

Section 6.30 No Brokers. None of the Borrowers has any obligation to pay any finder’s, advisory, brokers or investment banking fee, except for the fees payable pursuant to Section 3.12 (Fees).

Section 6.31 Insurance. All insurance required to be obtained and maintained by the Borrowers, as of the date this representation is made or deemed repeated, pursuant to the Financing Documents has been obtained, is in full force and effect as of each date this representation is made and complies with the insurance requirements set forth on Schedule 9.01(h). All premiums then due and payable on all such insurance have been paid.

Section 6.32 Accounts. No Borrower has, or is the beneficiary of, any bank account other than the Project Accounts and any Local Account with respect to which a Blocked Account Agreement (as defined in the Prepetition Credit Agreement) has been duly executed and delivered pursuant to the Prepetition Credit Agreement.

Section 6.33 Reorganization Matters.

(a) The Cases were commenced, and the motion seeking approval of the Financing Documents and entry of the proposed Orders was filed with the Bankruptcy Court, in each case in accordance with the Bankruptcy Code and the Bankruptcy Rules, and proper notice thereof and proper notice of the hearings for the approval of the Orders has been given. VeraSun and the Borrowers shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

(b) The Interim Order (with respect to the period prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed, modified or amended without the prior written consent of the Required Lenders unless such modification or amendment affects the Lenders in any adverse respect, in which case the consent of all Lenders shall be required.

(c) Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or Final Order, as the case may be, upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent and Lenders shall be entitled to immediate payment of such Obligations and to enforce the remedies provided for hereunder, under the other Financing Documents or under applicable law, without further application to or order by the Bankruptcy Court, subject to the terms of the Financing Documents.

(d) None of the Orders has been reversed, modified, vacated or stayed, except with the prior written consent of the Required Lenders.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF VERASUN

In order to induce each Agent, each Lender and each other party hereto (other than VeraSun, the Borrowers and the Borrowers’ Agent) to enter into this Agreement and to induce each Lender to make the Loans hereunder and the Issuing Bank to issue Letters of Credit hereunder, VeraSun represents and warrants to each Secured Party as set forth in this Article VII on the date hereof, on the Closing Date, on the date of each Borrowing Notice, on each Borrowing Date, on the date of each Issuance Request and on the date of issuance of each Letter of Credit.

Section 7.01 Organization; Power; Compliance with Law and Contractual Obligations. VeraSun (a) is a corporation validly organized and existing and in good standing under the laws of the State of South Dakota, (b) is duly qualified to do business as is now being conducted and as is proposed to be conducted and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except to the extent the absence of such qualification could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) subject to the entry and terms of the Final Order, has all requisite corporate power and authority and holds all Governmental Approvals required as of the date of this representation to enter into and perform its obligations under this Agreement.

Section 7.02 Due Authorization; Non-Contravention. (a) Subject to the entry and terms of the Final Order, the execution, delivery and performance by VeraSun of this Agreement is within VeraSun’s corporate powers, has been duly authorized by all necessary corporate action, and does not contravene (i) VeraSun’s Organic Documents, or (ii) any Law or Contractual Obligation binding on or affecting VeraSun other than non-compliance due to the commencement of the Cases.

(b) Subject to the entry and terms of the Final Order, the exercise by the Collateral Agent of any of its rights and remedies with respect to the VeraSun Collateral in accordance with the terms of this Agreement will not contravene any applicable Law or any Postpetition Contractual Obligation binding on or affecting VeraSun or any of the properties of VeraSun and will not result in or require the creation of any Lien upon or with respect to any of the VeraSun Collateral other than pursuant to this Agreement.

Section 7.03 Validity. Subject to the entry and terms of the Orders, this Agreement constitutes the legal, valid and binding obligations of VeraSun enforceable in accordance with its terms, except as the enforceability hereof may be limited by general equitable principles (whether considered in a proceeding in equity or at law).

Section 7.04 Beneficial Ownership; VeraSun-Pledged Equity Interests. VeraSun is the lawful and beneficial owner of and has full right, title and interest in, to and under all rights and interests comprising the VeraSun Collateral. Subject to the entry and terms of the Final Order, the VeraSun Collateral is not subject to any Liens (other than Permitted VeraSun Collateral Liens). The VeraSun-Pledged Equity Interests (a) have been duly authorized and validly issued, (b) are fully paid and non-assessable and (c) constitute one hundred percent (100%) of the outstanding membership interests of ASA Holdings.

Section 7.05 No Prior Assignment. VeraSun has not previously assigned any of its rights in, to or under all or any portion of the VeraSun Collateral (except with respect to Permitted VeraSun Collateral Liens).

Section 7.06 No Other Financing Documents. VeraSun has not authorized and is not aware of any effective UCC financing statement, security agreement or other instrument similar in effect covering all or any part of the VeraSun Collateral on file in any recording office, except as may have been filed with respect to Permitted VeraSun Collateral Liens.

Section 7.07 Name; Organizational Number. The name of VeraSun is VERASUN ENERGY CORPORATION, as indicated in the public records of the State of South Dakota. VeraSun’s federal employee identification number is 20-3430241 and VeraSun’s South Dakota organizational number is DB050019.

Section 7.08 Collateral. Following entry of the Orders, the Obligations shall be secured by valid and perfected Liens on the VeraSun Collateral, and such Liens have the priority set forth in the Orders.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Closing and First Post Final Order Borrowing. In addition to the conditions set forth in Section 8.02 (Conditions to All Borrowings and Issuances), the occurrence of the Closing Date and the first Borrowing and/or Letter of Credit issuance after the entry of the Final Order are subject to the satisfaction of each of the following conditions precedent, to the satisfaction of each Lender and, in the case of any Letter of Credit issuance, the Issuing Bank.

(a) Delivery of Financing Documents. The Administrative Agent shall have received each of the following fully executed documents, each of which shall be originals or facsimiles, duly executed and delivered by each party thereto and each (other than item (ii)) in form and substance reasonably satisfactory to each Lender:

(i)	this Agreement;

(ii)	the Fee Letter;

(iii)	if requested by any Lender, the original Note of each such Lender, duly executed and delivered by an Authorized Officer of the Borrowers in favor of such Lender;

(iv)	the Interim Order; and

(v)	the Final Order.

(b) Officer’s Certificates. The Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Borrowers’ Agent (A) certifying on behalf of the Borrowers’ Agent and the Borrowers that all conditions set forth in this Section 8.01 have been satisfied on and as of the date thereof (provided that, where any condition is subject to the satisfaction of any Person, such certification may assume such satisfaction absent notice to the contrary), and (B) certifying on behalf of the

Borrowers’ Agent and the Borrowers that all representations and warranties made by the Borrowers’ Agent and the Borrowers in this Agreement and each other Financing Document to which it is a party are true and correct in all material respects on and as of the date thereof, dated as of the Closing Date, upon which the Administrative Agent and each Lender may conclusively rely.

(c) Resolutions, Incumbency, LLC Agreements. The Administrative Agent shall have received from each of the Borrowers and VeraSun a certificate of an Authorized Officer dated the Closing Date, upon which the Administrative Agent and each Lender may conclusively rely, as to:

(i)	resolutions of its board, members or managers, as the case may be, then in full force and effect authorizing the execution, delivery and performance of each Financing Document to which it is party and the consummation of the transactions contemplated therein;

(ii)	the incumbency and signatures of those of its officers and representatives authorized to execute and otherwise act with respect to each Financing Document to which it is party, including the incumbency and signatures of those officers and representatives of the Borrowers’ Agent authorized to act with respect to each Financing Document on behalf of the Borrowers’ Agent, in its capacity as agent for the Borrowers; and

(iii)	such Person’s Organic Documents which shall be in form and substance reasonably satisfactory to the Lenders and, in the case of each Borrower, shall include the Required LLC Provisions, and certifying that (A) such documents are in full force and effect and no term or condition thereof has been amended from the form thereof delivered to the Administrative Agent and (B) no material breach, material default or material violation thereunder has occurred and is continuing.

(d) Authority to Conduct Business. The Administrative Agent shall have received satisfactory evidence, including certificates of good standing from the Secretaries of State of each jurisdiction set forth below attesting (where available) that:

(i)	(x) Albion is duly authorized as a limited liability company to carry on its business in the State of Nebraska, (y) Bloomingburg is duly authorized as a limited liability company to carry on its business in the State of Ohio and (z) Linden is duly authorized as a limited liability company to carry on its business the State of Indiana, and each Borrower is duly organized, validly existing and in good standing in the State of Delaware; and

(ii)	VeraSun is duly authorized as a corporation to carry on its business, and is duly organized, validly existing and in good standing in the State of South Dakota.

(e) Lien Search; Protection of Security. The Administrative Agent shall have received satisfactory copies or evidence, as the case may be, of the following actions in connection with the perfection of the Financing Liens:

(i)	completed requests for information or lien search reports, dated no more than five (5) Business Days before the date of such Borrowing or such longer period satisfactory to the Administrative Agent, listing all effective UCC financing statements, fixture filings or other filings evidencing a security interest filed in such jurisdictions reasonably requested by the Administrative Agent that name any Borrower or VeraSun as a debtor, together with copies of each such UCC financing statement, fixture filing or other filings; and

(ii)	acknowledgment copies or stamped receipt copies or confirmation of submission for filing of proper UCC financing statements, fixture filings and other filings and recordations, each in form and substance satisfactory to the Administrative Agent and the Collateral Agent, duly filed in all jurisdictions that the Administrative Agent and the Collateral Agent may deem necessary, or that are reasonably requested by the Collateral Agent or the Administrative Agent, in order to perfect or protect the Financing Liens created hereunder and pursuant to the Orders and the priority thereof.

(f) Financial Statements. The Administrative Agent shall have received (i) accurate and complete copies of the audited annual financial statements, and quarterly financial statements, of VeraSun for the year ending December 31, 2007 and the quarter ended September 30, 2008 and (ii) Cargill’s annual report for the fiscal year ending May 31, 2008 (to the extent the Borrowers have received it from Cargill and are not prohibited by applicable law, or by any confidentiality undertaking by which the Borrowers are bound, from delivering it to the Administrative Agent). Such financial statements of VeraSun shall be on both a consolidated and, with respect to the Borrowers, consolidating basis.

(g) Governmental Approvals. The Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Borrowers’ Agent certifying that to the Knowledge of each Borrower, all Necessary Project Approvals are in full force and effect, final and Non-Appealable.

(h) Insurance. The Administrative Agent shall have received evidence reasonably satisfactory to each Lender that the insurance coverage required under Schedule 9.01(h) is in full force and effect.

(i) Bank Regulatory Requirements. The Administrative Agent shall have received all documentation and other information requested from the Borrowers and VeraSun as required by bank regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(j) Closing Fees; Expenses. The Administrative Agent shall have received for its own account, or for the account of each Lender, Lead Arranger and Agent entitled thereto, all fees due and payable pursuant to Section 3.12 (Fees), all other fees due and payable to the Secured Parties pursuant to any Financing Document, and all reasonable costs and expenses (including costs, fees and expenses of legal counsel and financial advisors payable hereunder) for which invoices have been presented.

(k) Auditors. The Administrative Agent shall have received reasonably satisfactory evidence of the appointment of the Auditors.

(l) Notice of Final Order. The Lenders shall have received satisfactory evidence that due, sufficient and proper notice of the Final Order has been or is simultaneously being given to all parties in interest entitled to receive such notice.

(m) Other Information. Prior to entry of the Final Order, the Lenders shall have received the Original Budget and all information reasonably requested from the Borrowers.

Section 8.02 Conditions to All Borrowings and Issuances. The obligation of each Lender to make available each Borrowing of its Loans and of the Issuing Bank to issue any Letter of Credit shall be subject to the fulfillment of the following conditions precedent to the satisfaction of the Administrative Agent prior to each Borrowing, and to the satisfaction of the Issuing Bank and the Administrative Agent prior to each issuance of any Letter of Credit.

(a) Borrowing Notice; Issuance Request. In the case of each Borrowing, the Administrative Agent shall have received (i) a Borrowing Notice, as required by and in accordance with Section 2.03 (Notice of Borrowings), and/or (ii) an Issuance Request, as required by and in accordance with Section 2.02(b) (Letters of Credit).

(b) Borrowers’ Certifications. The Administrative Agent shall have received a duly executed certificate of an Authorized Officer of the Borrowers’ Agent on behalf of each Borrower certifying that:

(i)	the Borrowers are in compliance with all conditions set forth in this Section 8.02 (and, with respect to the initial Borrowing and/or Letter of Credit issuance, Section 8.01) on and as of the proposed Borrowing Date and/or Proposed Letter of Credit Issuance Date, before and after giving effect to such Borrowing and to the application of the proceeds therefrom and/or Letter of Credit issuance (provided that, where any condition is subject to the satisfaction of any Person, such certification may assume such satisfaction absent notice to the contrary);

(ii)	all representations and warranties made by each Borrower and VeraSun in this Agreement and each of the Financing Documents to which it is a party are true and correct in all material respects on and as of such Borrowing Date and/or Proposed Letter of Credit Issuance Date (except with respect to representations and warranties that expressly refer to an earlier date), before and after giving effect to such Borrowing and to the application of the proceeds therefrom and/or Letter of Credit issuance; and

(iii)	no Default or Event of Default has occurred and is continuing, or would result from such Borrowing and/or Letter of Credit issuance.

(c) No Default or Event of Default. No Default or Event of Default has occurred and is continuing, or would result from such Borrowing and/or Letter of Credit issuance.

(d) No Material Adverse Effect. Since December 4, 2008, no event, occurrence or condition that has had, or would reasonably be expected to have, a Material Adverse Effect shall have occurred and be continuing.

(e) Fees; Expenses. The Administrative Agent shall have received for its own account, or for the account of each Secured Party entitled thereto, all fees due and payable as of the date of such Borrowing pursuant to Section 3.12 (Fees), and all costs and expenses (including costs, fees and expenses of legal counsel and any financial advisors) due and payable hereunder for which invoices have been presented.

(f) Additional Information. The Lenders shall have received all information reasonably requested from the Borrowers.

ARTICLE IX

COVENANTS

Section 9.01 Affirmative Covenants. Each Borrower agrees with each Secured Party that, until the Discharge Date, the Borrowers will perform the obligations set forth in this Section 9.01.

(a) Compliance with Laws. Each Borrower shall comply in all material respects with all Laws (other than Environmental Laws) applicable to it or to its business or property.

(b) Environmental Matters. (i) The Borrowers shall (A) subject to the matters set forth on Schedule 6.03(a), comply in all material respects with, and ensure compliance in all material respects by any and all occupants and operators of the Project with, all Environmental Laws, (B) keep the Project free of any Lien imposed pursuant to any Environmental Law, and (C) pay or cause to be paid when due and payable by any Borrower any and all costs in connection with any Environmental Laws, including the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or about the Project or on any real property owned or leased by any Borrower (including any Site), and the cost of delineation, management, remediation, removal, treatment and disposal of any such Materials of Environmental Concern.

(ii)	The Borrowers shall not use or allow the Project to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance in all material respects with Environmental Laws.

(c) Temporary Idle and Maintenance. The Borrowers shall own and maintain (or cause to be maintained) the Project in all material respects in accordance with (i) the terms and provisions of the Financing Documents and, except as a result of the Cases or the Temporary Idle, the Key Project Documents and (ii) except as set forth on Schedule 6.03(a), all applicable Governmental Approvals and Law. The Borrowers shall ensure that each Plant continues in a state of Temporary Idle.

(d) Maintenance of Properties. (i) Subject to clause (ii) below, each Borrower shall keep, or cause to be kept, in good working order and condition, ordinary wear and tear excepted, all of its Plants, properties and equipment that are necessary or useful in the proper conduct of its business.

(ii)	The Borrowers shall not permit any Plant or any material portion thereof to be removed, demolished or materially altered, unless such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under this Agreement. In the event that any removal, demolition, or material alteration of any Plant or any material portion thereof has resulted from an Event of Taking or Casualty Event beyond the control of the Borrowers and their employees and agents (for example, due to forces of nature), the Borrowers shall only be required to replace or repair such Plant or portion thereof to the extent that Insurance Proceeds or other Cash Flow are available to the Borrowers to cover the expense of such repair or replacement in accordance with the terms of this Agreement.

(iii)	Each Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect its limited liability company existence and its material patents, trademarks, trade names, copyrights, franchises and similar rights.

(e) Payment of Obligations. Each Borrower shall discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Postpetition obligations of whatever nature (other than the Obligations, which are addressed elsewhere in this Agreement), except (i) where such payment, discharge or satisfaction is prohibited by the Bankruptcy Code, the Bankruptcy Rules or an order of the Bankruptcy Court, or by this Agreement or the Budget, (ii) where the amount or validity thereof is subject to a Contest or (iii) where the failure to so discharge or satisfy any such obligation results from a Temporary Idle.

(f) Governmental Approvals. The Borrowers shall maintain in full force and effect, in the name of the relevant Borrower, all Necessary Project Approvals.

(g) Use of Proceeds. (i) The Borrowers shall cause all proceeds of the Loans (other than those resulting from a draw on a Letter of Credit) to be applied solely in accordance with the Budget (subject to the variances contemplated in Section 9.02(y) (Negative Covenants - Financial Covenants)).

(ii)	The Borrowers shall cause all Cash Flow to be applied in accordance with the Budget (subject to the variances contemplated in Section 9.02(y) (Negative Covenants - Financial Covenants)).

(iii)	The Borrowers shall cause all Insurance Proceeds and Condemnation Proceeds to be applied in accordance with this Agreement.

(h) Insurance. The Borrowers shall, without cost to any Secured Party, at all times obtain and maintain, or cause to be obtained and maintained, the types and amounts of insurance listed and described on Schedule 9.01(h), in accordance with the terms and provisions set forth therein. The Borrowers shall obtain and maintain such other insurance as may be required pursuant to the terms of any Financing Document. In the event the Borrowers fail to take out or maintain the full insurance coverage required by this Section 9.01(h), the Administrative Agent may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by the Administrative Agent shall become an Obligation and the Borrowers shall forthwith pay such amounts to the Administrative Agent, together with interest from the date of payment by the Administrative Agent at the Default Rate.

(i) Books and Records; Inspections. Each Borrower shall keep proper books of record and account in which complete, true and accurate entries in conformity with GAAP and all requirements of Law shall be made of all financial transactions and matters involving the assets and business of such Borrower, and shall maintain such books of record and account in material conformity with applicable requirements of any Governmental Authority having regulatory jurisdiction over such Borrower. Each Borrower shall keep books and records separate from the books and records of any other Person (including any Affiliates of the Borrowers) that accurately reflect all of its business affairs, transactions and the documents and other instruments that underlie or authorize all of its limited liability company actions. Each Borrower shall permit officers and designated representatives of the Administrative Agent or any Lender or Consultant to visit and inspect any of the properties of such Borrower (including the respective Plant), to examine its limited liability, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its members, managers, directors, officers and independent public accountants, all at the expense of the Borrowers and at any time during normal business hours and as often as may be reasonably desired, with reasonable advance notice to such Borrower; provided that contacts with personnel other than the chief executive officer, chief restructuring officer, chief accounting officer or director of operations shall be arranged through the chief executive officer, chief restructuring officer, chief accounting officer or director of operations.

(j) Budget. (i) The Borrower shall, not later than seven (7) days before the date that is the first day of the fifth week covered by the Original Budget and each date falling every twenty-eighth (28th) day thereafter (each such date, an “Initial Date”), adopt a rolling cash flow forecast, setting forth in reasonable detail the projected cash flow for each Plant and on an aggregate basis for the Project for the period starting on the then current Initial Date and ending on the earlier of (A) thirteen (13) weeks after the then current Initial Date and (B) the scheduled Maturity Date, and provide a copy of such forecast at such time to the Administrative Agent. Each such forecast shall become effective upon approval of the Required Lenders (acting in consultation with the Financial Advisor) (each such approved forecast, and the Original Budget, a “Budget”), it being understood that such forecast shall be deemed approved within five (5) Business Days after its receipt by the Administrative Agent if (A) the Lenders and the Financial Advisor have had a conference call to discuss such forecast and (B) the Required Lenders or the Financial Advisor have not notified the Borrowers otherwise in writing.

(ii)	Each Budget delivered to the Administrative Agent pursuant to this Section 9.01(j) shall be accompanied by a memorandum or worksheet detailing all changes in material assumptions used in the preparation of such Budget, shall contain a line item for each expense category reasonably requested by the Required Lenders (provided that items on the Budget that are subject to Court approval shall not be funded until approved by the Court, and inclusion and acceptance of any such item is not a waiver of any party’s objection thereto), shall specify for each week and for each such expense category the amount budgeted for such category for such week.

(k) Maintenance of Existence. Each Borrower will continue to preserve, renew and keep in full force and effect its limited liability company existence and good standing in the State of Delaware and take all actions to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.

(l) Project Documents. The Borrowers shall use commercially reasonable efforts to preserve, protect and defend their rights under each Key Project Document except where the failure to do so results from the Cases or a Temporary Idle. The Borrowers shall use commercially reasonable efforts to exercise all material rights, discretion and remedies under each Key Project Document, if any, in accordance with its terms and in a manner consistent with (and subject to) the Borrowers’ obligations under the Financing Documents except where the failure to so exercise any such rights, discretion or remedies results from the Cases or a Temporary Idle.

(m) Preservation of Title; Acquisition of Additional Property. (i) The Borrowers shall preserve and maintain (A) good, marketable and insurable fee interest in each Site (excluding the Leased Premises) and valid easement interest to its easement interest in each Site (excluding the Leased Premises), (B) a good, legal and valid leasehold interest in the Leased Premises, and (C) good, legal and valid title to all of its other respective material properties and assets, in each case free and clear of all Liens other than Permitted Liens. If any Borrower shall at any time acquire any real property or leasehold or other interest in real property, such Borrower shall promptly upon such acquisition ensure that such real property or leasehold or other interest is subject to the Lien and security interest created hereunder and pursuant to the Orders for the benefit of the Secured Parties.

(ii)	Prior to the acquisition or lease of any such additional real property interests (other than easements that do not involve soil disturbance), the Borrowers shall deliver to the Administrative Agent an Environmental Site Assessment Report(s) with respect to such real property (if, in the reasonable determination of the Administrative Agent, such Environmental Site Assessment Report(s) with respect to such real property interests is warranted), in each case, along with a corresponding reliance letter from the consultant issuing such report(s). Each such environmental report shall be in form and substance reasonably satisfactory to the Required Lenders.

(n) Maintenance of Liens; Creation of Liens on Newly Acquired. (i) The Borrowers shall take or cause to be taken all action necessary or reasonably requested by either Agent to maintain and preserve the Financing Liens and the priority thereof.

(ii)	The Borrowers shall take all actions required to cause each Additional Project Document and each Additional Material Project Document to be or become subject to the Financing Liens.

(o) Certificate of Formation. Each Borrower shall observe in all material respects all of the separateness and other provisions and procedures of its certificate of formation and Borrower LLC Agreement.

(p) Separateness. Each Borrower shall comply in all material respects with the separateness provisions set forth on Schedule 6.24.

(q) Further Assurances. Upon written request of the Administrative Agent, the Borrowers shall promptly perform any and all acts and execute any and all documents (including UCC financing statements and UCC continuation statements) reasonably requested by the Administrative Agent:

(i)	for filing under the provisions of the UCC or any other Law that are necessary or advisable to maintain in favor of the Collateral Agent, for the benefit of the Secured Parties, the Financing Liens that are duly perfected in accordance with all applicable Laws or otherwise for the purposes of perfecting any Lien created, or purported to be created, in favor of the Secured Parties;

(ii)	for the purposes of ensuring the validity and legality of this Agreement or any other Financing Document and the rights of the Lenders and the Agents hereunder or thereunder; and

(iii)	for the purposes of facilitating the proper exercise of rights and powers granted to the Lenders or the Agents under this Agreement or any other Financing Document.

(r) Professional Fees. Promptly following receipt thereof, the Borrowers shall deliver to the Administrative Agent all monthly fee statements detailing the fees of all Professionals for such month delivered in accordance with the interim compensation procedures approved by the Bankruptcy Court.

(s) Bank Accounts. Each Bank Account of the Borrowers shall at all times be (i) held as Collateral to secure the repayment and/or performance of the Obligations, (ii) held at a financial institution at which the Borrower maintains its Bank Accounts on the Petition Date under the terms of the Prepetition Financing Documents, or otherwise as selected by the Borrowers from a list of approved financial institutions approved by the Required Lenders and (iii) subject to a perfected Priming Lien in favor of the Collateral Agent on behalf of the Secured Parties, with all rights and remedies in respect thereto as set forth in the Orders and the other Financing Documents. No Borrower may open a new Bank Account or any other account at a financial institution without the prior written consent of the Required Lenders, which approval may be withheld in their sole discretion.

(t) Farm Products Laws. (i) The Borrowers shall comply at all times with all existing and future Postpetition Farm Products Notices during their period of effectiveness under any Farm Products Law, including directions to make payments to the Farm Products Seller by issuing payment instruments directly to the secured party with respect to any assets of the Farm Products Seller or jointly payable to the Farm Products Seller and any secured party with respect to the assets of such Farm Products Seller, as specified in the Farm Products Notice, so as to terminate or release the Lien on any Farm Products maintained by such Farm Products Seller or any secured party with respect to the assets of such Farm Products Seller under any Farm Products Law. (ii) The Borrowers shall take all other actions as may be reasonably required, if any, to ensure that any perishable agricultural commodity (in whatever form) or other Farm Products are purchased free and clear of any Lien in favor of any Farm Products Seller or any secured party with respect to the assets of any Farm Products Seller. (iii) In the event any Borrower receives a Farm Products Notice, such Borrower shall pay the related invoice within the payment terms specified therein and notify the Administrative Agent of such receipt; provided, however, that such invoice may remain unpaid if, and only so long as (A) appropriate legal or administrative action has been commenced in good faith and is being diligently pursued or defended by such Borrower, (B) adequate reserves with respect to such contest are maintained on the books of such Borrower, in accordance with GAAP, (C) such Borrower shall promptly pay or discharge such contested invoice and all additional charges, interest, penalties, and expenses, if any, and shall deliver to the Lenders evidence reasonably acceptable to the Required Lenders of such payment, if such contest is terminated or discontinued adversely to such Borrower or the conditions set forth in this Section 9.01(t) are no longer met.

(u) Monthly Meetings. At least once per calendar month, upon request of the Administrative Agent, at mutually acceptable times (and with telephonic conferences being acceptable), the Borrowers shall, and shall procure that representatives of the Borrowers’ Professionals reasonably requested by the Administrative Agent, meet together with the Administrative Agent to update the Administrative Agent on the status of the Cases and to discuss any other issues in connection therewith as reasonably requested by the Administrative Agent.

(v) Weekly Updates on Sale Process. On the third Business Day of each week after the date hereof, or at such other times as may be mutually agreeable, the Borrowers shall update the Administrative Agent on the status of the Borrowers’ compliance with Section 9.01(w) (Sale of Substantially All Assets), which update shall include information on the steps the Borrowers have taken towards complying with such provision and any other related information reasonably requested by the Administrative Agent.

(w) Sale of Substantially All Assets. The Borrowers shall:

(i)	on or before February 6, 2009, file with the Bankruptcy Court a motion for approval of a sale of substantially all of the assets of the Borrowers in form and substance reasonably acceptable to the Required Lenders;

(ii)	on or before February 23, 2009, obtain an order of the Bankruptcy Court approving bidding procedures for a sale of substantially all of the assets of the Borrowers in form and substance reasonably acceptable to the Required Lenders, which order shall authorize (A) credit bids and (B) the solicitation of bids for substantially all of the assets of each of the Borrowers separately and for substantially all of the assets of the Borrowers collectively;

(iii)	on or before March 31, 2009, conduct an auction in accordance with the bidding procedures referenced in the foregoing clause (ii);

(iv)	on or before April 7, 2009, obtain an order of the Bankruptcy Court approving the sale or sales of substantially all of the assets of the Borrowers in form and substance reasonably acceptable to the Required Lenders; and

(v)	on or before April 15, 2009, close the sale or sales of substantially all of the assets of the Borrowers.

Section 9.02 Negative Covenants. The Borrowers agree with each Secured Party that, until the Discharge Date, the Borrowers will perform the obligations set forth in this Section 9.02.

(a) Restrictions on Indebtedness of the Borrowers. The Borrowers will not create, incur, assume or suffer to exist any Indebtedness except:

(i)	the Obligations;

(ii)	Indebtedness permitted under the Prepetition Credit Agreement that has been incurred prior to December 4, 2008;

(iii)	Capitalized Lease Liabilities with respect to office equipment with payments in any Fiscal Year, taken in the aggregate for the Project, in an amount not to exceed one hundred thousand Dollars ($100,000);

(iv)	Indebtedness expressly provided for pursuant to the First Day Orders and the Interim Order or the Final Order, as applicable;

(v)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five (5) Business Days of incurrence;

(vi)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(vii)	Indebtedness between any Borrower and any other Borrower;

(viii)	Indebtedness permitted under Section 9.02(u) (Negative Covenants - Limitation on Non-Obligor Transfers); and

(ix)	Prepetition Indebtedness existing on the Petition Date.

(b) Liens. No Borrower shall create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets (including its Equity Interests), whether now owned or hereafter acquired, except:

(i)	Liens in favor, or for the benefit, of the Secured Parties;

(ii)	the Preexisting Liens;

(iii)	the Prepetition Collateral Agent Liens and Prepetition Collateral Agent Adequate Protection Liens;

(iv)	Liens for taxes, assessments and other governmental charges the payment of which is the subject of a Contest, for taxes that are otherwise not yet delinquent or for taxes as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court;

(v)	Liens of carriers, warehousemen, mechanics, landlords, banks (and rights of set-off), repairmen, workmen, suppliers and materialmen incurred in the ordinary course of business (A) for sums not yet due or the payment of which is the subject of a Contest or (B) for amounts as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court;

(vi)	easements granted by any Borrower to any utility serving the Project or as otherwise required for the operation of any Plant or to facilitate proposed sales of carbon dioxide; provided, that in each such case:

(A)	such easement will not adversely affect the costs under the Budget;

(B)	such easement will not adversely affect the operations of any Plant; and

(C)	such easement has been approved by the Administrative Agent; and

(vii)	easements, rights-of-way, restrictions, encroachments, covenants and other similar charges and minor defects or irregularities in title, in each case, which do not and will not interfere with the ability of the Borrowers to operate the Plants at full nameplate capacity;

(viii)	the netting and set-off rights permitted under Section 6 of each Master Agreement;

(ix)	any Liens reflected on the Title Insurance Policy or any Title Continuation (each as defined in the Prepetition Credit Agreement);

(x)	Liens arising out of judgments or awards that (A) do not constitute an Event of Default under Section 10.01(s) (Events of Default-Judgments) and (B) that are subject to a Contest;

(xi)	Liens in respect of Capitalized Lease Liabilities with respect to office equipment permitted by Section 9.02(a)(iii);

(xii)	rights of setoff or banker’s Liens or other similar Liens upon deposits of cash in favor of banks or other depositary institutions;

(xiii)	Liens securing Indebtedness permitted by Section 9.02(x) (Chapter 11 Claims);

(xiv)	security given to a public or private utility or other natural gas suppliers as required in the ordinary course of business in accordance with the past practices of such Borrower, including those in place on the date hereof as identified on Schedule 9.02(b)(xiv), or as otherwise provided for in the Budget;

(xv)	Liens on the Collateral (ranking junior in priority to the Financing Liens in favor of the Secured Parties securing the Obligations and junior in priority to the Prepetition Collateral Agent Liens and the Prepetition Collateral Agent Adequate Protection Liens) to secure Postpetition advances made in the ordinary course of business to any Borrower from a Non-Obligor Debtor;

(xvi)	Liens set forth on Schedule 9.02(b) (Permitted Liens); and

(xvii)	Liens arising by operation of law under Article 2 of the UCC in favor of a seller of goods or buyer of goods (in each case other than VeraSun or any of its Subsidiaries), provided that such Liens shall be released within 60 days after delivery of such goods or if earlier upon payment in full.

(c) Permitted Investments. The Borrowers shall not make any investments, loans or advances (whether by purchase of stocks, bonds, notes or other securities, loans, extensions of credit, advances or otherwise) except for Permitted Investments. The Borrowers shall select Cash Equivalents having such maturities as shall cause the Project Accounts to have a cash balance as of any day sufficient to cover the transfers to be made from the Project Accounts on such day in accordance with this Agreement, the other Financing Documents, the Project Documents and any Additional Project Documents.

(d) Change in Business. No Borrower shall (i) enter into or engage in any business other than the ownership, operation (or Temporary Idle), maintenance, and financing of the Project and all activities related thereto or (ii) change the scope of any Plant or the Project.

(e) Equity Issuances. No Borrower shall issue any Equity Interests unless such Equity Interests are immediately pledged to the Collateral Agent (for the benefit of the Secured Parties) on a first priority perfected basis in a manner satisfactory to the Administrative Agent.

(f) Asset Dispositions. The Borrowers shall not sell, lease, assign, transfer or otherwise dispose of assets (other than Products), whether now owned or hereafter acquired, except:

(i)	disposal of assets that are promptly replaced in accordance with the then-current Budget;

(ii)	to the extent that such assets are uneconomical, obsolete or no longer useful or no longer usable in connection with the operation or maintenance of the Project;

(iii)	disposal of assets with a fair market value of, or, if greater, at a disposal price of, less than one hundred thousand Dollars ($100,000) in the aggregate during any Fiscal Year; provided, that such disposal does not, and would not reasonably be expected to, adversely effect the construction, operation or maintenance of any Plant;

(iv)	transfers of assets between Albion, Bloomingburg and Linden; provided, that (A) the aggregate total fair market value of all such transferred assets does not exceed one million Dollars ($1,000,000) in any Fiscal Year, and (B) each such transfer does not, and would not reasonably be expected to, adversely affect the operations of the Plant from which such assets are transferred;

(v)	the transfer or other Disposition by any Borrower in settlement of any amount owed by such Borrower effected in the ordinary course of business and approved by the Bankruptcy Court; or

(vi)	as permitted by Section 9.02(c) (Permitted Investments) or Section 9.02(u) (Limitation on Non-Obligor Transfers).

(g) Consolidation, Merger. No Borrower will (i) directly or indirectly liquidate, wind up, terminate, reorganize or dissolve itself (or suffer any liquidation, winding up, termination, reorganization or dissolution) or otherwise wind up; or (ii) acquire (in one transaction or a series of related transactions) all or any substantial part of the assets, property or business of, or any assets that constitute a division or operating unit of, the business of any Person or otherwise merge or consolidate with or into any other Person.

(h) Transactions with Affiliates. Except as otherwise permitted by Section 9.02(u) (Limitation on Non-Obligor Transfers), no Borrower shall enter into or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates or any other Person that owns, directly or indirectly, any Equity Interest in any Borrower, in each case other than another Borrower, unless such arrangement or contract (i) is fair and reasonable to such Borrower and (ii) is an arrangement or contract that is on arm’s-length basis and contains terms no less favorable than those that would be entered into by a prudent Person in the position of such Borrower with a Person that is not one of its Affiliates.

(i) Subsidiaries. ASA Holdings shall not create or acquire any Subsidiary other than Albion, Bloomingburg, and Linden, nor enter into any partnership or joint venture. Each of Albion, Bloomingburg, and Linden shall not create or acquire any Subsidiary or enter into any partnership or joint venture. This Section 9.02(i) shall not prohibit the Borrowers from entering into joint purchasing arrangements solely with other Borrowers for the purchase of materials required for the operation of the Project.

(j) ERISA. No Borrower will engage in any prohibited transactions under Section 406 of ERISA or under Section 4975 of the Code. No Borrower will incur any obligation or liability in respect of any Plan, Multiemployer Plan or employee welfare benefit plan providing post-retirement welfare benefits (other than a plan providing continue coverage under Part 6 of Title I of ERISA).

(k) Taxes. No Borrower shall make any election to be treated as an association taxable as a corporation for federal, state or local tax purposes.

(l) Project Documents. (i) Other than immaterial changes, no Borrower shall direct or consent or agree to (x) any amendment, modification, supplement, or waiver to or in respect of any provision of, or (y) direct or consent or agree to any termination, cancellation, rejection or repudiation of, any Project Document or any Additional Project Document; provided that this restriction shall not prohibit the Borrowers from entering into an agreement to sell work-in-progress Ethanol or DDGs currently at the Plants (including pursuant to an arrangement with Cargill that may include a netting out of amounts payable to Cargill for natural gas) that has been approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

(ii)	Except for collateral assignments for the benefit of the Secured Parties or other Permitted Liens, no Borrower shall assign any of its rights under any Project Document or any Additional Project Document to any Person, or consent to the assignment of any obligations under any Project Documents or any Additional Project Documents by any other party thereto.

(iii)	No Borrower shall enter into any “Marketing Pool Program”, as described in Section 9.1 of each Ethanol Marketing Agreement, without the prior written consent of the Required Lenders if, under such program, (A) any Borrower would be discriminated against in comparison to any non-Borrower participant in such program or (B) any Borrower would be allocated more than its pro rata share of liabilities under such program.

(iv)	No Borrower shall (A) reach any agreement with Cargill regarding the use or supply of an “Alternative Commodity” for any Plant under Section 2(g) of any Corn Supply Agreement or (B) agree to any increase in the “Origination Fee” or “Handling Fee” pursuant to Section 4(f) of any Corn Supply Agreement without the prior written consent of the Required Lenders.

(v)

Following the execution by Cargill of any stand-alone railcar lease agreement or a rider to an existing master railcar lease agreement, if any, and in each case for railcars to provide services required under any Ethanol Marketing Agreement or any Distillers Grains Marketing Agreement, no Borrower shall agree or consent to any amendment or modification of any such stand-alone railcar lease agreement or rider that would result in an increase in the amounts payable by any Borrower for rail car lease, usage or other related railcar arrangements under any Ethanol Marketing Agreement or Distillers’ Grains Marketing Agreement in excess of seven and one-half percent (7.5%) per annum without the prior written consent of the Required Lenders.

(vi)	No Borrower shall settle, release, relinquish, concede or otherwise compromise any claim or potential claim against, or rights with respect to, any Project Party without the prior written consent of the Required Lenders.

(m) Additional Project Documents. No Borrower shall enter into any Additional Project Document or Additional Material Project Document except with the prior written approval of the Required Lenders.

(n) Suspension or Abandonment; Operation. No Borrower shall (i) permit or suffer to exist an Event of Abandonment, or (ii) commence operation of any Plant, in each such case without the prior written approval of the Required Lenders.

(o) Use of Proceeds; Margin Regulations. No Borrower shall use any proceeds of any Loan other than in accordance with the provisions of Article II (Commitments and Borrowing) and Section 9.01(g) (Affirmative Covenants - Use of Proceeds). No Borrower shall use any part of the proceeds of any Loan to purchase or carry any Margin Stock (as defined in F.R.S. Board Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. No Borrower shall use the proceeds of any Loan in a manner that could violate or be inconsistent with the provisions of F.R.S. Board Regulations T, U or X.

(p) Environmental Matters. The Borrowers shall not permit (i) any underground storage tanks to be located on any property owned or leased by any Borrower, (ii) any asbestos to be contained in or form part of any building, building component, structure or office space owned by any Borrower, (iii) any polychlorinated biphenyls (PCBs) to be used or stored at any property owned by any Borrower, other than as may already be present as of the date hereof in electrical equipment owned by utilities, provided that the presence of such PCBs complies, and such equipment is operated, maintained, and inspected in compliance, with Environmental Laws, (iv) any other Materials of Environmental Concern to be used, stored or otherwise be present at any property owned by any Borrower, other than Materials of Environmental Concern necessary for the operation of the Project and used in accordance with all Laws or (v) any other Materials of Environmental Concern to be used, stored or otherwise be present at any property leased by any Borrower, other than in accordance with all Laws.

(q) Restricted Payments. The Borrowers shall not make any Restricted Payments (except for Restricted Payments from a Borrower to another Borrower) without the prior written consent of the Required Lenders.

(r) Budget Modifications. The Borrowers may not modify the Budget without the prior written consent of the Required Lenders, it being understood that such modifications shall be deemed approved within five (5) days after receipt of the modified Budget by the Administrative Agent if (A) the Lenders and the Financial Advisor have had a conference call to discuss such modified Budget and (B) the Required Lenders or the Financial Advisor have not notified the Borrowers otherwise in writing.

(s) Commodity Hedging Arrangements. The Borrowers shall not enter into any Commodity Hedging Arrangements.

(t) Accounting Changes. No Borrower shall make any change in (i) its accounting policies or reporting practices, except as required by GAAP, or (ii) its Fiscal Year without the prior written consent of the Required Lenders.

(u) Limitation on Non-Obligor Transfers. No Borrower shall enter into or effect any Non-Obligor Transfer unless such Non-Obligor Transfer is (i) in the ordinary course of the Borrower’s and applicable Non-Obligor Debtor’s business and such transaction is consistent with the then effective Budget subject to the variances contemplated in Section 9.02(y) (Negative Covenants - Financial Covenants); (ii) upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, and (iii) indefeasibly secured by a Non-Obligor Transfer Lien.

(v) Prepayments of Prepetition Obligations. Except as otherwise allowed pursuant to the First Day Orders or the Orders or as provided in the Budget, no Borrower shall (i) make any payment or prepayment or redemption or acquisition for value (including by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) of obligations under the Prepetition Credit Agreement, (ii) pay any interest under the Prepetition Credit Agreement (whether in cash, in kind securities or otherwise), or (iii) except as provided in any order of the Bankruptcy Court (other than the Orders) and approved by the Required Lenders, make any payment or create or permit any Lien pursuant to section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection).

(w) Extension of Exclusivity Periods. No Borrower shall file any motion or application with the Bankruptcy Court seeking to extend the exclusivity periods set forth in section 1121 of the Bankruptcy Code for any reason without prior consultation with the Lenders.

(x) Chapter 11 Claims. No Borrower shall incur, create, assume, suffer to exist or permit any Superpriority claim that is pari passu with or senior to any of the claims of the Secured Parties against the Borrowers except with respect to the Carve-Out or as otherwise expressly permitted by the Financing Documents and other than the claims of the Senior Secured Parties (as defined in the Prepetition Credit Agreement) to the extent provided in the Orders or the orders relating to the WestLB Cash Collateral.

(y) Financial Covenants.

(i)	The Borrowers shall not permit SG&A/Corporate Overhead Expenses in any Monthly Budget Period (or part thereof) to exceed the amounts set forth in the Line Item entitled “[SG&A/Corporate OH]” for such Monthly Budget Period in the applicable Budget by more than one hundred thousand Dollars ($100,000).

(ii)	The Borrowers shall not permit Professional Fees (other than the fees and expenses of the advisors and consultants working on behalf of the Secured Parties) in any Monthly Budget Period (or part thereof) to exceed the amounts set forth in the Line Item entitled “[Professional Fees]” for such Monthly Budget Period in the applicable Budget by more than one hundred thousand Dollars ($100,000).

(iii)	The Borrowers shall not permit Controllable Disbursements in any Monthly Budget Period (or part thereof) to exceed the amounts set forth in the Line Item entitled “[Controllable Disbursements]” for such Monthly Budget Period in the applicable Budget by more than two hundred fifty thousand Dollars ($250,000).

Section 9.03 Reporting Requirements. The Borrowers will furnish to the Administrative Agent, who shall distribute copies of the following to each Lender:

(a) on the second Business Day of each week after the date of this Agreement, an updated rolling cash flow forecast ending on the earlier of (i) thirteen (13) weeks after the week in which such cash flow forecast is delivered and (ii) the scheduled Maturity Date (each such forecast, a “Weekly Cash Flow Forecast”), in the same form and with the same level of detail as the then-current Budget (it being understood, however, that, except as provided in Section 9.02(r) (Budget Modifications) approval of the Budget by the Required Lenders shall only be required once a month in accordance with Section 9.01(j) (Affirmative Covenants – Budget));

(b) on the second (2nd) Business Day of each week following the date hereof, a report setting forth, in a form and in sufficient detail satisfactory to the Administrative Agent, a comparison of actual receipts and expenses to budgeted receipts and expenses in the then current Budget for the preceding week;

(c) as soon as available and in any event within thirty (30) days after the end of each calendar month, a report setting forth, in each case in a form and in sufficient detail satisfactory to the Administrative Agent, (x) consolidated and consolidating balance sheets of ASA Holdings and balance sheets of each other Borrower as of the end of such month, (y) consolidated and consolidating statements of income and cash flows of ASA Holdings and statements of income and cash flows of each other Borrower for such month, and for the period commencing at the end of the previous Fiscal Year and ending with the end of such month and (z) consolidated and consolidating profit and loss statements of ASA Holdings and profit and loss statements of each other Borrower for such month, and for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, in each such case prepared in accordance with GAAP (subject to the absence of footnote disclosures and to normal year-end adjustments). Such report shall be certified as complete and correct by an Authorized Officer of the Borrowers’ Agent, who also shall certify for each financial covenant set forth in Section 9.02(y) (Negative Covenants – Financial Covenants) that the Borrowers are in full compliance with each such covenant or, if any of such certifications cannot be given, stating in reasonable detail the necessary qualifications to such certifications;

(d) promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to any Borrower (or the audit or finance committee of any Borrower) by the Auditors in connection with the accounts or books of any Borrower, or any audit of any Borrower;

(e) as soon as possible and in any event within five (5) days after the occurrence of any Default or Event of Default, a statement of an Authorized Officer of the Borrowers’ Agent setting forth details of such Default or Event of Default and the action that the Borrowers have taken and propose to take with respect thereto;

(f) within five (5) days after any Borrower obtains Knowledge thereof a statement of an Authorized Officer of the Borrowers’ Agent setting forth details of:

(i)	(A) any material litigation or governmental proceeding pending or threatened in writing against any Borrower or (B) any litigation or governmental proceeding pending or threatened in writing against VeraSun that, in the case of this clause (B) only, has or would reasonably be expected to have a Material Adverse Effect; or

(ii)	any other event, act or condition that has or would reasonably be expected to have a Material Adverse Effect.

(g) promptly after delivery or receipt thereof, copies of all material notices or documents given or received by any Borrower pursuant to any of the Project Documents or any Additional Project Documents including:

(i)	any written notice alleging willful misconduct under any Project Document;

(ii)	any written notice alleging any breach or default under any Project Document;

(iii)	any written notice regarding, or request for consent to, any assignment, termination, modification, waiver or variation of any Project Documents; and

(iv)	the appointment of any “Qualified Person” to conduct an audit under Section 11(b) of any Master Agreement;

(h) As soon as possible and in any event within five (5) Business Days after any Borrower knows, or has reason to know, that any of the events described below have occurred, a duly executed certificate of an Authorized Officer of the Borrowers’ Agent setting forth the details of each such event and the action that the Borrowers propose to take with respect thereto, together with a copy of any notice or filing from the PBGC, Internal Revenue Service, Department of Labor or that may be required by the PBGC or other U.S. Governmental Authority with respect to each such event:

(i)	any Termination Event with respect to an ERISA Plan or a Multiemployer Plan has occurred or will occur that would reasonably be expected to result in any material liability to any Borrower;

(ii)	any condition exists with respect to a Plan that presents a material risk of termination of a Plan (other than a standard termination under Section 4041(b) of ERISA) or imposition of an excise tax or other material liability on any Borrower;

(iii)	an application has been filed for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA under any Plan;

(iv)	any Borrower or any Plan fiduciary has engaged in a “prohibited transaction,” as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and Section 408 of ERISA that would reasonably be expected to result in material liability to any Borrower;

(v)	there exists any Unfunded Benefit Liabilities under any ERISA Plan;

(vi)	any condition exists with respect to a Multiemployer Plan that presents a risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) from a Multiemployer Plan that would reasonably be expected to result in any liability to any Borrower;

(vii)	a “default” (as defined in Section 4219(c)(5) of ERISA) occurs with respect to payments to a Multiemployer Plan and such default would reasonably be expected to result in any liability to any Borrower;

(viii)	a Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA);

(ix)	any Borrower and/or any ERISA Affiliate has incurred any potential withdrawal liability (as defined in accordance with Title IV of ERISA); or

(x)	there is an action brought against any Borrower or any ERISA Affiliate under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA;

(i) as soon as possible and in any event within five (5) Business Days after the receipt by any Borrower of a demand letter from the PBGC notifying such Borrower of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a duly executed certificate of the chief executive officer, chief accounting officer, senior vice president or chief restructuring officer of such Borrower setting forth the action that such Borrower proposes to take with respect thereto;

(j) promptly and in any event within five (5) Business Days after the existence of any of the following conditions, a duly executed certificate of an Authorized Officer of the Borrowers’ Agent specifying in detail the nature of such condition and, if applicable, the Borrowers’ proposed response thereto:

(i)	receipt by any Borrower of any written communication from a Governmental Authority or any written communication from any other Person or other source of written information, including reports prepared by any Borrower, that alleges or indicates that any Borrower or an Environmental Affiliate is not in compliance in all material respects with applicable Environmental Laws or Environmental Approvals;

(ii)	any Borrower obtains Knowledge that there exists any Environmental Claim pending or threatened in writing against any Borrower or an Environmental Affiliate;

(iii)	any Borrower obtains Knowledge of any release, threatened release, emission, discharge or disposal of any Material of Environmental Concern or obtains Knowledge of any material non-compliance with any Environmental Law that, in either such case, would reasonably be expected to form the basis of an Environmental Claim against any Borrower or any Environmental Affiliate; or

(iv)	any Removal, Remedial or Response action taken by any Borrower or any other person in response to any Material of Environmental Concern in, at, on or under, a part of or about the Borrowers’ properties or any other property or any notice, claim or other information that any of the Borrowers might be subject to an Environmental Claim;

(k) the Borrowers will maintain at the Sites and make available for inspection by the Administrative Agent, the Lenders and their agents and employees, on reasonable notice during regular business hours, accurate and complete records of all correspondence, investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by any Borrower or, to the best of any Borrower’s Knowledge and to the extent obtained by any Borrower, by any Governmental Authority or other Person in respect of Materials of Environmental Concern that would reasonably be expected to form the basis of an Environmental Claim on or affecting any Plant or the Project;

(l) upon request of the Administrative Agent, to the extent the Borrowers have them or receive them from Cargill and are not prohibited by applicable law, or by any confidentiality undertaking by which the Borrowers are bound, from sharing them with the Administrative Agent, financial statements of Cargill;

(m) within five (5) days of the date filed, the Borrowers shall deliver to counsel for the Lenders all pleadings, motions, applications and other documents filed with the Bankruptcy Court in connection with the Cases. The Borrowers shall deliver to the Administrative Agent any financial information distributed to any Committee(s) appointed in the Cases. In addition, the Borrowers will submit all reports, including reports, projections or similar materials, including valuations, provided to the United States Trustee (or any information officer, examiner or interim receiver, if any, appointed in the Cases) or any Committee, to the Administrative Agent to be distributed to the Lenders when provided to the United States Trustee or Committee (or information officer, examiner or receiver);

(n) promptly, and in any event within five (5) Business Days of obtaining Knowledge thereof, notify the Administrative Agent of any termination for cause or any resignation of, in either such case, any key management personnel at any of the Plants or of more than ten (10) personnel (in the aggregate) at any single Plant; and

(o) other information reasonably requested by the Administrative Agent or any Lender, through the Administrative Agent.

Section 9.04 VeraSun Covenants. VeraSun, as pledgor with respect to the VeraSun Collateral, agrees with each Agent and each Lender that, until the Discharge Date, it will perform the obligations set forth in this Section 9.04.

(a) Defense of Collateral. VeraSun shall defend its title to the VeraSun Collateral and the interest of the Collateral Agent (for the benefit of itself and the other Secured Parties) in the VeraSun Collateral against the claims and demands of all other Persons (other than Permitted VeraSun Collateral Liens).

(b) Limitation of Liens. VeraSun shall not create, incur, assume or suffer to exist any Liens on or with respect to all or any part of the VeraSun Collateral (other than Permitted VeraSun Collateral Liens). VeraSun shall at its own cost and expense promptly take such action as may be necessary to discharge any such Liens (other than Permitted VeraSun Collateral Liens).

(c) No Other Filings. VeraSun shall not file or authorize in any jurisdiction any financing statements under the UCC or any like statement relating to the VeraSun Collateral in which the Collateral Agent (for the benefit of the Secured Parties) is not named as the sole secured party (other than with respect to Permitted VeraSun Collateral Liens).

(d) No Sale of Collateral. Except as permitted by the terms of this Agreement, VeraSun shall not cause, suffer or permit the sale, assignment, conveyance, pledge or other transfer (other than Permitted VeraSun Collateral Liens) of all or any portion of the VeraSun-Pledged Equity Interests or any other portion of the VeraSun Collateral.

(e) No Impairment of Security. VeraSun shall not take or fail to take any action that would impair in any manner the enforceability of the Collateral Agent’s security interest in and Lien on any of the VeraSun Collateral.

(f) Distributions. If VeraSun in its capacity as an owner of ASA Holdings receives any income, dividend or other distribution of money or property of any kind from ASA Holdings (other than as expressly permitted by this Agreement), VeraSun shall hold such income or distribution for the benefit of and shall promptly deliver the same to the Collateral Agent in the exact form received by VeraSun (or duly endorsed by VeraSun to the Collateral Agent, if required).

(g) Maintenance of Records. VeraSun shall, at all times, keep accurate and complete records of the VeraSun Collateral. VeraSun shall permit officers and designated representatives of the Collateral Agent to examine VeraSun’s books and records pertaining to the VeraSun Collateral, and make copies thereof or abstracts therefrom, all at the expense of VeraSun and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to VeraSun; provided that if a Default or Event of Default has occurred and is continuing, the Collateral Agent (or any of its respective officers or designated representatives) may do any of the foregoing at the expense of VeraSun at any time during normal business hours and without advance notice. Upon the occurrence and during the continuation of any Event of Default, at the Collateral Agent’s request, VeraSun shall promptly deliver to the Collateral Agent copies of any and all of the records mentioned above.

(h) Name; Jurisdiction of Organization. VeraSun shall not change its name, its jurisdiction of organization, the location of its principal place of business or its organization identification number without prior written notice to the Collateral Agent at least thirty (30) days prior to such change (or such lesser period as is agreed to by the Agents). In the event of such change, VeraSun shall (at its expense) execute and deliver such instruments and documents as may be reasonably requested (in writing) by the Collateral Agent or required by applicable Law to maintain a prior perfected security interest in the VeraSun Collateral.

(i) Amendments to Organizational Documents. Except as expressly permitted by this Agreement or the other Financing Documents, VeraSun shall not terminate, amend, supplement or otherwise modify, or cancel, the Organic Documents of ASA Holdings.

(j) Perfection. (i) VeraSun agrees that from time to time, at the expense of VeraSun, VeraSun shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent may reasonably request in writing, in order to perfect, to ensure the continued perfection of, or to protect the assignment and security interest granted or intended to be granted hereby and pursuant to the Orders in any of the VeraSun Collateral or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any of the VeraSun Collateral. Without limiting the generality of the foregoing, VeraSun shall (A) deliver any of such VeraSun Collateral represented by a certificate or other instrument to the Collateral Agent, accompanied by such duly executed instruments of transfer or assignment as the Collateral Agent may reasonably request, and (B) authorize, execute and file such financing or continuation statements, or amendments thereto, and such other instruments, endorsements or notices, as may be necessary or as the Collateral Agent may reasonably request in writing, in order to perfect or preserve the assignments and security interests granted or purported to be granted hereby and pursuant to the Orders. (ii) VeraSun hereby authorizes the filing of any financing statements or continuation statements, and amendments to financing statements, or any similar document in any jurisdictions and with any filing offices as the Collateral Agent may reasonably determine are necessary or advisable to perfect or protect the security interest in the VeraSun Collateral granted to the Collateral Agent, for the benefit of the Secured Parties, herein. Such financing statements may describe the VeraSun Collateral in the same or similar manner as described herein and in the Orders.

(k) Information Concerning Collateral. VeraSun shall, promptly upon written request, provide to the Collateral Agent all information and evidence it may reasonably request concerning the Collateral to enable the Collateral Agent to enforce the provisions of this Agreement and the Orders.

(l) Payment of Taxes. VeraSun shall pay or cause to be paid, before any fine, penalty, interest or cost attaches thereto, all Taxes and other non-governmental charges or levies (other than those Taxes or levies that are subject to a Contest and except, if non-payment is permitted by the Bankruptcy Code, for the period during which such non-payment is permitted by the Bankruptcy Code) now or hereafter assessed or levied against the Collateral pledged by it hereunder and shall retain copies of and, upon request, permit Collateral Agent or any other Secured Party to examine receipts showing payment of any of the foregoing.

ARTICLE X

DEFAULT AND ENFORCEMENT

Section 10.01 Events of Default. Each of the following events or occurrences described in this Section 10.01 shall constitute an Event of Default.

(a) Certain Appointments. A trustee under chapter 7 or chapter 11 of the Bankruptcy Code, a responsible officer, or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) under section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases of the Borrowers.

(b) Dismissal or Conversion. Any of the Cases concerning any Borrower shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or any Borrower shall file a motion or other pleading or support a motion or other pleading filed by any other Person seeking the dismissal of any of the Cases concerning any Borrower under section 1112 of the Bankruptcy Code or otherwise.

(c) Relief from Automatic Stay. The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on all or any part of the VeraSun Collateral or on any assets forming part of the Borrower Collateral that have an aggregate value in excess of one million Dollars ($1,000,000) or that could reasonably be expected to have an adverse impact on any of the Borrowers’ businesses.

(d) Modifications of Final Order. An order of the Bankruptcy Court shall be entered (i) reversing, staying or vacating the Interim Order or the Final Order or (ii) without the prior written consent of the Required Lenders, amending, supplementing or modifying the Final Order in any material respect.

(e) Payments or Adequate Protection on Prepetition Claims. Any payment shall be made on, or any adequate protection shall be granted with respect to, any Prepetition debt or claim of any Borrower (other than as approved by the Required Lenders and the Bankruptcy Court) in violation of Section 9.02(v) (Negative Covenants - Prepayments of Prepetition Obligations).

(f) Other Financing or Liens. (i) Any Borrower shall bring or consent to any motion or application in their respective Cases: (A) to obtain working capital financing from any Person other than the Lenders under section 364(d) of the Bankruptcy Code; (B) to obtain financing from any Person other than the Lenders under section 364(c) of the Bankruptcy Code (other than with respect to a financing used, in whole or part, to repay in full the Obligations); or (C) to grant a Superpriority claim, other than that granted in the Orders and other than with respect to the Carve-Out, that is pari passu with or senior to any of the claims (including, without limitation, the Superpriority claim) of the Secured Parties against the Borrowers hereunder and under the Orders; or there shall arise or be granted any Superpriority claim that is pari passu or senior to any such claims (including, without limitation, a Superpriority claim);

(ii)	Any Borrower or VeraSun shall bring or consent to any motion or application in their respective Cases: (A) to grant any Lien other than Permitted Liens upon or affecting any Collateral (or there shall arise or be granted any such Lien other than Permitted Prior Liens that is pari passu or senior to the Financing Liens); or (B) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under section 506(c) of the Bankruptcy Code.

(iii)	Any Person shall seek and obtain allowance of any order in the Cases of any Borrower or VeraSun to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under section 506(c) of the Bankruptcy Code.

(g) Non-Obligor Transfer Collateral. Except as contemplated in Section 5.04(d) (Priority and Liens) or in the Orders, any Non-Obligor Debtor shall, without the prior written consent of the Required Lenders, bring or consent to any motion or application in the Cases to (A) grant any (i) Lien upon or affecting any Non-Obligor Transfer Collateral that is pari passu with or senior to the Non-Obligor Transfer Lien, or (ii) administrative expense claim that is pari passu with or senior to any Superpriority Non-Obligor Transfer Claim, or there shall arise or be granted any such pari passu or senior Lien or claim, or (B) to recover from any portions of the Non-Obligor Transfer

Collateral any costs or expenses of preserving or disposing of such Non-Obligor Transfer Collateral under section 506(c) of the Bankruptcy Code, or any other party shall seek and obtain allowance of any order in the Cases of the Borrowers to recover from any portions of the Non-Obligor Transfer Collateral any costs or expenses of preserving or disposing of such Non-Obligor Transfer Collateral under section 506(c) of the Bankruptcy Code.

(h) Reorganization Plan. An order shall be entered by the Bankruptcy Court confirming a plan of reorganization or liquidation in any of the Cases of the Borrowers (or any Borrower shall propose a plan of reorganization or liquidation in any of the Cases of the Borrowers ) that does not contain a provision for payment of all of the Obligations by an indefeasible payment in full in cash on or before the effective date of such plan.

(i) Dismissal Order. An order shall be entered by the Bankruptcy Court, or any Borrower shall make a motion for an order of the Bankruptcy Court, dismissing any of the Cases of the Borrowers that does not contain a provision for indefeasible payment in full in cash (or cash collateralization or letter of credit support, in the case of outstanding Letters of Credit) of the Obligations in accordance with the definition of Discharge Date.

(j) Impairment of Liens, Etc. Any of the Financing Liens, the Non-Obligor Transfer Liens or the Superpriority claims granted with respect to the DIP Credit Facilities shall become impaired in any respect.

(k) Material Adverse Effect. Any event (other than (i) a Temporary Idle and (ii) events resulting from the filing of the Cases and events that typically result from the commencement of a bankruptcy case) occurs after the Petition Date that has a materially adverse effect on the business, assets, liabilities, operations, conditions (financial or otherwise) or properties of any of the Borrowers.

(l) Rejection of Material Agreement. Any material Project Document is rejected in any of the Cases of the Borrowers without the prior written consent of Required Lenders.

(m) Marshaling of Assets. The Bankruptcy Court approves or directs marshaling of any Collateral or assets of any Borrower.

(n) Nonpayment. (i) Any Borrower fails to pay any amount of principal of any Loan when the same becomes due and payable or (ii) any Borrower fails to pay any interest on any Loan or any fee or other Obligation or amount payable hereunder or under any other Financing Document within three (3) days after the same becomes due and payable.

(o) Breach of Warranty. Any representation or warranty of any Loan Party made or deemed to be restated or remade in any Financing Document is or shall be incorrect or misleading in any material respect when made or deemed made; provided, that it shall not be an Event of Default if (i) a representation or warranty made in any Financing Document was incorrect in any material respect when made or repeated, (ii) such Loan Party did not know, at the time such representation or warranty was made or repeated, that it was incorrect, (iii) such incorrect representation or warranty is capable of being corrected within thirty (30) days, (iv) such incorrect representation or warranty is corrected within such thirty (30) day period and (v) no Material Adverse Effect shall have occurred as a result of such representation or warranty being incorrect.

(p) Non-Performance of Certain Covenants and Obligations. Any Borrower defaults in the due performance and observance of any of its obligations under any of Sections 9.01(g) (Affirmative Covenants - Use of Proceeds), 9.01(h) (Affirmative Covenants - Insurance), 9.01(j) (Affirmative Covenants - Budget), 9.02 (Negative Covenants), or clause (b), (c) or (e) of Section 9.03 (Reporting Requirements), or VeraSun defaults in the due performance and observance of any of its obligations under any of Sections 9.04(b) (VeraSun Pledgor Covenants - Limitation of Liens), 9.04(c) (VeraSun Pledgor Covenants - No Other Filings), 9.04(d) (VeraSun Pledgor Covenants - No Sale of Collateral), 9.04(f) (VeraSun Pledgor Covenants - Distributions), or 9.04(h) (VeraSun Pledgor Covenants - Name; Jurisdiction of Organization).

(q) Non-Performance of Other Covenants and Obligations. Any Loan Party defaults in the due performance and observance of any covenant or agreement (other than covenants and agreements referred to in Section 10.01(n) or 10.01(p)) contained in any Financing Document, and such default shall continue unremedied for a period of thirty (30) days (or five (5) days with respect to any such default under (x) any clause of Section 9.03 (Reporting Requirements) other than those referred to in Section 10.01(p) (Non-Performance of Certain Covenants and Obligations) or (y) Section 9.01(w) (Sale of Substantially All Assets)).

(r) Cross Defaults. Any one of the following occurs with respect to any Borrower with respect to Postpetition Indebtedness (other than the Loans) in the amount greater than or equal to two million Dollars ($2,000,000) in the aggregate:

(i)	a default occurs in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of such Postpetition Indebtedness; or

(ii)	fails to observe or perform any other agreement or condition relating to any such Postpetition Indebtedness or contained in any instrument or agreement evidencing,

securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Postpetition Indebtedness or the beneficiary or beneficiaries of any Postpetition Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Postpetition Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Postpetition Indebtedness to be made, prior to its stated maturity, or such Postpetition Guarantee to become payable or cash collateral in respect thereof to be demanded.

(s) Judgments. Any judgment or order that has or could reasonably be expected to have a Material Adverse Effect, is rendered against any Loan Party, or any judgment or order is rendered against any or all of the Borrowers in an amount in excess of two million Dollars ($2,000,000) in the aggregate.

(t) ERISA Events. (i) Any Termination Event occurs, (ii) any Plan incurs an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), (iii) any Borrower or member of any Borrower’s ERISA Controlled Group engages in a transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA, (iv) any Borrower or any ERISA Affiliate fails to pay when due any amount it has become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, (v) a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer it, (vi) any Borrower or any ERISA Affiliate suffers a partial or complete withdrawal from a Multiemployer Plan or is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (vii) a proceeding is instituted against any Borrower to enforce Section 515 of ERISA (viii) the aggregate amount of the then “current liability” (as defined in Section 412(l)(7) of the Code, as amended) of all accrued benefits under such Plan or Plans exceeds the then current value of the assets allocable to such benefits by more than one hundred thousand Dollar ($100,000) at such time, or (ix) any other event or condition occurs or exists with respect to any Plan that would subject any Borrower to any tax, penalty or other liability.

(u) Project Document Defaults; Termination. (i) Any Borrower or any Project Party shall be in breach of or otherwise in default under any Key Project Document (other than (x) as a result of the Cases or a Temporary Idle, or (y) any breach or default that has not had and would not reasonably be expected to have a Material Adverse Effect) and such breach or default has continued beyond any applicable grace period expressly provided for in such Key Project Document (or, if no such cure period is provided, thirty (30) days).

(ii)	Any Key Project Document ceases to be in full force and effect prior to its scheduled expiration, is repudiated, or its enforceability is challenged or disaffirmed by or on behalf of any Borrower or any Project Party thereto.

(v) Governmental Approvals. Any Borrower fails to obtain, renew, maintain or comply in all material respects with any Necessary Project Approval, or any Necessary Project Approval is revoked, canceled, terminated, withdrawn or otherwise ceases to be in full force and effect, or any Necessary Project Approval is modified without the consent of the Required Lenders in a manner that has, or would reasonably be expected to result in, a Material Adverse Effect.

(w) Unenforceability of Documentation. At any time after the execution and delivery thereof:

(i)	any material provision of any Financing Document (other than any UCC financing statement that was erroneously filed) shall cease to be in full force and effect;

(ii)	any Financing Document (other than any UCC financing statement that was erroneously filed) is revoked or terminated, becomes unlawful or is declared null and void by a Governmental Authority of competent jurisdiction; or

(iii)	any Financing Document (other than any UCC financing statement that was erroneously filed) becomes unenforceable, is repudiated or the enforceability thereof is contested or disaffirmed by or on behalf of any party thereto other than the Secured Parties, except to the extent that the enforceability hereof or thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally.

(x) Environmental Matters. (i) (A) Any Environmental Claim is asserted against any Borrower or any Environmental Affiliate, (B) any release, threat of release, emission, discharge or disposal of any Material of Environmental Concern occurs, and such event could form the basis of an Environmental Claim against any Borrower or any Environmental Affiliate, or (C) any material non-compliance event occurs that would reasonably result in an Environmental Claim against any Borrower or, to the extent Borrower may have liability, any Environmental Affiliate, that in any such case would reasonably be expected to result in liability for any Borrower (or the Borrowers on an aggregate basis) in an amount greater than five hundred thousand Dollars ($500,000) for any single claim or one million Dollars ($1,000,000) for all such claims during any twelve (12) month period or could otherwise reasonably be expected to result in a Material Adverse Effect, or (ii) any Borrower or any Environmental Affiliate fails to obtain any Environmental Approvals necessary for the management, use, control, ownership, or operation of its business, property or assets or any such Environmental Approval is the subject of an Environmental Claim, revoked, terminated, or otherwise ceases to be in full force and effect.

(y) Loss of Collateral. Any portion of the Collateral, which portion has a fair market value in excess of ten million Dollars ($10,000,000), is damaged, seized or appropriated.

(z) Event of Abandonment. An Event of Abandonment occurs.

(aa) Taking or Total Loss. An Event of Taking with respect to all or a material portion of any Plant or any Equity Interests in any Borrower occurs, or an Event of Total Loss occurs.

(bb) Change of Control. A Change of Control occurs.

(cc) Agreement for Sale of Substantially All Assets. Without the prior written consent of the Required Lenders, the Borrowers (or any of them) enter into any agreement for the sale of all or substantially all assets of the Borrowers (including any “stalking horse” agreement) unless such agreement provides for (i) the payment in full of all Obligations and (ii) the (x) full cash collateralization or (y) issuance of a letter of credit (in form and substance satisfactory to the Issuing Bank and the Required Lenders from a bank satisfactory to the Issuing Bank and the Required Lenders) for support of, the aggregate Maximum LC Available Amounts under all issued and outstanding Letters of Credit, in the case of both (i) and (ii) as a condition to any closing or sale under such agreement.

Section 10.02 Action Upon Event of Default. (a) If any Event of Default occurs for any reason, whether voluntary or involuntary, and is continuing, the Administrative Agent may, or upon the direction of the Required Lenders shall, by five (5) Business Days’ written notice to the Borrowers and the Committee (with a copy to the applicable United States Trustee), declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or any outstanding Commitments (other than the obligations to participate in the Issuing Bank’s liability under any Letter of Credit pursuant to Section 2.02(c) (Letters of Credit)) (if not theretofore terminated) to be terminated, and/or require the aggregate Maximum LC Available Amounts under all issued and outstanding Letters of Credit to be cash collateralized, whereupon the full unpaid amount of such Loans and other Obligations that has been declared due and payable shall be and become immediately due and payable and the aggregate Maximum LC Available Amounts under all issued and outstanding Letters of Credit shall be cash collateralized, without further notice, demand or presentment and/or, as the case may be, any outstanding Commitments (other than the obligations to participate in the Issuing Bank’s liability under any Letter of Credit pursuant to Section 2.02(c) (Letters of Credit)) shall terminate. During the continuance of an Event of Default, the Administrative Agent may, or upon the direction of the Required Lenders shall, subject to delivery of five (5) Business Days’ written notice to the Borrowers and the Committee as specified in the prior sentence, instruct the Collateral Agent to exercise any or all rights or remedies provided for under this Agreement or the other Financing Documents. To the extent that any such rights and remedies would otherwise be in violation of the automatic stay of section 362 of the Bankruptcy Code, such stay shall be deemed modified, as set forth in the Final Order, to the extent necessary to permit the Collateral Agent to exercise such rights and remedies.

(b) Any declaration made pursuant to Section 10.02(a) may, should the Required Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrowers at any time after the principal of the Loans has become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, has been entered; provided that no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

Section 10.03 Remedies. Upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have the right, but not the obligation, subject to the Orders, to do any of the following:

(a) vote or exercise any and all of any Loan Party’s rights or powers incident to its ownership of Equity Interests in any Borrower, including any rights or powers to manage or control such Borrower;

(b) demand, sue for, collect or receive any money or property at any time payable to or receivable by any Loan Party on account of or in exchange for all or part of the Equity Interests pledged by it pursuant to the Orders;

(c) amend, terminate, supplement or modify all or any of Organic Documents of the Borrowers;

(d) proceed to protect and enforce the rights vested in it hereunder and under the UCC;

(e) cause all revenues and all other moneys and other property forming part of the Collateral to be paid and/or delivered directly to it, and demand, sue for, collect and receive any such moneys and property;

(f) cause any action at law or in equity or other proceeding to be instituted and prosecuted to collect or enforce any of the Obligations, or rights hereunder or included in the Collateral, or for specific enforcement of any covenant or agreement contained herein or in any Project Documents or other agreements forming part of the Collateral, or in aid of the exercise of any power herein or therein granted, or for any foreclosure hereunder and sale under a judgment or decree in any judicial proceeding, or to enforce any other legal or equitable right vested in it by this Agreement or by Law;

(g) foreclose or enforce any other agreement or other instrument by or under or pursuant to which the Obligations are issued or secured;

(h) incur expenses, including attorneys’ fees, consultants’ fees, and other costs in connection with the exercise of any right or power under this Agreement or any other Financing Document;

(i) perform any obligation of any Loan Party hereunder or under any other Financing Document or any Project Document or other agreement forming part of the Collateral, submit renewal notices or exercise any purchase options under leases, and make payments, purchase, contest or compromise any encumbrance, charge, or lien, and pay taxes and expenses and insure, process and preserve the Collateral without, however, any obligation to do so;

(j) take possession of the Collateral and of any and all books of account and records of the Borrowers relating to any of the Collateral and render it usable and repair and renovate the same without, however, any obligation to do so, and enter upon, or authorize its designated agent to enter upon, any location where the same may be located for that purpose (including the right of the Collateral Agent to exclude the Borrowers and all Persons claiming access through any of the Borrowers from any access to the Collateral or to any part thereof) and the Collateral Agent and its representatives are hereby granted an irrevocable license to enter upon such premises for such purpose, control, manage, operate, rent and lease the Collateral, either separately or in conjunction with the Project, collect all rents and income from the Collateral and apply the same to reimburse the Secured Parties for any reasonable cost or expenses incurred hereunder or under any of the Financing Documents and to the payment or performance of any of the Borrowers’ obligations hereunder or under any of the Financing Documents, and apply the balance to the Obligations as provided herein and any remaining excess balance to whomsoever is legally entitled thereto;

(k) make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and extend the time of payment, arrange for payment installments, or otherwise modify the terms of, any Collateral;

(l) secure the appointment of a receiver of the Collateral or any part thereof, whether incidental to a proposed sale of the Collateral or otherwise, and all disbursements made by such receiver and the expenses of such receivership shall be added to and be made a part of the Obligations and, whether or not said principal sum, including such disbursements and expenses, exceeds the indebtedness originally intended to be secured hereby, the entire amount of said sum, including such disbursements and expenses, shall be secured by the Financing Liens and shall be due and payable upon demand therefor and thereafter shall bear interest at the Default Rate or the maximum rate permitted by applicable Law, whichever is less;

(m) enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for, the Collateral or any part thereof;

(n) transfer the Collateral or any part thereof to the name of the Collateral Agent or to the name of a Collateral Agent’s nominee;

(o) take possession of and endorse in the name of any of the Borrowers or in the name of the Collateral Agent, for the account of any of the Borrowers, any bills of exchange, checks, drafts, money orders, notes or any other chattel paper, documents or instruments constituting all or any part of the Collateral or received as interest, rent or other payment on or on account of the Collateral or any part thereof or on account of its sale or lease;

(p) appoint another Person (who may be an employee, officer or other representative of the Collateral Agent) to do any of the foregoing, or take any other action permitted hereunder, on behalf of the Collateral Agent;

(q) execute (in the name, place and stead of any of the Borrowers) endorsements, assignments and other instruments of conveyance or transfer with respect to all or any of the Collateral;

(r) take any other action which the Collateral Agent deems necessary or desirable to protect or realize upon its security interest in the Collateral or any part thereof;

(s) require the Borrowers to assemble the Collateral or any part thereof and to make the same (to the extent the same is reasonably moveable) available to the Collateral Agent at a place to be designated by the Collateral Agent which is reasonably convenient to the Borrowers and the Collateral Agent;

(t) make formal application for the transfer of all or any Governmental Approvals of any of the Borrowers to the Collateral Agent or to any assignee of the Collateral Agent or to any purchaser of any of the Collateral to the extent the same are assignable in accordance with their terms and applicable Laws;

(u) bring an action or proceeding to foreclose or proceed to sell any real property pursuant to a power of sale; and/or

(v) exercise any other or additional rights or remedies granted to the Collateral Agent under any other provision of this Agreement or any other Financing Document, or exercisable by a secured party under the UCC or under any other applicable Law and without limiting the generality of the foregoing and without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Collateral Agent may deem commercially reasonable in accordance with the UCC.

Section 10.04 Minimum Notice Period. If, pursuant to applicable Laws, prior notice of any action described in Section 10.03 (Remedies) is required to be given to any Loan Party, each Loan Party hereby acknowledges that the minimum time required by such applicable Laws, or, if no minimum time is specified, ten (10) days shall be deemed a reasonable notice period.

Section 10.05 Sale of Collateral. In addition to exercising the foregoing rights, the Collateral Agent may, to the extent permitted by applicable Laws and subject to the Orders, arrange for and conduct the sale of the Collateral at a public or private sale (as the Collateral Agent may elect) which sale may be conducted by an employee or representative of the Collateral Agent, and any such sale shall be conducted in a commercially reasonable manner. The Collateral Agent may release, temporarily or otherwise, to the applicable Loan Party any item of Collateral of which the Collateral Agent has taken possession pursuant to any right granted to the Collateral Agent by this Agreement without waiving any rights granted to the Collateral Agent under this Agreement, the other Financing Documents or any other agreement related hereto or thereto. Each Loan Party, in dealing with or disposing of the Collateral or any part thereof, hereby waives all rights, legal and equitable, it may now or hereafter have to require marshaling of assets or to require, upon foreclosure, sales of assets in a particular order. Each successor of any Loan Party under the Financing Documents agrees that it shall be bound by the above waiver, to the same extent as if such successor gave the waiver itself. Each Loan Party also hereby waives, to the full extent it may lawfully do so, the benefit of all laws providing for rights of appraisal, valuation, stay, extension or redemption after foreclosure now or hereafter in force. If the Collateral Agent sells any of the Collateral upon credit, the Loan Party in respect of such Collateral will be credited only with payments actually made by the purchaser and received by the Collateral Agent. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the relevant Loan Party shall be credited with the proceeds of the sale in excess of the amounts required to pay the Obligations in full. In the event the Collateral Agent bids at any foreclosure or trustee’s sale or at any private sale permitted by Law and this Agreement or any other Financing Document, the Collateral Agent may bid all or less than the amount of the Obligations. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of whether or not notice of sale has been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Loan Party further acknowledges and agrees that any offer to sell any part of the Collateral that has been (i) publicly advertised on a bona fide basis in a newspaper or other publication of general circulation or (ii) made privately in the manner described herein to not less than fifteen (15) bona fide offerees shall be deemed to involve a “public disposition” for the purposes of Section 9-610(c) of the UCC.

Section 10.06 Actions Taken by Collateral Agent. Any action or proceeding to enforce this Agreement or any Project Document or other agreement forming part of the Collateral may be taken by the Collateral Agent either in the name of the applicable Loan Party or in the Collateral Agent’s name, as the Collateral Agent may deem necessary.

Section 10.07 Private Sales. The Collateral Agent shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale made in good faith by Collateral Agent pursuant to Section 10.03 (Remedies) or Section 10.05 (Sale of Collateral) conducted in a commercially reasonable manner and in accordance with the requirements of applicable Laws. Each Loan Party hereby waives any claims against the Collateral Agent and the other Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale or was less than the aggregate amount of the Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree, provided that such private sale is conducted in a commercially reasonable manner and in accordance with applicable Laws.

Section 10.08 Access to Land. In exercising its right to take possession of the Collateral upon the occurrence and during the continuation of an Event of Default hereunder, the Collateral Agent, personally or by its agents or attorneys, and subject to the rights of any tenant under any lease or sublease of the Collateral and subject to the Orders, to the fullest extent permitted by Law, may enter upon any land owned or leased by any Loan Party without being guilty of trespass or any wrongdoing, and without liability to such Loan Party for damages thereby occasioned.

Section 10.09 Compliance With Limitations and Restrictions. Each Loan Party hereby agrees that in respect of any sale of any of the Collateral pursuant to the terms hereof, the Collateral Agent is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of applicable Laws, or in order to obtain any required approval of the sale or of the purchaser by any Governmental Authority or official, and each Loan Party further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall the Collateral Agent be liable or accountable to such Loan Party for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

Section 10.10 No Impairment of Remedies. If, in the exercise of any of its rights and remedies hereunder, the Collateral Agent forfeits any of its rights or remedies, including any right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable Law pertaining to “election of remedies” or otherwise, each Loan Party hereby consents to such action by the Collateral Agent and, to the extent permitted by applicable Law, waives any claim based upon such action, even if such action by the Collateral Agent would result in a full or partial loss of any rights of subrogation, indemnification or reimbursement which such Loan Party might otherwise have had but for such action by the Collateral Agent or the terms herein. Any election of remedies which results in the denial or impairment of the right of the Collateral Agent to seek a deficiency judgment against any of the parties to any of the Financing Documents shall not, to the extent permitted by applicable Laws, impair any Loan Party’s obligations hereunder.

Section 10.11 Attorney-In-Fact. (a) Each Loan Party hereby constitutes and appoints the Collateral Agent, acting for and on behalf of itself and the other Secured Parties and each successor or permitted assign of the Collateral Agent and the other Secured Parties, the true and lawful attorney-in-fact of such Loan Party, with full power and authority in the place and stead of such Loan Party and in the name of such Loan

Party, Collateral Agent or otherwise to enforce all rights, interests and remedies of such Loan Party with respect to the Collateral or enforce all rights, interests and remedies of the Collateral Agent under this Agreement (including the rights set forth in this Article X); provided, however, that Collateral Agent shall not exercise any of the aforementioned rights unless an Event of Default has occurred and is continuing and has not been waived or cured in accordance with this Agreement and the other Financing Documents and delivery of notice as set forth in Section 10.02(a) and the Orders. This power of attorney is a power coupled with an interest and shall be irrevocable; provided further, however, that nothing in this Agreement shall prevent any Loan Party from, prior to the exercise by Collateral Agent of any of the aforementioned rights, undertaking such Loan Party’s operations in the ordinary course of business in accordance with the Collateral and the Financing Documents.

(b) If any Loan Party fails to perform any agreement or obligation contained herein, and such failure continues for ten (10) days following delivery of written notice by the Collateral Agent to such Loan Party, and subject to the Orders, the Collateral Agent itself may perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Collateral Agent incurred in connection therewith shall be payable by such Loan Party and shall be secured by the Collateral.

Section 10.12 Application of Proceeds. Any moneys received by the Collateral Agent after the occurrence and during the continuance of an Event of Default may be held by the Collateral Agent as Collateral and/or, at the direction of the Administrative Agent, may be applied in full or in part by the Collateral Agent against the Obligations in the following order of priority (but without prejudice to the right of the Collateral Agent to recover any shortfall from the Borrower):

(a) first, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under Article IV (Eurodollar Rate and Tax Provisions)) payable to the Agents in their capacities as such ratably among them in proportion to the amounts described in this clause first;

(b) second, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under Article IV (Eurodollar Rate and Tax Provisions)) but excluding principal of and accrued interest on the Loans payable to the Lenders, ratably among the Lenders in proportion to the amounts described in this clause second payable to them, as certified by the Administrative Agent;

(c) third, to payment of the portion of the Obligations constituting accrued and unpaid interest (including default interest) with respect to the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause third payable to them, as certified by the Administrative Agent;

(d) fourth, to the principal amount of the Loans (including for such purpose cash collateralization of the full amount of any outstanding Letters of Credit, which shall be treated as principal for purposes of this priority fourth) payable by the Borrower to the Lenders, ratably among the Lenders and the Issuing Bank (with respect to full cash collateralization of outstanding Letters of Credit) in proportion to the respective amounts described in this clause fourth held by them, as certified by the Administrative Agent;

(e) fifth, after all of the Obligations have been indefeasibly paid in full, to the Borrowers for the pro rata reduction of obligations under the Prepetition Credit Agreement in accordance with its terms and conditions, so long as the Obligations and/or Security (each as defined in the Prepetition Credit Agreement) are not then subject to a Challenge or have not been invalidated pursuant to a final and non-appealable order of the Bankruptcy Court; and

(f) sixth, the balance, if any, shall be returned to the Borrowers for distribution under a chapter 11 plan of reorganization, or for such other disposition as is ordered by the Bankruptcy Court.

ARTICLE XI

THE AGENTS

Section 11.01 Appointment and Authority. (a) Each of the Lenders (in its capacity as Lender) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Document and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement or any other Financing Document, together with such actions as are reasonably incidental thereto. The provisions of this Article XI are solely for the benefit of the Agents and the Lenders, and neither the Borrowers nor any other Person shall have rights as a third party beneficiary of any of such provisions.

(b) Each Lender hereby appoints WestLB as its Administrative Agent under and for purposes of each Financing Document to which it is a party. WestLB hereby accepts this appointment and agrees to act as the Administrative Agent for the Lenders in accordance with the terms of this Agreement. Each Lender appoints and authorizes the Administrative Agent to act on behalf of such Lender under each Financing Document to which it is a party and, in the absence of other written instructions from the Required Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section 11.01 or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(c) Each Lender hereby appoints First National Bank of Omaha as its Collateral Agent under and for purposes of each Financing Document to which it is a party. First National Bank of Omaha hereby accepts this appointment and agrees to act as the Collateral Agent for the Secured Parties in accordance with the terms of this Agreement. Each of the Lenders hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Borrowers or VeraSun to the Collateral Agent in order to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent, as the case may be, pursuant to Section 11.05 (Delegation of Duties) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted hereunder or under the Orders, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, as the case may be, shall be entitled to the benefits of all provisions of this Article XI and Article XII (Miscellaneous Provisions) (including Section 12.09 (Indemnification by the Borrowers), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Financing Documents. Notwithstanding any provision to the contrary contained elsewhere in any Financing Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Financing Documents, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any Financing Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 11.02 Rights as a Lender. Each Person serving as Agent hereunder or under any other Financing Document shall have the same rights and powers in its capacity as a Lender as any other Lender, and may exercise the same as though it were not an Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor for, or in any other advisory capacity for, and generally engage in any kind of business with any Borrower or Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders or any other Agent.

Section 11.03 Exculpatory Provisions. (a) No Agent nor any of its respective directors, officers, employees or agents shall have any duties or obligations except those expressly set forth herein and in the other Financing Documents to which it is a party. Without limiting the generality of the foregoing, no Agent shall:

(i)	be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)	have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Financing Documents to which it is a party that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in such other Financing Documents); provided that such Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Financing Document or applicable Law; and provided further that no such direction given to such Agent that in the sole judgment of such Agent imposes, or purports to impose, or might reasonably be expected to impose upon such Agent any obligation or liability not set forth in this Agreement or arising under this Agreement or other Financing Documents to which it is party shall be binding upon such Agent unless such Agent, in its sole discretion, accepts such direction;

(iii)	except as expressly set forth herein and in the other Financing Documents to which it is a party, have any duty to disclose or be liable for any failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity; or

(iv)	be required to institute any legal proceedings arising out of or in connection with, or otherwise take steps to enforce, this Agreement or any other Financing Document other than on the instructions of the Required Lenders.

(b) No Agent nor any of its respective directors, officers, employees or agents shall be liable for any action taken or not taken by it (i) with the prior written consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as may be necessary, or as such Agent may believe in good faith to be necessary, under the circumstances as provided in Section 11.01 (Appointment and Authority)); (ii) in connection with any amendment, consent, approval or waiver which it is permitted under the Financing Documents to enter into, agree to or grant or (iii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to such Agent in writing by a Borrower or a Lender.

(c) No Agent nor any of its respective directors, officers, employees or agents shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Financing Document, (ii) the contents of any certificate, report, opinion or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein (including the use of proceeds) or the occurrence or continuance of any Default or Event of Default, (iv) the execution, validity, enforceability, effectiveness or genuineness or admissibility into evidence of this Agreement, any other Financing Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien or security interest created or purported to be created by the Orders or this Agreement (or title to or rights in any Collateral), or (v) the satisfaction of any condition set forth in Article VIII (Conditions Precedent) or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to any such Agent.

(d) Each Agent shall have the right at any time to seek instructions from the Required Lenders or, in the case of the Collateral Agent, the Administrative Agent as to any discretionary actions contemplated hereby or in any other Financing Document or if this Agreement or any other Financing Document is silent as to any matter requiring action by the Collateral Agent and shall be fully protected in accordance with this Section 11.03 and Section 11.04 (Reliance by Agents) when acting upon such instructions. Any action taken by any Agent under or in relation to this Agreement and any other Financing Document to which it is party with requisite authority or on the basis of appropriate instructions received from the Lenders (or otherwise as duly authorized) shall be binding on each Lender.

(e) Each Agent may, unless and until it shall have received directions from the Lenders, take such action or refrain from taking such action in respect of a Default or Event of Default of which such Agent has been advised in writing by the Lenders as it shall reasonably deem advisable in the best interests of the Lenders (but shall not be obligated to do so).

(f) The Collateral Agent may refrain from acting in accordance with any instructions of the Lenders to institute any legal proceedings arising out of or in connection with this Agreement or any other Financing Document until it has been indemnified and/or secured to its satisfaction against any and all costs, expenses or liabilities (including legal fees and expenses) which it would or might reasonably be expected to incur as a result.

(g) No Agent shall be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder or under any Financing Document to which it is party unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

Section 11.04 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not (nor shall any of its directors, officers, employees or agents) incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless such Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may at any time and from time to time solicit written instructions in the form of directions from the Required Lenders or an order of a court of competent jurisdiction as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or any other Financing Document to which it is party.

Section 11.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other Financing Document by or through any one or more sub-agents appointed by such Agent. Absent gross negligence or willful misconduct in selecting a sub-agent, no Agent shall be responsible for any action of, or failure to act by, any sub-agent that has been approved by the Required Lenders. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article XI shall apply to any such sub-agent and to the Related Parties of such Agent and any such sub-agent, and shall apply to their respective activities in connection with their acting as Agent.

Section 11.06 Resignation or Removal of Agent. (a) Any Agent or the Issuing Bank may resign from the performance of all its functions and duties hereunder and/or under the other Financing Documents at any time by giving thirty (30) days’ prior notice to the Borrowers and the Lenders. Any Agent or the Issuing Bank may be removed at any time by the Required Lenders. Such resignation or removal shall take effect upon the appointment of a successor Agent or Issuing Bank, as the case may be, in accordance with this Section 11.06.

(b) Upon any notice of resignation by any Agent or the Issuing Bank or upon the removal of any Agent or the Issuing Bank by the Required Lenders, the Required Lenders shall, so long as no Default or Event of Default has occurred and is continuing, with the consent (not to be unreasonably withheld or delayed) of the Borrowers’ Agent, appoint a successor Agent or Issuing Bank, as the case may be, hereunder and under each other Financing Document who shall be a commercial bank having a combined capital and surplus of at least two hundred fifty million Dollars ($250,000,000).

(c) If no successor Agent or Issuing Bank, as the case may be, has been appointed by the Required Lenders within thirty (30) days after the date such notice of resignation was given by such Agent or Issuing Bank or the Required Lenders elected to remove such Agent or Issuing Bank, any Secured Party may petition any court of competent jurisdiction for the appointment of a successor Agent or Issuing Bank, as the case may be. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor Agent or Issuing Bank, as applicable, who shall serve as Agent or Issuing Bank (as the case may be), hereunder and under each other Financing Document until such time, if any, as the Required Lenders appoint a successor Agent or Issuing Bank (as the case may be), as provided above.

(d) Upon the acceptance of a successor’s appointment as Agent or Issuing Bank (as the case may be) hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Agent or Issuing Bank, and the retiring (or removed) Agent or Issuing Bank shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents. After the retirement or removal of any Agent or the Issuing Bank hereunder and under the other Financing Documents, the provisions of this Article XI shall continue in effect for the benefit of such retiring (or removed) Agent or Issuing Bank, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while such Agent or Issuing Bank was acting as Agent or Issuing Bank (as the case may be).

(e) If a retiring or removed Agent is the Collateral Agent, such Collateral Agent will promptly transfer any Collateral in the possession or control of such Collateral Agent to the successor Collateral Agent and will, at the expense of the Borrowers in accordance with Section 12.07 (Costs and Expenses), execute and deliver such notices, instructions and assignments as may be reasonably necessary or desirable to transfer the rights of the Collateral Agent with respect to such Collateral property to the successor Collateral Agent.

(f) A retiring or removed Issuing Bank will, subject to payment of its reasonable costs and expenses (including counsel fees and expenses), execute and deliver such notices, instructions and assignments as may be reasonably necessary or desirable to transfer the rights of the Issuing Bank with respect to any outstanding Letters of Credit to the successor Issuing Bank.

Section 11.07 No Amendment to Duties of Agent Without Consent. No Agent shall be bound by any waiver, amendment, supplement or modification of this Agreement or any other Financing Document that affects its rights or duties hereunder or thereunder unless such Agent shall have given its prior written consent, in its capacity as Agent, thereto.

Section 11.08 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its Loans. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Financing Document or any related agreement or any document furnished hereunder or thereunder.

Section 11.09 No Lead Arranger Duties. Anything herein to the contrary notwithstanding, the Lead Arranger shall not have any powers, duties or responsibilities under this Agreement or any of the other Financing Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

Section 11.10 Collateral Agent May File Proofs of Claim. (a) The Collateral Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent or any other Secured Party shall have made any demand on any Borrower) shall be entitled and empowered, but shall not be obligated to, by intervention in the Cases or otherwise:

(i)	to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties under Sections 3.12 (Fees), 12.07 (Costs and Expenses) and 12.09 (Indemnification by the Borrowers)) allowed in such judicial proceeding;

(ii)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Collateral Agent and, in the event that the Collateral Agent consents to the making of such payments directly to the Lenders, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Agents under Sections 3.12 (Fees), 12.07 (Costs and Expenses) and 12.09 (Indemnification by the Borrowers).

(c) Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Collateral Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 11.11 Collateral Matters. (a) The Lenders irrevocably authorize the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent, for the benefit of the Secured Parties, under the Orders or any Financing Document (i) upon the occurrence of the Discharge Date, (ii) if approved, authorized or ratified in writing in accordance with Section 12.01 (Amendments, Etc.) and (iii) as permitted pursuant to the terms of the Financing Documents.

(b) Upon request by the Collateral Agent at any time and from time to time, the Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property pursuant to this Section 11.11. In each case as specified in this Section 11.11, the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Borrower or VeraSun, as the case may be, such documents as such Person may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under hereunder or pursuant to the Orders in accordance with the terms of the Financing Documents and this Section 11.11.

(c) The powers conferred on the Collateral Agent hereunder are solely to protect its interest and the interests of the Secured Parties in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any of the other Financing Documents to which it is party, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Collateral Agent is deemed to have knowledge of such matters, or as to taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral (including the filing of UCC continuation statements). The Collateral Agent shall be deemed to have exercised appropriate and due care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which other collateral agents accord similar property under financing similar to the DIP Credit Facilities.

Section 11.12 Copies. Each Agent shall give prompt notice to each Lender of each material notice or request required or permitted to be given to such Agent by the Borrowers or VeraSun pursuant to the terms of this Agreement or any other Financing Document (unless concurrently delivered to the Lenders by the Borrowers or VeraSun). Each Agent will distribute to each Lender each document or instrument (including each document or instrument delivered by any Borrower or VeraSun to such Agent pursuant to Article VI (Representations and Warranties of the Borrowers), Article VII (Representations and Warranties of VeraSun), Article VIII (Conditions Precedent) and Article IX (Covenants)) received for its account and copies of all other communications received by such Agent from the Borrowers for distribution to the Lenders by such Agent in accordance with the terms of this Agreement or any other Financing Document.

Section 11.13 No Liability for Clean-up of Materials of Environmental Concern. If the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any duty or obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liabilities or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court-appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liabilities or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s action and conduct as authorized, empowered or directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any Materials of Environmental Concern into the environment.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Financing Document, and no consent to any departure by any Borrower, Borrowers’ Agent or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or, if expressly contemplated hereby, the Administrative Agent or the Collateral Agent) and, in the case of an amendment, the Borrowers, Borrowers’ Agent or, as the case may be, the applicable Loan Party, and in each such case acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 8.01 (Conditions to Closing and First Post Final Order Borrowing) without the written consent of all of the Lenders (other than the Non-Voting Lenders);

(b) extend or increase the Aggregate Commitment or the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.02(a) (Action Upon Event of Default) without the prior written consent of each Lender directly affected thereby (other than any Non-Voting Lender);

(c) postpone any date scheduled for any payment of principal or interest under Section 3.01 (Repayment of Borrowings) or 3.02 (Interest Payment Dates), or any date fixed by the Administrative Agent for the payment of fees or other amounts due to the Lenders (or any of them) hereunder or under any other Financing Document without the prior written consent of each Lender affected thereby (other than any Non-Voting Lender);

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any Fees or other amounts (including any mandatory prepayments under Section 3.08 (Mandatory Prepayment) payable hereunder or under any other Financing Document to any Lender without the prior written consent of each Lender directly affected thereby (other than any Non-Voting Lender); provided that only the prior written consent of the Required Lenders shall be necessary to amend the definition of Default Rate or to waive any obligation of the Borrowers to pay interest at the Default Rate;

(e) change the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.06 (Termination or Reduction of Commitments), Section 3.08 (Mandatory Prepayment) or 3.09 (Application of Prepayments, General Prepayment Provisions), respectively, in any manner without the prior written consent of each Lender affected thereby (other than any Non-Voting Lender);

(f) change any provision of this Section 12.01, the definition of Required Lenders or any other provision of any Financing Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent under any Financing Document, without the prior written consent of each Lender (other than any Non-Voting Lender);

(g) release (i) any Borrower from all or substantially all of its obligations under any Financing Document, or (ii) all or substantially all of the Collateral in any transaction or series of related transactions, without the prior written consent of each Lender (other than any Non-Voting Lender);

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, such Agent under this Agreement or any other Financing Document; and (ii) Section 12.03(g) (Assignments) may not be amended, waived or otherwise modified without the prior written consent of each Granting Lender all or any part of whose Loan is being funded by an SPV at the time of such amendment, waiver or other modification;

and provided further that the Office of the U.S. Trustee, counsel to the Committee, and the Administrative Agent (as defined in the Prepetition Credit Agreement) shall be given five (5) Business Days’ written notice and shall not have raised an objection prior to any such amendment, waiver or consent becoming effective. If such an objection is raised, such amendment, waiver or consent shall only be permitted pursuant to an order of the Bankruptcy Court.

Notwithstanding the other provisions of this Section 12.01, the Borrowers, the Collateral Agent and the Administrative Agent may (but shall have no obligation to) amend or supplement the Financing Documents without the consent of any Lender solely: (i) to cure any ambiguity, defect or inconsistency; (ii) to make any change that would provide any additional rights or benefits to the Lenders or (iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or the Orders or any release of any Collateral that is otherwise permitted under the terms of this Agreement or the Orders; provided that the Office of the U.S. Trustee and counsel to the Committee shall be given five (5) Business Days’ written notice and shall not have raised an objection prior to any such amend or supplement becoming effective.

Section 12.02 Applicable Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b) All judicial proceedings brought against any Borrower, the Borrowers’ Agent or VeraSun arising out of or relating to this Agreement or any other Financing Document, or any Obligations hereunder and thereunder, must be brought in the Bankruptcy Court and, if the Bankruptcy Court does not have (or abstains from ) jurisdiction, such proceedings may be brought in the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.

(c) SUBMISSION TO JURISDICTION. EACH BORROWER AND THE BORROWERS’ AGENT AND VERASUN IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(d) WAIVER OF VENUE. EACH BORROWER, THE BORROWERS’ AGENT AND VERASUN IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 12.02(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(e) Immunity. To the extent that any of the Borrowers, the Borrowers’ Agent or VeraSun has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such Person hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the Financing Documents and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 12.02(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

(f) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.02.

(g) In the event of any conflict between this Agreement or any other Financing Document (other than the Orders) and the Orders, the Orders shall control; provided, that in the event of any conflict between this Agreement and any Financing Document (other than the Orders), the terms of this Agreement shall govern and control.

Section 12.03 Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor the Borrowers’ Agent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 12.03(b), (ii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.03(e), (iii) to an SPV in accordance with the provisions of Section 12.03(g) or (iv) as expressly contemplated by Section 2.02(c) (Letters of Credit) and Section 3.14(a) (Sharing of Payments) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each Agent and Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time after the date hereof assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the Commitment (which for this purpose includes the Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date, shall not be less than the lesser of one million Dollars ($1,000,000) and such assigning Lender’s entire Commitment, unless the Administrative Agent otherwise consents in writing; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; (iii) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of two thousand five hundred Dollars ($2,500); provided that (A) no such fee shall be payable in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender and (B) in the case of contemporaneous assignments by a Lender to one or more Funds managed by the same investment advisor (which Funds are not then Lenders hereunder), only a single such two thousand five hundred Dollars ($2,500) fee shall be payable for all such contemporaneous assignments; and (iv) the Eligible Assignee, if it is not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.03(c), from and after the effective date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01 (Eurodollar Rate Lending

Unlawful), 4.03 (Increased Eurodollar Loan Costs), 4.05 (Funding Losses), 11.07 (Costs and Expenses) and 11.09 (Indemnification by the Borrowers) with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s office a copy of each Lender Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Financing Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Except as expressly contemplated by Section 2.02(c) (Letters of Credit) and Section 3.14(a) (Sharing of Payments), no Lender shall sell participations to any Person in any portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it).

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPV”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Loan, and (ii) if an SPV elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 3.14 (Sharing of Payments). Each party hereto hereby agrees that (A) neither the grant to any SPV nor the exercise by any SPV of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including their obligations under Section 4.03 (Increased Eurodollar Loan Costs), (B) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Financing Document, remain the lender of record hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one (1) year and one (1) day after the payment in full of all outstanding commercial paper or other senior debt of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any Insolvency Proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPV may (1) with notice to, but without prior consent of the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2), subject to the same confidentiality obligations a Lender has under Section 12.18 (Treatment of Certain Information; Confidentiality) disclose on a confidential basis any non-public information relating to its funding of any Loan to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPV.

Section 12.04 Benefits of Agreement. Nothing in this Agreement or any other Financing Document, express or implied, shall give to any Person, other than the parties hereto, and each of their successors and permitted assigns under this Agreement or any other Financing Document, any benefit or any legal or equitable right or remedy under this Agreement.

Section 12.05 Borrowers’ Agent. Each Borrower hereby appoints and authorizes ASA Holdings, and ASA Holdings hereby accepts such appointment, as such Borrower’s Borrowers’ Agent to act as agent on such Borrower’s behalf and to make any representations or certifications, deliver and receive any notices or other communications, and otherwise represent and act on behalf of such Borrower under the Financing Documents, and to comply with all covenants, conditions and other provisions of the Financing Documents required to be satisfied by the Borrowers’ Agent. Each Borrower hereby acknowledges and agrees that it will be bound by any action or inaction taken by the Borrowers’ Agent as if such action or inaction had been taken by such Borrower.

Section 12.06 Consultants. (a) The Required Lenders or the Administrative Agent may, in their sole discretion, appoint any Consultant for the purposes specified herein. If any of the Consultants is removed or resigns and thereby ceases to act for purposes of this Agreement and the other Financing Documents, the Required Lenders acting jointly or the Administrative Agent, as the case may be, shall designate a Consultant in replacement.

(b) The Borrowers shall reimburse each Consultant appointed hereunder for the reasonable fees and documented expenses of such Consultant retained on behalf of the Lenders pursuant to this Section 12.06.

(c) In all cases in which this Agreement provides for any Consultant to “agree,” “approve,” “certify” or “confirm” any report or other document or any fact or circumstance, such Consultant may make the determinations and evaluations required in connection therewith based upon information provided by the Borrowers, the Borrowers’ Agent or other sources reasonably believed by such Consultant to be knowledgeable and responsible, without independently verifying such information; provided that, notwithstanding the foregoing, such Consultant shall engage in such independent investigations or findings as it may from time to time deem necessary in its reasonable discretion to support the determinations and evaluations required of it.

Section 12.07 Costs and Expenses. (a) Each Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lead Arrangers and the Secured Parties (including all reasonable fees, costs and expenses of counsel and any financial advisors for the Secured Parties), in connection with the transactions contemplated by the Financing Documents, including related due diligence, and the preparation, negotiation, syndication, execution and delivery of this Agreement and the other Financing Documents; (ii) all reasonable out-of-pocket expenses incurred by the Lenders and the Agents (including all reasonable fees, costs and expenses of counsel and any financial advisors for any Agent), in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other Financing Documents; (iii) all out-of-pocket expenses incurred by the Agents (including all reasonable fees, costs and expenses of counsel and any financial advisors for any Agent), in connection with the administration of this Agreement and the other Financing Documents; and (iv) all out-of-pocket expenses incurred by the Agents or any Lender (including all fees, costs and expenses of counsel and any financial advisors for any Secured Party), in connection with the enforcement or protection of its rights in connection with this Agreement and the other Financing Documents, including its rights under this Section 12.07, including in connection with any workout, restructuring or negotiations in respect of the Obligations.

(b) VeraSun agrees to pay on demand to the Collateral Agent all costs and expenses incurred by the Collateral Agent (including the reasonable fees and disbursements of counsel) incident to its enforcement, exercise, protection or preservation of any of its rights, remedies or claims (or the rights or claims of any other Secured Party) with respect to the VeraSun Collateral under this Agreement.

(c) All costs and expenses under clauses (a) and (b) above shall be paid upon delivery of invoices (which shall set forth such fees and expenses in reasonable detail) therefor to the Borrowers and the Committee (and, with respect to costs and expenses under clause (b) above, VeraSun). If, within fifteen (15) Business Days after delivery of any invoice by a professional, any Borrower, VeraSun or such Committee has given notice to such professional objecting to such invoice, then such professional shall be paid all fees and expenses reflected in such invoice for which no objection has been raised, and the objecting party and such professional shall seek to resolve the objection within ten (10) Business Days of the notice of objection. If the objection cannot be resolved within such period, then either the professional or the objecting party shall be permitted to seek a ruling by the Court as to the reasonableness of such fees and/or expenses on at least five (5) Business Days’ notice.

Section 12.08 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.09 Indemnification by the Borrowers. (a) Each Borrower hereby agrees to indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of:

(i)	the execution or delivery of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby;

(ii)	the performance by the parties hereto or to the other Transaction Documents of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby;

(iii)	any Loan or the use or proposed use of the proceeds therefrom;

(iv)	any actual or alleged presence, release or threatened release of Materials of Environmental Concern on or from any Plant or any property owned or operated by any Borrower, or any liability pursuant to an Environmental Law related in any way to any Plant, any Site or the Borrowers, except for releases of Materials of Environmental Concern that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee;

(v)	any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any of such Borrower’s members, managers or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; and/or

(vi)	any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrowers, alleged to have been incurred in connection with such transactions, other than any broker’s or finder’s fees payable to Persons engaged by the Lenders or the Agents without the Knowledge of the Borrowers;

provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under Section 12.09(a) to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any sub-agent thereof) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any sub-agent thereof) in connection with such capacity. The obligations of the Lenders under this Section 12.09(b) are subject to the provisions of Section 2.04 (Borrowing of Loans). The obligations of the Lenders to make payments pursuant to this Section 12.09(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Lender to make payments on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to do so.

(c) Except as otherwise provided in Article VIII (Conditions Precedent), all amounts due under this Section 12.09 shall be payable not later than ten (10) Business Days after demand therefor.

Section 12.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Financing Document, the interest paid or agreed to be paid under the Financing Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 12.11 No Waiver; Cumulative Remedies. No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 12.12 Notices and Other Communications. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.12(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to the Borrowers, the Borrowers’ Agent, VeraSun or any Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.12; and

(ii)	if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its administrative questionnaire;

(b) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 12.12(d) shall be effective as provided in Section 12.12(d). Any notice sent to the Borrowers’ Agent shall be deemed to have been given to all Borrowers.

(c) Notices and other communications to the Lenders or any Agent hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II (Commitments and Borrowing) if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II (Commitments and Borrowing) by electronic communication. Each of the Administrative Agent or the Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(d) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Section 12.12(d)(i) of notification that such notice or communication is available and identifying the website address therefor.

(e) Each of the Borrowers, the Borrowers’ Agent, VeraSun and the Agents may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Borrowers’ Agent and each Agent.

(f) The Agents and the Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrowers or the Borrowers’ Agent even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify each Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers or the Borrowers’ Agent (or any one of the Borrowers). All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

(g) So long as WestLB is the Administrative Agent, each Borrower and the Borrowers’ Agent hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to the Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the Closing Date (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to nyc_agency_services@westlb.com. In addition, each Borrower and the Borrowers’ Agent agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Financing Documents but only to the extent requested by the Administrative Agent.

(h) So long as WestLB is the Administrative Agent, each Borrower and the Borrowers’ Agent further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on http://www.intralinks.com (or any replacement or successor thereto) or a substantially similar electronic transmission systems (the “Platform”).

(i) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENTS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENTS IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, THE BORROWERS’ AGENT, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S, THE BORROWERS’ AGENTS’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION

OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(j) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth in Schedule 12.12 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Financing Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Financing Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(k) Notwithstanding clauses (g) to (j) above, nothing herein shall prejudice the right of any Agent or any Lender to give any notice or other communication pursuant to any Financing Document in any other manner specified in such Financing Document.

Section 12.13 Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender or other Agent) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

Section 12.14 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of any Borrower is made to any Agent or Lender, or any Agent or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or Lender in its discretion) to be repaid to a trustee, receiver or any other party, then (a) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under Section 12.14(b) shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 12.15 Right of Setoff. Subject to the Carve-Out, the Final Order, and the giving of notice as described by Section 10.02 (Action Upon Event of Default), each Lender and each of its respective Affiliates is hereby authorized at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Financing Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Financing Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section 12.15 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrowers’ Agent and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.16 Severability. If any provision of this Agreement or any other Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 12.17 Survival. Notwithstanding anything in this Agreement to the contrary, Article VI (Representations and Warranties), Article VII (Representations and Warranties of VeraSun) and Section 12.07 (Costs and Expenses) and 12.09 (Indemnification by the Borrowers) shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder or under any other Financing Document shall remain unpaid or unsatisfied.

Section 12.18 Treatment of Certain Information; Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder (including any actual or prospective purchaser of Collateral); (f) subject to an agreement containing provisions substantially the same as those of this Section 12.18, to (i) any Eligible Assignee of, or any prospective Eligible Assignee of, any of its rights or obligations under this Agreement, (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrowers or (iii) any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or that may be considering entering into or supporting, directly or indirectly, either (A) contractual arrangements with such Agent or Lender, or any Affiliates thereof, pursuant to which all or any portion of the risks, rights, benefits or obligations under or with respect to any Loan or Financing Document is transferred to such Person or (B) an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of any Lender under any Financing Document (including any rating agency); (g) with the consent of any Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.18 or (ii) becomes available to any Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Borrowers received by it from such Lender). In addition, any Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Financing Documents, the Commitments, and the Borrowing. For the purposes of this Section 12.18, “Information” means written information that any Borrower furnishes to any Agent or Lender after the date hereof (and designated at the time of delivery thereof in writing as confidential) pursuant to or in connection with any Financing Document, relating to the assets and business of such Borrower, but does not include any such information that (i) is or becomes generally available to the public other than as a result of a breach by such Agent or Lender of its obligations hereunder, (ii) is or becomes available to such Agent or Lender from a source other than the Borrowers that is not, to the knowledge of such Agent or Lender, acting in violation of a confidentiality obligation with such Borrower or (iii) is independently compiled by any Agent or Lender, as evidenced by their records, without the use of the Information. Any Person required to maintain the confidentiality of Information as provided in this Section 12.18 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 12.19 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party nor the Borrowers’ Agent shall assert, and each Loan Party and the Borrowers’ Agent hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 12.20 Clarification Regarding LLC Agreements. The parties hereto acknowledge that each Borrower LLC Agreement includes a statement to the effect that the only Indebtedness such Borrower is allowed to incur is Permitted Indebtedness (as defined in the Prepetition Credit Agreement), which does not include the Obligations hereunder or pursuant to the Orders. The parties hereto acknowledge and agree that such obligations are being incurred pursuant to, and in reliance on, the Orders and the terms thereof, and that for all purposes under this Agreement and the other Financing Documents (and any term sheet related hereto), and notwithstanding any provision to the contrary contained herein or therein (including Sections 6.01(c), 6.02(a), 6.18, 6.24(c), 9.01(o) hereof) or in any certificate or other document delivered in connection herewith or therewith, no Default or Event of Default shall occur or exist as a result of the failure of such obligations to constitute Permitted Indebtedness (as defined in the Prepetition Credit Agreement), and each Lender and Agent hereby waives any such Default or Event of Default that would otherwise result. The Borrowers further acknowledge and agree that, subject to the terms of the Final Order, notwithstanding the above, the Obligations constitute their legal, valid, binding and enforceable obligations, except as the enforceability thereof may be limited by general equitable principles (whether considered in a proceeding in equity or at law).

Section 12.21 Section 552(b). The Lenders and the Agents shall be entitled to all of the rights and benefits of section 552(b) of the Bankruptcy Code, and the “equities of the case” exception under section 552(b) of the Bankruptcy Code shall not apply to the Lenders or the Agents with respect to proceeds, products, offspring or profits of any of the Collateral.

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IN WITNESS WHEREOF, the parties hereto have caused this Priming Superpriority Debtor-In-Possession Credit Agreement to be executed by their respective officers as of the day and year first above written.

ASA OPCO HOLDINGS, LLC, as Borrower

By:	/s/ Bryan D. Meier
	Name:	Bryan D. Meier
	Title:	Vice President, Finance, and Chief Accounting Officer

ASA ALBION, LLC, as Borrower

By:	/s/ Bryan D. Meier
	Name:	Bryan D. Meier
	Title:	Vice President, Finance, and Chief Accounting Officer

ASA BLOOMINGBURG, LLC, as Borrower

By:	/s/ Bryan D. Meier
	Name:	Bryan D. Meier
	Title:	Vice President, Finance, and Chief Accounting Officer

ASA LINDEN, LLC, as Borrower

By:	/s/ Bryan D. Meier
	Name:	Bryan D. Meier
	Title:	Vice President, Finance, and Chief Accounting Officer

Signature Page to Priming Superpriority Debtor-In-Possession Credit Agreement

ASA OPCO HOLDINGS, LLC, as Borrowers’ Agent

By:	/s/ Bryan D. Meier
	Name:	Bryan D. Meier
	Title:	Vice President, Finance, and Chief Accounting Officer

VERASUN ENERGY CORPORATION,

By:	/s/ Bryan D. Meier
Name:	Bryan D. Meier
Title:	Vice President, Finance, and Chief Accounting Officer

Signature Page to Priming Superpriority Debtor-In-Possession Credit Agreement

FIRST NATIONAL BANK OF OMAHA, as Collateral Agent

By:	/s/ Fallon Savage
	Name:	Fallon Savage
	Title:	Second Vice President

Signature Page to Priming Superpriority Debtor-In-Possession Credit Agreement

WESTLB AG, NEW YORK BRANCH, as Lead Arranger and Sole Lead Bookrunner

By:	/s/ Ronald Spitzer
	Name:	Ronald Spitzer
	Title:	Executive Director

By:	/s/ E. Keith Min
	Name:	E. Keith Min
	Title:	Executive Director

WESTLB AG, NEW YORK BRANCH, as Administrative Agent

By:	/s/ Ronald Spitzer
	Name:	Ronald Spitzer
	Title:	Executive Director

By:	/s/ E. Keith Min
	Name:	E. Keith Min
	Title:	Executive Director

WESTLB AG, NEW YORK BRANCH, as Lender

By:	/s/ Ronald Spitzer
	Name:	Ronald Spitzer
	Title:	Executive Director

By:	/s/ E. Keith Min
	Name:	E. Keith Min
	Title:	Executive Director

Signature Page to Priming Superpriority Debtor-In-Possession Credit Agreement

1ST FARM CREDIT SERVICES FLCA, as Lender

By:	/s/ Dale A. Richardson
	Name:	Dale A. Richardson
	Title:	VP Illinois Capital Markets Group

Signature Page to Priming Superpriority Debtor-In-Possession Credit Agreement

AGFIRST FARM CREDIT BANK, as Lender

By:	/s/ Bruce B. Fortner
	Name:	Bruce B. Fortner
	Title:	Vice President

Signature Page to Priming Superpriority Debtor-In-Possession Credit Agreement

AMARILLO NATIONAL BANK, as Lender

By:	/s/ Craig L. Sanders
	Name:	Craig L. Sanders
	Title:	EVP

Signature Page to Priming Superpriority Debtor-In-Possession Credit Agreement

FARM CREDIT SERVICES OF AMERICA, PCA, as Lender

By:	/s/ Edward J. Narigon
	Name:	Edward J. Narigon
	Title:	Special Accounts Officer

Signature Page to Priming Superpriority Debtor-In-Possession Credit Agreement

FIRST NATIONAL BANK OF OMAHA, as Lender

By:	/s/ Fallon Savage
	Name:	Fallon Savage
	Title:	Second Vice President

Signature Page to Priming Superpriority Debtor-In-Possession Credit Agreement

ING CAPITAL LLC, as Lender

By:	/s/ Dan Lamprecht
	Name:	Dan Lamprecht
	Title:	Managing Director

By:	/s/ Richard Ennis
	Name:	Richard Ennis
	Title:	Managing Director

Signature Page to Priming Superpriority Debtor-In-Possession Credit Agreement

METROPOLITAN LIFE INSURANCE COMPANY, as Lender

By:	/s/ John A. Tanyeri
	Name:	John A. Tanyeri
	Title:	Director

Signature Page to Priming Superpriority Debtor-In-Possession Credit Agreement

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Ron Dooley
	Name:	Ron Dooley
	Title:	Director

Signature Page to Priming Superpriority Debtor-In-Possession Credit Agreement

STANDARD CHARTERED BANK, as Lender

By:	/s/ Philip Rees
	Name:	Philip Rees
	Title:	Manager

By:	/s/ Paul Johnson
	Name:	Paul Johnson
	Title:	Area Head

Signature Page to Priming Superpriority Debtor-In-Possession Credit Agreement